   As filed with the Securities and Exchange Commission on November 19, 1999
                                                     Registration No. 333-89609
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT No. 4
                                      TO
                                   FORM F-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                                 OPENTV CORP.
            (Exact name of Registrant as specified in its charter)

                                ---------------

British Virgin Islands                7372                         Inapplicable
   (State or other
     jurisdiction         (Primary Standard Industrial           (I.R.S. Employer
 of incorporation or
     organization)        Classification Code Number)         Identification Number)

                                Abbot Building
                                 Mount Street
                                    Tortola
                                   Road Town
                            British Virgin Islands
                                (284) 494-5491
         (Address, including zip code, and telephone number, including area code, of registrant's registered offices)

                                ---------------

                             James F. Brown, Esq.
                                General Counsel
                                 OpenTV, Inc.
                           401 East Middlefield Road
                            Mountain View, CA 94043
                                (650) 429-5500
      (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                                  Copies to:

        Kris F. Heinzelman, Esq.                   Gary L. Sellers, Esq.
        Cravath, Swaine & Moore                  Simpson Thacher & Bartlett
            Worldwide Plaza                          425 Lexington Ave.
           825 Eighth Avenue                         New York, NY 10017
           New York, NY 10019                          (212) 455-2000
             (212) 474-1000

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
   If any of the securities being registered on this Form are being offered in connection on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                             Proposed
                                                               Proposed      Maximum
                                                Amount         Maximum      Aggregate    Amount of
          Title of Each Class of                 to be      Offering Price   Offering   Registration
       Securities to be Registered          Registered(/1/) Per Share(/2/)  Price(/1/)    Fee(/3/)
----------------------------------------------------------------------------------------------------
 Class A Ordinary Shares, no par value..       8,625,000        $20.00     $172,500,000   $47,955

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes 1,125,000 Class A Ordinary Shares that may be purchased by the Underwriters to cover over-allotments.
(2) Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933.
(3) $47,955 of which has been previously paid.

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration
Statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                EXPLANATORY NOTE

      This Registration Statement contains two forms of prospectus to be used in concurrent underwritten public offerings of Class A Ordinary Shares: a U.S. prospectus to be used in the United States and Canada and an international prospectus to be used outside the United States and Canada. The two prospectuses are identical except for the front and back cover pages, the sections entitled "Underwriting" and "Legal Matters" and certain supplemental disclosure in the international prospectus. Those sections or pages that will appear only in the U.S. prospectus are labeled "[U.S.]", and those that will appear only in the international prospectus are labeled "[I]". Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act of 1933.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion

                 Preliminary Prospectus dated November 19, 1999

PROSPECTUS

                                7,500,000 Shares

                               [LOGO OF OPENTV](R)

                            Class A Ordinary Shares

                                  -----------

    This is OpenTV's initial public offering. The U.S. underwriters will offer 3,750,000 shares in the United States and Canada and the international managers will offer 3,750,000 shares outside the United States and Canada.

    We expect that the public offering price will be between $18.00 and $20.00 per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the Nasdaq National Market and the Official Segment of Amsterdam Exchanges N.V.'s stock market under the symbol "OPTV".

    Investing in the shares involves risks that are described in the "Risk Factors" section beginning on page 8 of this prospectus.

                                  -----------

                                                       Per Share Total
                                                       --------- -----
     Public offering price...........................      $       $
     Underwriting discount...........................      $       $
     Proceeds, before expenses, to OpenTV............      $       $

    The U.S. underwriters may also purchase up to an additional 562,500 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an aggregate of an additional 562,500 shares.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about       , 1999.

                                  -----------

Merrill Lynch & Co.                                   Thomas Weisel Partners LLC

                                  -----------


                  The date of this prospectus is       , 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   8
Cautionary Notice Regarding Forward-Looking Statements...................  17
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Unaudited Pro Forma Combined Financial Information.......................  21
Historical Predecessor Selected Consolidated Financial Data..............  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  26
Business.................................................................  36
Management...............................................................  49
Transactions with Related Parties........................................  61
Principal Shareholders...................................................  66
Description of Capital Stock.............................................  67
Shares Eligible for Future Sale..........................................  72
United States Federal Income Tax Consequences............................  74
British Virgin Islands Taxation..........................................  77
Underwriting.............................................................  78
Legal Matters............................................................  82
Experts..................................................................  82
Available Information....................................................  82
Index to Consolidated Financial Statements............................... F-1

                               ----------------

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

      "OpenTV", "OpenAuthor", "OpenTV Runtime", "OpenStreamer" and the OpenTV logo are trademarks of OpenTV, Inc. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

                                    SUMMARY

      This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. OpenTV Corp. is a holding company whose only asset is its 78.5% ownership interest in OpenTV, Inc. as of October 21, 1999 (82.7% after giving effect to the exercise of outstanding employee stock options to purchase shares of common stock of OpenTV, Inc. and the issuance of additional shares of common stock of OpenTV, Inc. to OpenTV Corp. at the closing of these offerings). The information in this prospectus has been adjusted to give effect to a one-for-five reverse stock split of our ordinary shares that will be completed prior to consummation of these offerings. The terms "OpenTV", "our company", "we", "us" and "our" as used in this prospectus refer to OpenTV Corp. and its subsidiaries and predecessors as a combined entity, except where the context requires otherwise.

                                     OpenTV

      We are the leading worldwide provider of software that enables digital interactive television. Our software is running on over 4.5 million set-top boxes worldwide, with 22 network operators in 17 countries having selected our OpenTV Runtime software as their interactive platform. Our digital interactive solution enhances a television viewer's experience without changing viewing habits and provides a rich audio and video television environment for enhanced applications such as e-commerce. Using a standard remote control, viewers can:

     . access real-time statistics, buy team merchandise and purchase tickets while watching a sporting event

     . purchase compact discs and learn more about recording artists while watching music videos

     . purchase vacations, clothing, groceries and other merchandise through dedicated interactive channels

     . transfer funds, view account balances, borrow money and engage in other banking transactions

      Our patented software platform provides a comprehensive solution for the development and delivery of digital interactive services by network operators to television viewers. Network operators, which include cable, satellite and terrestrial broadcasters of television content, use our software platform to transmit a continual stream of interactive programming to viewers. Specifically, our software platform includes software that resides both at the network operator's central broadcasting facility and within the viewer's set-top box. Our central broadcasting facility software enables the streaming of data from such facility to subscribers' set-top boxes where our operating system enables digital reception and manages the interactive television environment.

      The OpenTV system has been designed to enable network operators to deliver interactive content through a low-cost, digital set-top box for viewing on existing analog televisions. Our software platform, therefore, operates within today's infrastructure, allowing network operators to rapidly deploy digital interactive television to a large number of subscribers without incurring prohibitively expensive hardware or infrastructure upgrade costs. In addition, our software is designed to exploit the capabilities of emerging infrastructure developments such as broadband transmission networks and digital television sets. Digital television set manufacturers can incorporate our software, which is platform-neutral, at the time of production, or our software can be subsequently downloaded via broadcast from a network operator (a "flash download") into digital television sets for the reception of digital interactive television without a set-top box.

      The majority of our revenues today are generated from royalties and fees related to our core software platform. In addition, we are developing interactive applications that we intend to license to network operators in exchange for a share of advertising and e-commerce revenues.

Market Opportunity

      Found in nearly one billion households worldwide, television is the most widely adopted form of home entertainment. According to Nielsen Media Research, the average U.S. household has a television turned on for over seven hours a day. As a result, advertisers use television as a cost-effective medium for reaching a large number of consumers. Zenithmedia estimates that $117 billion was spent on television advertising worldwide in 1998, representing 28% of total advertising expenditures. Increasing competition to acquire and retain subscribers is driving network operators to differentiate themselves by providing enhanced television viewing and other interactive services. These network operators are rapidly shifting to digital technology, which allows them to cost-effectively deliver interactive services and more channels than with traditional analog technology. The digital set-top box, which enables reception of digital interactive television, will provide the bridge to mass adoption of digital technology prior to the eventual proliferation of more costly digital television sets. We believe that digital set-top boxes will become one of the world's fastest growing consumer electronic appliances. According to estimates by Intex Management Services, total worldwide annual shipments of digital set-top boxes will increase from 16 million in 1998 to over 34 million at the end of 2001. We expect that the rapid migration of television households to digital technology will create a vast market for our products and services.

      With the success of home shopping channels on television and e-commerce over the Internet, consumers have shown a desire to purchase goods and services through an electronic medium. Two dedicated shopping channels, Home Shopping Network and QVC, have used the emotion of television to generate approximately $3.5 billion of revenue selling goods and services in 1998. In addition, International Data Corporation estimates that consumers purchased approximately $15 billion of goods and services over the Internet in 1998, with a projected increase to approximately $114 billion by 2002. Digital interactive television allows advertisers and retailers to create an interactive shopping experience with the emotion that only television-quality audio and video can deliver, combined with the immediate gratification of electronic purchasing. As advertisers recognize the power of interactive television, we believe a substantial amount of television advertising expenditures will migrate to digital interactive advertising providing significant revenue streams for network operators, content providers and application developers through revenue sharing agreements. Forrester estimates that the interactive television industry will generate $11 billion annually in advertising revenue in the United States alone by 2004.

The OpenTV Solution

      We believe our software products are accelerating the acceptance and use of digital interactive television worldwide. Our solution facilitates the widespread adoption of digital interactive television without significant investment in hardware or digital infrastructure by network operators. We offer a comprehensive and highly portable solution that makes interactive television viable today for network operators, television programming companies, advertisers, e-commerce merchants and viewers, providing them with the following benefits:

     . cable, satellite and terrestrial broadcast network operators are able to attract subscribers and create additional sources of revenue from e-commerce and advertising by providing compelling interactive services

     . television programming companies and advertisers are able to attract additional viewers and generate more revenue by creating interesting and compelling television content

     . e-commerce merchants, including banks, retailers and travel and event ticket brokers, can access a direct, mass market avenue into consumers' homes

     . viewers are able to enjoy interactive programming and convenient e-commerce opportunities in a relaxed and entertaining manner

      As the availability of bandwidth increases, our software will enable even more robust services, including video-on-demand, and will serve as a bridge to the future by providing digital interactive television over both existing and broadband networks.

Strategy

      The following are principal components of our business and growth strategy:

     . Expand our global presence. Our OpenTV system is the first digital interactive television software being deployed worldwide by multiple network operators and set-top box manufacturers on a significant scale.

     . Capitalize on worldwide transition to digital television. We believe the existing installed base of one billion television households worldwide will rapidly migrate to digital technology, thereby creating a vast market for our products and services.

     . Enhance and extend our technology. We are continually enhancing and upgrading our software to anticipate and exploit new technology.

     . Encourage independent application development. As the volume and quality of interactive content and services provided using the OpenTV system expands, we expect that more viewers and customers will be attracted to our solution.

     . Develop our applications business and share revenues from advertising and e-commerce. We are creating, with our content and e-commerce partners, a core set of turn-key applications, and we expect to participate in the recurring advertising and transaction-based revenue generated by these applications through revenue sharing agreements.

Recent Developments

      In October 1999, we completed a private placement of our Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares and warrants to purchase our Class A Ordinary Shares to America Online, Inc., General Instrument Corp., Liberty Digital, Inc., News Corporation, Time Warner, Inc. and Sun Microsystems, Inc. for net proceeds of $31.0 million. Upon consummation of these offerings, our convertible preference shares will convert into our ordinary shares. The convertible preference shares have an embedded beneficial conversion feature which under EITF 98-5 will result in a preferred stock dividend of $31.2 million in the quarter ending December 31, 1999. The fair value attributable to the warrants to purchase our Class A Ordinary Shares of $63.9 million (based on the mid-point of the estimated price range on the cover of this prospectus) will be recorded in operating results as a non-cash warrant expense in the quarter ending December 31, 1999. In connection with the investments, we entered into strategic agreements with America Online, Inc., News Corporation and Time Warner, Inc. We believe these investments and strategic agreements will allow us to increase our market penetration in the United States and expand the range of interactive applications available to our global client base.

      These investments and the strategic agreements between us and the new investors are described under the "Business--Strategic Partners" section of this prospectus.

Company History

      Our operating subsidiary, OpenTV, Inc., was formed in July 1996 as THOMSON SUN Interactive, LLC by subsidiaries of THOMSON multimedia S.A. and Sun Microsystems. OpenTV, Inc. was incorporated in 1998. MIH Limited (through its wholly-owned subsidiary, Myriad International Holdings BV) became a shareholder of OpenTV, Inc. in July 1997 and purchased Thomson's ownership interest in March 1999.

      OpenTV Corp., a British Virgin Islands international business company, was formed on September 30, 1999 as a holding company to own shares of OpenTV, Inc. Pursuant to a reorganization that occurred in October 1999, MIH Limited exchanged its shares of common stock in OpenTV, Inc. for ordinary shares in

OpenTV Corp. As a result, and after giving effect to transactions subsequent to the reorganization, as of October 21, 1999 we own 78.5% of the common stock of OpenTV, Inc., while Sun Microsystems owns 19.5% and various individuals own a total of 2.0% after having exercised options obtained through our employee stock option plan. After giving effect to the exercise of outstanding employee stock options to purchase shares of common stock of OpenTV, Inc. and the issuance of additional shares of common stock of OpenTV, Inc. to OpenTV Corp. at the closing of these offerings, we, Sun Microsystems and various individuals will own 82.7%, 14.3% and 3.0%, respectively, of the common stock of OpenTV, Inc. After giving effect to these offerings and the conversion of all of our Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares into our Class A Ordinary Shares at a rate of one Class A Ordinary Share for five convertible preference shares, MIH Limited will own 70.0% of our ordinary shares. MIH Limited is listed on the Nasdaq National Market and is a subsidiary of MIH Holdings Limited, which is publicly listed on the Johannesburg Stock Exchange. For a discussion of our agreements with Sun Microsystems regarding governance of OpenTV, Inc., see "Transactions with Related Parties".

      Our corporate headquarters are located at 401 East Middlefield Road, Mountain View, California 94043, and our telephone number is (650) 429-5500. The address of our web site is www.opentv.com. Information contained on our web site is not a part of this prospectus.

                                 The Offerings

 Class A Ordinary Shares offered:
    U.S. Offering................................ 3,750,000 shares
    International Offering....................... 3,750,000 shares
                                                  ----------------------
        Total.................................... 7,500,000 shares
 Ordinary Shares outstanding after the offerings:
    Class A Ordinary Shares...................... 13,130,628 shares(/1/)
    Class B Ordinary Shares...................... 30,631,746 shares(/2/)
                                                  ----------------------
        Total.................................... 43,762,374 shares
 Use of Proceeds................................. We estimate that the net proceeds from these
                                                  offerings (without
                                                  exercise of the over-
                                                  allotment options) will be
                                                  approximately $130.5
                                                  million. We will lend or
                                                  contribute the net
                                                  proceeds from these
                                                  offerings to OpenTV, Inc.,
                                                  which intends to use these
                                                  net proceeds to fund the
                                                  following:
                                                  .  the development of our
                                                     applications business
                                                  .  our working capital
                                                     needs
                                                  .  possible strategic
                                                     acquisitions or
                                                     investments
 Risk Factors.................................... See "Risk Factors" and the
                                                  other information included
                                                  in this prospectus for a
                                                  discussion of factors you
                                                  should carefully consider
                                                  before deciding to invest
                                                  in our Class A Ordinary
                                                  Shares.
 Trading......................................... Application has been made to list our Class A
                                                  Ordinary Shares on the
                                                  Nasdaq National Market and
                                                  on the Amsterdam Stock
                                                  Exchange under the symbol
                                                  "OPTV".
 Voting and Certain Other Rights................. The rights of holders of
                                                  Class A Ordinary Shares
                                                  and holders of Class B
                                                  Ordinary Shares are
                                                  identical in most
                                                  respects, including as to
                                                  dividends. However,
                                                  holders of Class B
                                                  Ordinary Shares are
                                                  entitled to ten votes per
                                                  share while holders of
                                                  Class A Ordinary Shares
                                                  are entitled to one vote
                                                  per share. Holders of
                                                  Class A Ordinary Shares
                                                  and Class B Ordinary
                                                  Shares vote together as a
                                                  single class, except as
                                                  otherwise required by BVI
                                                  law or our Memorandum and
                                                  Articles. A purchaser of
                                                  Class A Ordinary Shares in
                                                  these offerings will be
                                                  able to exercise rights
                                                  attaching to those shares
                                                  on the date such
                                                  purchaser's name is
                                                  entered as owner of record
                                                  for such shares on the
                                                  books of the transfer
                                                  agent. A more complete
                                                  description of these
                                                  rights can be found under
                                                  the heading "Description
                                                  of Capital Stock--Class A
                                                  Ordinary Shares and Class
                                                  B Ordinary Shares".

--------
(1) The number of Class A Ordinary Shares to be outstanding after these offerings is based upon the number of shares outstanding on October 21, 1999. This number gives effect to the conversion of all of our

   Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares into 5,630,628 Class A Ordinary Shares and assumes that the over-allotment options are not exercised. If the over-allotment options are exercised in full, we will issue and sell 1,125,000 additional Class A Ordinary Shares. This number also excludes: (1) 5,141,104 Class A Ordinary Shares with an average exercise price of $2.25 per share issuable upon exercise of employee options to purchase shares outstanding as of October 21, 1999 (of which 1,417,828 shares are vested and exercisable or will vest and become exercisable within 60 days and 1,994,065 shares that are exercisable but not vested) and 38,471 shares issuable upon exercise of options available for future grant under our employee share option plan, (2) 4,729,728 Class A Ordinary Shares with an exercise price of $5.55 per share issuable upon exercise of warrants, (3) up to 669,623 Class A Ordinary Shares that may be issued in exchange for shares of Class A Common Stock of OpenTV, Inc. and (4) up to 783,500 Class A Ordinary Shares that may be issued in exchange for shares of Class A Common Stock issued pursuant to the exercise of employee stock options under the OpenTV, Inc. Amended and Restated 1998 Stock Option/Stock Issuance Plan. See "Management--OpenTV, Inc. 1998 Stock Option/Stock Issuance Plan--Shares Reserved/Termination", "Description of Capital Stock" and "Transactions with Related Parties".

(2) The number of Class B Ordinary Shares to be outstanding after these offerings is based upon the number of shares outstanding as of October 21, 1999 and excludes 7,729,370 Class B Ordinary Shares that may be issued in exchange for shares of Class B Common Stock of OpenTV, Inc.

             Summary Historical and Pro Forma Financial Information

      The following is the summary historical financial information of OpenTV, Inc. (the predecessor to OpenTV Corp.) and certain pro forma financial information of OpenTV Corp. OpenTV Corp. holds 78.5% of the common stock of OpenTV, Inc. as of October 21, 1999 (82.7% after giving effect to the exercise of outstanding employee stock options to purchase shares of common stock of OpenTV, Inc. and the issuance of additional shares of common stock of OpenTV, Inc. to OpenTV Corp. at the closing of these offerings) and will consolidate OpenTV, Inc.'s results and record a minority interest for the portion not owned.

                                               July 1, 1996          Year Ended          Nine Months Ended
                                            (Date of Inception)     December 31,           September  30,
                                              to December 31,   ----------------------  ----------------------
                                                   1996            1997        1998        1998        1999
                                            ------------------- ----------  ----------  ----------  ----------
                                                                                             (unaudited)
                                                    (in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues:
  Royalties...............................       $     --       $    2,382  $    2,788  $    1,890  $   10,061
  License fees............................             287           1,255       1,578       1,043       1,904
  Services and other......................             731           3,322       5,102       3,183       5,592
                                                 ---------      ----------  ----------  ----------  ----------
   Total revenues.........................           1,018           6,959       9,468       6,116      17,557
Total operating expenses..................           5,148          17,761      23,663      16,737      26,081
                                                 ---------      ----------  ----------  ----------  ----------
Loss from operations......................          (4,130)        (10,802)    (14,195)    (10,621)     (8,524)
Other income (expense), net...............             172             113          (7)          1          40
                                                 ---------      ----------  ----------  ----------  ----------
Net loss..................................       $  (3,958)     $  (10,689) $  (14,202) $  (10,620) $   (8,484)
                                                 =========      ==========  ==========  ==========  ==========
Net loss per share, basic and diluted.....       $   (0.43)     $    (0.43) $    (0.43) $    (0.32) $    (0.23)
                                                 =========      ==========  ==========  ==========  ==========
Shares used in computing net loss per
 share, basic and diluted.................       9,210,877      24,973,614  33,212,803  33,197,261  36,184,858

                                                    As of September 30, 1999
                                                  ------------------------------
                                                  OpenTV,   OpenTV
                                                   Inc.      Corp.    Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                  -------  --------- -----------
                                                           (unaudited)
                                                         (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents........................ $ 2,580   $33,580   $164,105
Working capital (deficit)........................  (1,325)   29,675    160,200
Total assets.....................................  18,312    49,312    179,837
Minority interest................................      --     2,153      2,153
Redeemable common stock..........................  10,200        --        --
Total stockholders' equity (deficit).............    (140)   38,907    169,432

      The OpenTV Corp. Pro Forma column above gives effect to the following transactions that occurred subsequent to September 30, 1999:

     . the exchange of MIH Limited's OpenTV, Inc. Class B Common Stock for Class B Ordinary Shares of OpenTV Corp., which results in the recognition of a minority interest

     . the sale of 23,648,646 Series C-1 Convertible Preference Shares (convertible into 4,729,728 Class A Ordinary Shares) and warrants to purchase 4,729,728 Class A Ordinary Shares to a new investor group and 4,504,504 Series C-2 Convertible Preference Shares (convertible into 900,900 Class A Ordinary Shares) to Sun Microsystems for net proceeds of $31.0 million

      The Pro Forma As Adjusted column above gives effect to (1) the conversion of all of our Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares into 5,630,628 Class A Ordinary Shares and (2) the sale of 7,500,000 Class A Ordinary Shares in these offerings at an assumed initial public offering price of $19.00 per share (which is the mid-point of the estimated price range on the cover of this prospectus) after deducting underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

      Investing in our Class A Ordinary Shares will provide you with an equity ownership interest in OpenTV. As an OpenTV shareholder, you will be subject to all the risks inherent in our business. The market value of your shares will reflect the performance of our business relative to, among other things, that of our competitors and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss. You should carefully consider the following factors as well as the other information contained in this prospectus before deciding to invest in our Class A Ordinary Shares.

We have a history of losses that will continue for the foreseeable future and we may not ever be profitable

      We have incurred significant net losses since inception and, at September 30, 1999, had an accumulated deficit of $37.3 million. In addition, we currently intend to incur substantial operating expenses over the next several years to fund additional software development, marketing and general working capital activities. As a result, we expect to incur substantial operating and net losses for the foreseeable future. We cannot assure you that we will ever be profitable.

Our limited operating history and the risks we encounter as a new company make the prediction of our future results difficult

      We began operations as an independent company in July 1996, and the OpenTV system was first deployed in mid-1997. Accordingly, we have a limited operating history, which makes the prediction of future results difficult. Our prospects must be considered in light of the risks frequently encountered by companies in an early stage of development, particularly companies in new markets such as interactive television. Our ability to achieve and sustain profitability will require, among other things:

     . widespread adoption of the OpenTV system by multiple industry participants and the television viewing public

     .  continued improvements to our technology and operations

     .  timely and successful responses to competitive developments

     .  the attraction, retention and motivation of qualified employees

     .  the firm establishment of the OpenTV brand

If we fail to successfully meet any of these challenges, our financial performance may be materially adversely affected.

Our failure to gain broad market acceptance would result in our being unable to successfully market and sell our products

      Interactive television is a new and emerging business, and we cannot guarantee that it will attract widespread demand or market acceptance. Our success in this area depends upon, among other things, broad acceptance of the concept of interactive television by industry participants, including broadcast and pay-television networks and system operators and manufacturers of televisions and set-top boxes, including their ability to successfully market interactive television to television viewers and advertisers. There have been several well-financed, high-profile attempts in the U.S. to develop and deploy systems in the broad category of interactive television. None of these attempts has resulted in large scale deployment, and many key industry participants have avoided participating in interactive television for a variety of reasons, including:

     .  inconsistent quality of service

     .  need for new and expensive hardware in homes

     .  inadequate transmission facilities and broadcast centers

     . complicated and expensive processes for creating interactive content

     . inability to align the conflicting interests of various participants

Accordingly, such participants may perceive interactive television negatively and be reluctant to participate.

      In addition, other participants in the television industry must accept and support interactive television for it to be successful. For instance, broadcasters will need to add interactive features to their programming and commercial vendors will need to embrace e-commerce over interactive television. We cannot assure you that these parties will provide such support.

The failure by network operators to select OpenTV as their interactive software platform will result in our being unable to penetrate new markets

      Our growth and future success depends substantially upon our ability to penetrate new markets and convince network operators to adopt and maintain their use of the OpenTV system. We have entered into a limited number of non-exclusive agreements with network operators providing for the launch of OpenTV-based interactive services. If network operators determine that our service is not viable as a business proposition or if they determine that the service does not meet their business or operational strategies, they will not choose, or may stop using, the OpenTV system as their interactive software platform. Furthermore, EchoStar is currently the only network operator in the United States with which we have an agreement to deploy OpenTV Runtime. If the launch of our system on EchoStar is not successful, we may have a difficult time penetrating the U.S. market.

An increase in the costs of set-top box components could adversely affect our licensing revenues

      Random access memory is a principal component of our set-top boxes. The random access memory market is subject to price fluctuation and market demand may exceed availability. Any shortage in the supply or increase in the price of random access memory or any other components of our set-top boxes could result in an increase in the price of set-top boxes. Any increase in the costs of set-top boxes could adversely affect the roll-out of set-top boxes enabled with OpenTV software and, in turn, result in a decline of our licensing revenues.

The interactive television business is a highly competitive industry and increased competition could reduce the value of an investment in our company

      We face competition from a number of companies, including many that have significantly greater financial, technical and marketing resources and a better recognized brand name than we do. Current and potential competitors in one or more aspects of our business include interactive television technology companies, Internet-related companies and broadband interactive service providers. Among these companies, our major competitors are Wink Communications Inc., Liberate Technologies and Microsoft Corporation.

      Interactive television technology companies. Several companies have developed technologies relevant to interactive television. Wink and Liberate are software developers that are working to create interactive television solutions and have established significant industry relationships that could hinder the adoption of the OpenTV system. In addition, Microsoft Corporation has been active in many areas of interactive television. Microsoft's wholly-owned subsidiary, WebTV, offers set-top boxes with Internet access, interactive program listings and simultaneous television and Internet usage. EchoStar offers WebTV to its subscribers as an alternative to OpenTV-driven set-top boxes. Microsoft has also acquired equity interests in several network operators. These investments give Microsoft influence in the network operator's choice of interactive software. Microsoft has also begun offering TVPak, its interactive television software solution. With its vastly greater financial, technical and marketing resources, Microsoft will be a strong competitor in the market for interactive television operating systems.

      Canal+ and Scientific-Atlanta are companies that have vertically integrated into software for interactive television. Canal+ is one of the largest network operators in Europe. It developed its Mediahighway interactive system for distribution on its pay-television platforms and has now begun to market Mediahighway to third parties. Scientific-Atlanta is one of the largest set-top box manufacturers in the world. It is developing interactive software to distribute with its set-top boxes and has begun to distribute this software to third parties.

      Internet-related companies. We face competition from other Internet companies such as America Online, Yahoo! and Real Networks. These competitors are seeking to meld Internet browsing and traditional broadcast, cable or satellite television programming into a single medium, and to offer many services over the Internet which are similar to those enabled by us. For example, Real Networks offers technology enabling streaming video over the Internet. Additionally, interactive programming guides are available over the Internet from several sources. Although none of these companies provides the full range of products and features that we do, we believe that the Internet will continue to offer functionality that competes with our products.

      Broadband interactive service providers. In the future, we may encounter competition from broadband interactive service providers such as Excite@Home, AOL/DirecTV, RoadRunner and others. Consumer electronics companies may, in the future, decide to compete with us by, for example, bundling their own software with their hardware products. There are also numerous companies that operate in fields related to interactive television that could begin to compete with us.

      This rapidly evolving competitive landscape places significant pressure on us to properly direct the evolution of our products, our industry relationships and our business plan in order to compete effectively. If we fail to compete effectively, our business will suffer.

Rapid technological advances or the adoption of incompatible standards could render our products obsolete or non-competitive

      The rate of technological change currently affecting the television industry is particularly rapid compared to other industries. The migration of television from analog to digital transmission, the convergence of television, the Internet, communications and other media and other emerging trends are creating a dynamic and unpredictable environment in which to operate. Our ability to anticipate these trends and adapt to new technologies is critical to our success.

      Recent attempts to establish industry-wide standards for interactive television software include an initiative by cable network operators in the United States to create a uniform platform for interactive television called OpenCable. The OpenCable standard is not yet defined, and we do not know whether our product will be compatible with OpenCable. The establishment of this standard or other similar standards could hurt our business, particularly if our products require significant redevelopment in order to conform to the newly established standards.

      Any delay or failure on our part to respond quickly, cost-effectively and sufficiently to these developments could render our existing products and services obsolete and have a material adverse effect on our business, financial condition and results of operations. We may have to incur substantial expenditures to modify or adapt our products or services to respond to these developments. We must stay abreast of cutting-edge technological developments and evolving service offerings to remain competitive, increase the utility of our services and attract and retain qualified employees. We must be able to incorporate new technologies into the products we design and develop in order to address the increasingly complex and varied needs of our customer base.

Restrictions on the ability of our operating subsidiary to make distributions to us could render us unable to meet our cash requirements

      We are a holding company whose only asset as of October 21, 1999 is our ownership of 78.5% of the common stock of OpenTV, Inc. (82.7% after giving effect to the exercise of outstanding employee stock options to purchase shares of common stock of OpenTV, Inc. and the issuance of additional shares of common stock of OpenTV, Inc. to OpenTV Corp. at the closing of these offerings), from which we derive substantially all of our cash flow. We will lend or contribute all of the net proceeds of these offerings to OpenTV, Inc. We will not be able to pay out dividends on our ordinary shares without receiving distributions from OpenTV, Inc. The ability of OpenTV, Inc. to make such distributions could, in the future, be subject to restrictions, such as covenants in loan agreements or other debt instruments.

Our inability to properly manage our growth could adversely affect us

      Our development activities and operations have expanded rapidly since 1996, and significant further expansion will be necessary to meet our growth objectives and to take advantage of market opportunities. Our expansion to date has placed substantial strain on our managerial, operational and financial resources and systems. To manage our growth, we must successfully implement, constantly improve and effectively utilize our operational and financial systems while aggressively expanding our workforce. We must also maintain and strengthen the breadth and depth of our current strategic relationships while rapidly developing new relationships. Our existing or planned operational and financial systems may not be sufficient to support our growth, and our management may not be able to effectively identify, manage and exploit existing and emerging market opportunities. If our potential growth is not adequately managed, our business will suffer.

We depend upon key personnel to manage and grow our business

      Our future success and performance is dependent on the continued services and performance of our senior management and other key personnel. There is a shortage of qualified marketing, technical and financial personnel in our industry, and the competition for such personnel is intense. Accordingly, the loss of the services of any of our executive officers or other key employees could materially adversely affect our business.

We may have difficulty retaining or recruiting professionals for our business

      Our business requires experienced software programmers, creative designers, and application developers, and our success depends on identifying, hiring, training and retaining such experienced, knowledgeable professionals. If a significant number of our current employees or any of our senior technical personnel resign, or for other reasons are no longer employed by us, we may be unable to complete or retain existing projects or bid for new projects of similar scope and revenues. In addition, former employees may compete with us in the future.

      Even if we retain our current employees, our management must continually recruit talented professionals in order for our business to grow. There is currently a shortage of qualified senior technical personnel in the software development field, and this shortage is likely to continue. Furthermore, there is significant competition for employees with the skills required to perform the services we offer. We cannot assure you that we will be able to attract a sufficient number of qualified employees in the future to sustain and grow our business, or that we will be successful in motivating and retaining the employees we are able to attract. If we cannot attract, motivate and retain qualified professionals, our business, financial condition and results of operations will suffer.

We may have difficulty consummating or integrating acquisitions, and certain consequences of those acquisitions that we do complete could adversely affect our operating results

      Although we have not recently announced any acquisitions, in the future we may acquire other businesses or new technologies. As a result of these acquisitions, we may need to integrate product lines, technologies, widely dispersed operations and distinct corporate cultures. The product lines or technologies of the acquired companies may need to be altered or redesigned in order to be made compatible with our software products or the software architecture of our customers. These integration efforts may not succeed or may distract our management from operating our existing business. Our failure to successfully manage future acquisitions could seriously harm our operating results.

We may incur quarterly fluctuations in our revenues that could affect the market price of our ordinary shares

      Our revenues may vary from quarter to quarter as a result of a number of factors, including:

     . the number, size and scope of network operators deploying OpenTV-enabled interactive services and the associated rollout to subscribers

     .  the timing of upgrades by existing network operators

     . the rate of subscriber growth of network operators offering OpenTV-enabled interactive services

     . the timing of revenue recognition associated with major development contracts

      A high percentage of our expenses, particularly compensation, is fixed in advance of any particular quarter. This means that any of the factors listed above could cause significant variations in our revenues and earnings in a particular given quarter. Any decline in revenues or a greater than expected loss for any quarter could cause the market price of our Class A Ordinary Shares to decline.

Our multinational operations expose us to certain financial and operational risks

      Our revenues are dependent upon our marketing efforts in a number of countries throughout the world, particularly the United Kingdom, France, Spain, South Africa and Italy. In addition, we receive a material amount of revenue denominated in euro and incur expenses in euro, Korean won, and Chinese renminbi. Operations in several different countries exposes us to a number of risks, such as:

     .  changes in legal and regulatory requirements

     .  export and import restrictions, tariffs and other trade barriers

     . currency fluctuations and the conversion to the euro in most member states of the European Union

     . difficulties in staffing and managing offices as a result of, among other things, distance, language and cultural differences

     . longer payment cycles and problems in collecting accounts receivable

     .  political and economic instability

     .  potentially adverse tax consequences

Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

Because much of our success and value lies in our ownership and use of intellectual property, our failure to protect our property and develop new proprietary technology may negatively affect us

      Our ability to effectively compete is dependent in part upon the maintenance and protection of our proprietary intellectual property. We rely on patent, trademark, trade secret and copyright law, as well as confidentiality procedures and licensing arrangements, to establish and protect our rights in our technology. We typically enter into confidentiality or license agreements with our employees, consultants, customers, strategic partners and vendors, in an effort to control access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary technology without authorization. Policing unauthorized use of our software and products is difficult. The steps we take may not prevent misappropriation of our intellectual property and the agreements we enter into may not be enforceable. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries. Litigation may be necessary in the future to enforce or protect our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Such litigation could cause us to incur substantial costs and diversion of resources, which in turn could materially adversely affect our business.

      In the future, we may receive notices of claims of infringement of other parties' proprietary rights or claims for indemnification resulting from infringement claims. The emerging enhanced-television industry is highly litigious, particularly in the area of on-screen program guides. The defense of any such claims could cause us to incur significant costs and could result in the diversion of resources with respect to the defense of any claims brought, which could materially adversely affect our operating results and financial condition. As a result of such infringement claims, a court could issue an injunction preventing us from distributing certain products, which could materially adversely affect our business. If any claims or actions are asserted against us, we may seek to obtain a license under a third party's intellectual property rights in order to avoid any litigation. However, a license under such circumstances may not be available on commercially reasonable terms, if at all.

The interests of our majority owner may differ from yours and may result in our acting in a manner inconsistent with your general interests

      Immediately following the offerings and after giving effect to the conversion of all of our Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares into our Class A Ordinary Shares at a rate of one Class A Ordinary Share for five convertible preference shares, MIH Limited will indirectly own all of our outstanding Class B Ordinary Shares, representing 95.9% of the voting rights with respect to our ordinary shares. MIH Limited, which is publicly traded on the Nasdaq National Market and the Amsterdam Stock Exchange, is controlled by MIH Holdings Limited, which is in turn controlled by Naspers Limited. Both MIH Holdings and Naspers are publicly traded on the Johannesburg Stock Exchange. As a result of its ownership of our Class B Ordinary Shares, MIH Limited and its parent companies effectively control us and have sufficient voting power, without the vote of any other shareholders, to determine the outcome of any action requiring shareholder approval, including amendments of our Memorandum and Articles for any purpose (which could include increasing or reducing our authorized capital or authorizing the issuance of additional shares). MIH Limited has agreed not to cause us to take specified actions without the consent of certain of our shareholders. Subject to those limitations, MIH Limited controls how we vote our shares of OpenTV, Inc. We engage in transactions with subsidiaries of MIH Limited and its parent companies in the ordinary course of business. The interests of MIH Limited and its parent companies may diverge from your interests, and they may be in a position to require us to act in a way that is inconsistent with the general interests of the holders of our Class A Ordinary Shares. See "Management", "Transactions with Related Parties" and "Principal Shareholders".

Our strategic investors may acquire voting control of our company and, as a result, certain decisions may be made by them that may be detrimental to your interests

      If MIH Limited, Sun Microsystems or a strategic investor that subsequently acquires Class B Ordinary Shares elects to exchange its Class B Ordinary Shares for Class A Ordinary Shares, certain of our strategic investors, including America Online, Inc., General Instrument Corp., Liberty Digital, Inc., News Corporation and Time Warner, Inc., have the right to exchange their Class A Ordinary Shares for such Class B Ordinary Shares. The Class B Ordinary Shares entitle holders to ten votes per share while Class A Ordinary Shares entitle holders to one vote per share. As a result, these new investors could acquire the power to determine the outcome of any action requiring shareholder approval.

The net proceeds from these offerings may be allocated in ways with which you may not agree

      Our management has significant flexibility in applying the net proceeds we receive in these offerings. Because the net proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our management's application of the proceeds and you and other shareholders may not agree with our decisions. See "Use of Proceeds" for a more detailed description of how management intends to apply the proceeds of these offerings.

Government regulations may adversely affect our business

      The telecommunications, media, broadcast and cable television industries are subject to extensive regulation by governmental agencies. These governmental agencies continue to oversee and adopt legislation and regulation over these industries, which may affect our business, market participants with which we have relationships or the acceptance of interactive television in general. In addition, future legislation or regulatory requirements regarding privacy issues could be enacted to require notification to users that captured data may be used by marketing entities to target product promotion and advertising to that user. Any of these developments may materially adversely affect our business.

The Year 2000 problem may adversely affect our business

      The risks posed by the Year 2000 problem could adversely affect our business in a number of significant ways. Many of our customers and potential customers maintain their operations on systems that could be impacted by Year 2000 problems. If these entities fail to ensure that their systems are Year 2000 compliant and Year 2000 problems materially adversely affect them, our business could be materially adversely affected, particularly if demand for our products and services declines while customers redirect their resources to upgrade their computer systems. Disruptions in the Internet infrastructure arising from Year 2000 problems could also adversely affect our business, financial condition and results of operations.

      In addition, our business could be materially adversely affected if we cannot obtain from our hardware and software suppliers products, services or systems that are Year 2000 compliant when we need them. Our internal information systems may experience operations difficulties because of undetected errors or defects in the products, services or systems provided to us by our suppliers. We are in the process of obtaining assurances from our suppliers that they are Year 2000 compliant. The expense to correct such defects could have a material adverse effect on our business, results of operations and financial condition.

      Because the products and services we deliver are sometimes dependent upon third-party products and components, it may be difficult to determine which component of our products and services may cause a Year 2000 problem. As a result, we may become involved in litigation concerning our services or products and components supplied by a third party. The risk that we will be involved in a lawsuit relating to Year 2000 issues is likely to be greater than that of companies in other industries. We sometimes provide an express warranty to our customers that our work is Year 2000 compliant. However, even absent an express Year 2000 warranty, there is a risk that our customers will try to hold us liable for damages caused by the Year 2000 problem.

      We cannot guarantee that we will be Year 2000 compliant in a timely manner. Moreover, the costs related to Year 2000 compliance could be significant. See "Managements Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" for a further discussion of the potential effects of the Year 2000 problem on our business.

Because we are a British Virgin Islands company, you may not be able to enforce judgments against us that are obtained in U.S. courts

      We are incorporated in the British Virgin Islands. Several of our directors and executive officers reside outside the U.S., and a portion of our assets are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon such persons within the United States or to enforce against such persons judgments obtained in the U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

      We have been advised by our counsel, Harney, Westwood & Riegels, that judgments of U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States, may be difficult to enforce in BVI courts and that there is doubt as to whether BVI courts will enter judgments in original actions brought in BVI courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

Because we are a British Virgin Islands company, you may have difficulty protecting your interests in respect of decisions made by our board of directors

      Our corporate affairs are governed by our Memorandum and Articles and by the International Business Companies Act of the British Virgin Islands. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of management and the rights of our shareholders may differ from those that would apply if we were incorporated in the United States or another jurisdiction. The rights of shareholders under BVI law are not as clearly established as are the rights of shareholders in many other jurisdictions. Thus, you may have more difficulty protecting your interests in the face of actions by our board of directors or our principal shareholders than you would have as shareholders of a corporation incorporated in another jurisdiction.

We may be unable to raise additional capital in the future to support our growth

      We expect that our existing capital resources, combined with the net proceeds of these offerings, will be sufficient to meet our cash requirements through at least the next 12 months. However, as we continue to grow our business, we may need to raise additional capital, which may not be available on acceptable terms, if at all. If we cannot raise necessary additional capital on acceptable terms, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our business.

      If additional capital is raised through the issuance of equity securities or by incurring convertible debt, the percentage ownership of our existing shareholders will be reduced and shareholders may experience dilution in net book value per share. Any debt financing, if available, may involve covenants limiting or restricting our operations or future opportunities.

You will pay a price for our Class A Ordinary Shares that was not established in a competitive market, and the price that prevails in the market may therefore be lower than the price paid by you

      There is currently no public market for our Class A Ordinary Shares, and we cannot assure you that an active trading market will develop or be sustained after these offerings. The initial public offering price will be determined through negotiation between us and representatives of the underwriters and may not be indicative of the market price for our Class A Ordinary Shares after these offerings.

      The market price of our Class A Ordinary Shares could fluctuate significantly as a result of:

     . variations in our operating results which may cause us to fail to meet analysts' or investors' expectations

     .  general economic and stock market conditions

     .  changes in financial estimates by securities analysts

     . earnings and other announcements by, and changes in market evaluations of, companies in the interactive television industry

     .  changes in business or regulatory conditions affecting us

     . announcements by us or our competitors of technological innovations or new products or services

     .  the trading activity of our Class A Ordinary Shares

      The securities of many companies have experienced extreme price and volume fluctuations in recent years, often unrelated to the operating performance of these companies. For example, market prices for securities of Internet-related and technology companies have reached elevated levels, often following initial public offerings, that may not be sustainable. If the market price of our Class A Ordinary Shares reaches an elevated level following these offerings, it may materially decline. In the past, following periods of volatility in the market price of a company's securities, that company's shareholders have often instituted securities class action litigation against the company. If we were involved in such a class action suit, it could have a material adverse effect on our business, financial condition and results of operations.

Investors in these offerings will experience immediate and substantial dilution

      If you purchase Class A Ordinary Shares in these offerings, you will pay more for your shares than the amounts existing shareholders paid for their shares. In addition, you will experience immediate and substantial dilution of approximately $15.84 per share, representing the difference between our pro forma net tangible book value per share as of September 30, 1999, after giving effect to these offerings and the assumed public offering price of $19.00 per share. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of options or warrants to purchase shares. These shares will be issued at a purchase price that is less than the public offering price per share in these offerings. See "Dilution" for a more complete description of how the value of your investment in our Class A Ordinary Shares will be diluted upon the completion of these offerings.

The sale of substantial amounts of our Class A Ordinary Shares could adversely affect its market price

      Sales of substantial amounts of our Class A Ordinary Shares in the public market after the completion of these offerings, or the perception that such sales could occur, could adversely affect the market price of our Class A Ordinary Shares and could materially impair our future ability to raise capital through offerings of our Class A Ordinary Shares.

      In connection with these offerings, we, our executive officers, our directors and our shareholders, including MIH Limited, have agreed not to offer or transfer any of our ordinary shares for 180 days after completion of these offerings without the underwriters' consent; however, the underwriters may release these shares from these restrictions at any time. In addition, our parent company, MIH Limited, has agreed to certain restrictions on its ability to sell our ordinary shares for three years after these offerings pursuant to requirements for listing on the Amsterdam Stock Exchange. We cannot predict what effect, if any, market sales of shares held by MIH Limited or any of our other shareholders or the availability of these shares for future sale will have on the market price of our Class A Ordinary Shares. For a more detailed description of the restrictions on selling ordinary shares after these offerings, see "Shares Eligible for Future Sale".

The anti-takeover provisions contained in our charter could deter a change in control

      Certain provisions of our Memorandum and Articles may discourage attempts by other companies to acquire or merge with us, which could reduce the market value of our Class A Ordinary Shares. The low voting rights of our Class A Ordinary Shares, as well as other provisions of our Memorandum and Articles, may delay, deter or prevent other persons from attempting to acquire control of us. These provisions include:

     . the authorization of our board of directors to issue shares of undesignated preference shares in one or more series without the specific approval of the holders of ordinary shares

     . the establishment of advance notice requirements for director nominations and actions to be taken at shareholder meetings

     . the requirement that either the holders of two-thirds of the combined votes of all of our ordinary shares entitled to vote at a meeting or two-thirds of our board of directors are required to approve any change to certain provisions of our Memorandum and Articles

      In addition, our Memorandum and Articles permit special meetings of the shareholders to be called only by the chief executive officer or upon request by a majority of our board of directors and may deny shareholders the ability to call such meetings or to act by shareholder consent. The low voting rights of the Class A Ordinary Shares and such provisions, as well as provisions of BVI law to which we are subject, could impede a merger, takeover or other business combination involving us or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us. Our anti-takeover provisions are more fully described under the heading "Description of Capital Stock--Certain Anti-Takeover Matters".

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical fact in this prospectus, including statements regarding our competitive strengths, business strategy, future financial position, projected costs and plans and objectives of management are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "expect", "should", "intend", "estimate", "anticipate", "believe", "continue" or similar terminology. Although we believe that the expectations reflected in any such forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus and expressly qualify all written and oral forward-looking statements attributable to us.

                                USE OF PROCEEDS

      We expect to receive net proceeds of approximately $130.5 million from these offerings ($150.4 million if the over-allotment options granted to the underwriters and international managers are fully exercised). This estimate is based upon an initial public offering price of $19.00 per share (which is the mid-point of the estimated price range on the cover of this prospectus) and is computed after deducting underwriting discounts and offering expenses. We will lend or contribute the net proceeds from these offerings to OpenTV, Inc., which intends to use these net proceeds to fund the following:

     .  the development of our applications business

     .  our working capital needs

     .  possible strategic acquisitions and investments

      It should be noted that with regard to the acquisitions and investments described above, we have not entered into definitive agreements with regard to any acquisition or investment.

      Pending the use of the net proceeds as described above, we or OpenTV, Inc., as applicable, intend to invest the net proceeds from these offerings in short-term, interest-bearing, investment-grade securities. See "Risk Factors-- The net proceeds from these offerings may be allocated in ways with which you may not agree".

                                DIVIDEND POLICY

      We anticipate that any earnings in the foreseeable future will be retained to finance our continued growth and expansion, and we have no current intention to pay cash dividends on our ordinary shares. The payment of dividends is within the discretion of our board of directors and will be dependent upon, among other factors, our results of operations, financial condition, capital requirements, restrictions imposed by our financing arrangements and legal requirements.

                                 CAPITALIZATION

      The OpenTV, Inc. Actual column in the following table sets forth OpenTV, Inc.'s capitalization as of September 30, 1999. The OpenTV Corp. Pro Forma column gives effect to the following transactions which occurred subsequent to September 30, 1999: (1) the exchange of MIH Limited's OpenTV, Inc. Class B Common Stock for Class B Ordinary Shares of OpenTV Corp., which results in the recognition of a minority interest, and (2) the issuance of 23,648,646 Series C-1 Convertible Preference Shares (convertible into 4,729,728 Class A Ordinary Shares), 4,504,504 Series C-2 Convertible Preference Shares (convertible into 900,900 Class A Ordinary Shares) and warrants to purchase 4,729,728 Class A Ordinary Shares for aggregate net proceeds of $31.0 million. The Pro Forma As Adjusted column gives effect to: (1) the conversion of all of our Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares into 5,630,628 Class A Ordinary Shares and (2) the sale of 7,500,000 Class A Ordinary Shares in these offerings at an assumed initial public offering price of $19.00 per share (which is the mid-point of the estimated price range on the cover of this prospectus) after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and the notes to our financial statements. The Open TV Corp. Pro Forma and Pro Forma As Adjusted information set forth below is unaudited and should be read in conjunction with our unaudited pro forma combined financial information and consolidated financial statements and notes.

                                                      September 30, 1999
                                                --------------------------------
                                                OpenTV,    OpenTV
                                                  Inc.      Corp.     Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Minority interest.............................  $    --   $   2,153   $   2,153
                                                ========  =========   =========
Long-term debt................................  $    --   $     --    $
Redeemable common stock, par value $0.001;
 717,520 issued and outstanding, actual; no
 shares issued and outstanding, pro forma and
 as adjusted .................................    10,200        --          --
                                                --------  ---------   ---------
Shareholders' equity:
  Preference shares, no par value; 500,000,000
   shares authorized; none issued and
   outstanding, actual........................       --         --          --
  Series C-1 Convertible Preference Shares, no
   par value; 23,648,646 shares authorized, no
   shares issued and outstanding actual;
   23,648,646 shares issued and outstanding
   pro forma; no shares issued and outstanding
   pro forma as adjusted......................       --      26,000         --
  Series C-2 Convertible Preference Shares, no
   par value; 4,504,504 shares authorized, no
   shares issued and outstanding actual;
   4,504,504 shares issued and outstanding pro
   forma; no shares issued and outstanding pro
   forma as adjusted..........................       --       5,000         --
  Class A Ordinary Shares, no par value;
   500,000,000 shares authorized; no shares
   issued and outstanding, actual; no shares
   issued and outstanding, pro forma;
   13,130,628 shares issued and outstanding,
   pro forma as adjusted......................       --         --      161,525
  Class B Ordinary Shares, no par value;
   200,000,000 shares authorized; no shares
   issued and outstanding, actual; 30,631,746
   shares issued and outstanding, pro forma
   and pro forma as adjusted..................       --      59,855      59,855
  Warrants....................................       --      63,851      63,851
  Class A Common Stock, par value $0.001;
   275,000,000 shares authorized; no shares
   issued and outstanding, actual; no shares
   issued and outstanding, pro forma and pro
   forma as adjusted .........................       --         --          --
  Class B Common Stock, par value $0.001;
   225,000,000 shares authorized; 38,233,825
   shares issued and outstanding, actual; no
   shares issued and outstanding, pro forma
   and pro forma as adjusted..................        38        --          --
  Additional paid-in capital..................    51,770     31,250      31,250
  Receivable from stockholders................       (11)       (11)        (11)
  Deferred compensation.......................   (14,575)   (14,575)    (14,575)
  Accumulated other comprehensive income......       (29)       (29)        (29)
  Accumulated deficit.........................   (37,333)  (132,434)   (132,434)
                                                --------  ---------   ---------
  Total shareholders' equity..................      (140)    38,907     169,432
                                                --------  ---------   ---------
  Total capitalization........................  $ 10,060  $  38,907   $ 169,432
                                                ========  =========   =========

                                    DILUTION

      At September 30, 1999 and after giving effect to the following transactions which occurred subsequent to September 30, 1999: (1) the exchange of MIH Limited's OpenTV, Inc. Class B Common Stock for Class B Ordinary Shares of OpenTV Corp., which results in the recognition of a minority interest,
(2) the issuance of 23,648,646 Series C-1 Convertible Preference Shares (convertible into 4,729,728 Class A Ordinary Shares), 4,504,504 Series C-2 Convertible Preference Shares (convertible into 900,900 Class A Ordinary Shares) and warrants to purchase 4,729,728 Class A Ordinary Shares for aggregate net proceeds of $31.0 million and the conversion of all our Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares into 5,630,628 Class A Ordinary Shares and (3) the assumed exchange of all other shares of common stock of OpenTV, Inc. for ordinary shares of OpenTV Corp. at an exchange rate of one for one, we had a net tangible book value of approximately $34.2 million, or $0.77 per ordinary share. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of ordinary shares outstanding. After giving effect to the sale of Class A Ordinary Shares in these offerings at an assumed initial public offering price of $19.00 per share (which is the mid-point of the estimated price range on the cover of this prospectus) and after deducting the estimated underwriting discount and offering expenses payable by us, our pro forma net tangible book value as of September 30, 1999 would have been approximately $164.7 million, or $3.16 per share. This represents an immediate increase in net tangible book value of $2.39 per share to the existing shareholders and an immediate dilution of $15.84 per share to new investors. The following table illustrates this per share dilution.

Assumed initial public offering price.............................       $19.00
  Net tangible book value as of September 30, 1999................ $0.77
  Increase attributable to net proceeds of these offerings to
   OpenTV.........................................................  2.39
                                                                   -----
Pro forma net tangible book value after these offerings...........         3.16
                                                                         ------
Dilution to new investors.........................................       $15.84
                                                                         ======

      The following table summarizes on a pro forma basis, at September 30, 1999 after giving effect to the following transactions which occurred subsequent to September 30, 1999: (1) the exchange of MIH Limited's OpenTV, Inc. Class B Common Stock for Class B Ordinary Shares of OpenTV Corp., which results in the recognition of a minority interest, (2) the issuance of 23,648,646 Series C-1 Convertible Preference Shares (convertible into 4,729,728 Class A Ordinary Shares), 4,504,504 Series C-2 Convertible Preference Shares (convertible into 900,900 Class A Ordinary Shares) and warrants to purchase 4,729,728 Class A Ordinary Shares for aggregate net proceeds of $31.0 million and the conversion of all of our Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares into 5,630,628 Class A Ordinary Shares and (3) the assumed exchange of all other shares of common stock of OpenTV, Inc. for ordinary shares of OpenTV Corp. at an exchange rate of one for one, the difference between existing shareholders and new investors in these offerings (at an assumed initial public offering price of $19.00 per share) with respect to the number of ordinary shares purchased from OpenTV, the total consideration paid and the average price paid per share:

                             Shares Purchased  Total Consideration
                            ------------------ -------------------  Average Price
                              Number   Percent    Amount    Percent   per Share
                            ---------- ------- ------------ ------- -------------
   Existing shareholders... 44,581,971    86%  $ 76,911,000    35%     $ 1.73
   New investors...........  7,500,000    14    142,500,000    65       19.00
                            ----------   ---   ------------   ---
     Total ................ 52,081,971   100%  $219,411,000   100%
                            ==========   ===   ============   ===

   The foregoing tables assume:

      .  no exercise of the underwriters' over-allotment options

      . no exercise of the 5,141,104 outstanding options to purchase our ordinary shares as of October 21, 1999

      . no exercise of the outstanding warrants to purchase 4,729,728 Class A Ordinary Shares

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

      The unaudited pro forma combined financial information for OpenTV Corp. gives effect to: (1) the exchange of MIH Limited's OpenTV, Inc. Class B Common Stock for Class B Ordinary Shares of OpenTV Corp., a newly formed holding company, in October 1999 (the "Transaction"), which results in the recognition of a minority interest, and (2) the issuance of 23,648,646 Series C-1 Convertible Preference Shares (convertible into 4,729,728 Class A Ordinary Shares), 4,504,504 Series C-2 Convertible Preference Shares (convertible into 900,900 Class A Ordinary Shares) and warrants to purchase 4,729,728 Class A Ordinary Shares for net proceeds of $31.0 million. The historical information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements of OpenTV, Inc. (the predecessor to OpenTV Corp.) and should be read in conjunction with those financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

      The unaudited pro forma combined balance sheet data as of September 30, 1999 give effect to items (1) and (2) above as if they had occurred on September 30, 1999. The unaudited pro forma combined statement of operations data for the nine months ended September 30, 1999 give effect to the Transaction as if it occurred on January 1, 1998.

                                  OPENTV CORP.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            As of September 30, 1999
               (in thousands, except share and per share amounts)

                                                                       Pro Forma
                                             Historical                Combined
                                              OpenTV,    Pro Forma      OpenTV
                                                Inc.    Adjustments      Corp.
                                             ---------- -----------    ---------
                   Assets
Current assets:
 Cash and cash equivalents.................   $  2,580   $ 31,000 (b)  $  33,580
 Accounts receivable, net..................      3,345         --          3,345
 Prepaid expenses and other current
  assets...................................      1,002         --          1,002
                                              --------   --------      ---------
 Total current assets......................      6,927     31,000         37,927
Property and equipment, net................      4,146         --          4,146
Intangible assets, net.....................      6,813         --          6,813
Other assets...............................        426         --            426
                                              --------   --------      ---------
 Total assets..............................   $ 18,312   $ 31,000      $  49,312
                                              ========   ========      =========
   Liabilities and shareholders' equity
Current liabilities:
 Accounts payable..........................   $  1,387   $     --      $   1,387
 Accrued liabilities.......................      3,399         --          3,399
 Related parties payable...................        532         --            532
 Deferred revenue..........................      2,934         --          2,934
                                              --------   --------      ---------
 Total liabilities.........................      8,252         --          8,252
                                              --------   --------      ---------
Minority interest..........................         --      2,153 (a)      2,153
Redeemable common stock, par value $0.001;
 717,520 issued and outstanding,
 historical; no shares issued and
 outstanding, pro forma....................     10,200    (10,200)(a)         --
                                              --------   --------      ---------
                                                10,200     (8,047)         2,153
                                              --------   --------      ---------
Shareholders' equity:
 Preference shares, no par value;
  500,000,000 shares authorized; no shares
  issued and outstanding, historical and
  pro forma................................         --         --             --
 Series C-1 Convertible Preference Shares,
  no par value; 23,648,646 shares
  authorized, no shares issued and
  outstanding actual; 23,648,646 shares
  issued and outstanding pro forma ........         --     26,000 (b)     26,000
 Series C-2 Convertible Preference Shares,
  no par value; 4,504,504 shares
  authorized, no shares issued and
  outstanding actual; 4,504,504 shares
  issued and outstanding pro forma ........         --      5,000 (b)      5,000
 Class A Ordinary Shares, no par value:
  500,000,000 shares authorized; no shares
  issued and outstanding, historical and
  pro forma................................         --         --             --
 Class B Ordinary Shares, no par value:
  200,000,000 shares authorized; no shares
  issued and outstanding, historical;
  30,631,746 shares issued and outstanding,
  pro forma................................         --     59,855 (a)     59,855
 Warrants..................................         --     63,851 (b)     63,851
 Class A Common Stock, par value $0.001;
  275,000,000 shares authorized; no shares
  issued and outstanding, historical; no
  shares issued and outstanding pro forma..         --         --             --
 Class B Common Stock, par value $0.001;
  225,000,000 shares authorized; 38,233,825
  shares issued and outstanding, actual; no
  shares issued and outstanding, pro
  forma....................................         38        (38)(a)         --
 Additional paid-in capital................     51,770    (51,770)(a)     31,250
                                                           31,250(b)
 Receivable from stockholders..............        (11)        --            (11)
 Deferred compensation.....................    (14,575)        --        (14,575)
 Accumulated other comprehensive income....        (29)        --            (29)
 Accumulated deficit.......................    (37,333)   (95,101)(b)   (132,434)
                                              --------   --------      ---------
 Total shareholders' equity................       (140)    39,047         38,907
                                              --------   --------      ---------
 Total liabilities and shareholders'
  equity...................................   $ 18,312   $ 31,000      $  49,312
                                              ========   ========      =========

                                  OPENTV CORP.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                  For the Nine Months Ended September 30, 1999
               (in thousands, except share and per share amounts)

                                                            Pro Forma
                                Historical                   Combined
                                 OpenTV,     Pro Forma        OpenTV
                                   Inc.     Adjustments       Corp.
                                ----------  -----------     ----------  --- ---
Revenues:
  Royalties.................... $   10,061  $        --     $   10,061
  License fees.................      1,904           --          1,904
  Services and other...........      5,592           --          5,592
                                ----------  -----------     ----------
    Total revenues.............     17,557           --         17,557
                                ----------  -----------     ----------
Operating expenses:                                  --
  Cost of services and other
   revenues....................      3,472           --          3,472
  Research and development.....      8,227           --          8,227
  Sales and marketing..........      7,834           --          7,834
  General and administrative...      5,721           --          5,721
  Amortization of intangibles..        827           --            827
                                ----------  -----------     ----------
    Total operating expenses...     26,081           --         26,081
                                ----------  -----------     ----------
   Loss from operations........     (8,524)          --         (8,524)
Other income (expense), net....         40           --             40
Minority interest..............         --        1,816 (c)      1,816
                                ----------  -----------     ----------
    Net loss................... $   (8,484) $     1,816     $   (6,668)
                                ==========  ===========     ==========
Net loss per share, basic and
 diluted....................... $    (0.23)                 $    (0.26)
                                ==========                  ==========
Shares used in computing net
 loss per share, basic
 and diluted................... 36,184,858  (10,343,137)(d) 25,841,721

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

      Pro forma adjustments for the unaudited pro forma combined statement of operations for the nine months ended September 30, 1999 and the unaudited pro forma combined balance sheet as of September 30, 1999 are as follows:

      (a) To reflect the incorporation of OpenTV Corp. and the subsequent exchange of MIH Limited's OpenTV, Inc. Class B Common Stock for Class B Ordinary Shares of OpenTV Corp. and record the minority stockholder's 21.4% interest in OpenTV, Inc. as of September 30, 1999.

      (b) To reflect the sale of 23,648,646 Series C-1 Convertible Preference Shares at $1.11 per share and warrants to purchase 4,729,728 Class A Ordinary Shares to a new investor group and 4,504,504 Series C-2 Convertible Preference Shares at $1.11 per share to Sun Microsystems for net proceeds of $31.0 million. At the closing of these offerings, all of the Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares will convert into 5,630,628 Class A Ordinary Shares. The difference between the mid-point of the estimated price range for shares in OpenTV Corp.'s initial public offering ("IPO") and the conversion price on the date of the transaction resulted in a beneficial conversion feature equal to the gross proceeds of $31.2 million. Under EITF 98-5, the beneficial conversion feature will result in a preferred stock dividend of $31.2 million in the quarter ending December 31, 1999. The beneficial conversion feature is a one time preferred stock dividend recorded on the sale of the convertible preference shares and is reflected in the unaudited pro forma combined balance sheet as an increase in additional paid-in capital and accumulated deficit.

      The warrants issued to the new investors are exercisable for two years at an exercise price of $5.55 per ordinary share. OpenTV Corp. valued the warrants using the Black-Scholes option pricing model applying an expected life of two years, a weighted average risk free rate of 6%, a dividend yield of zero percent, volatility of 60% and a deemed fair value of ordinary shares equal to the mid-point of the estimated price range for shares in OpenTV Corp.'s IPO. The fair value of $63.9 million represents a non-cash warrant operating expense given as an inducement to the investors to enter into current or future strategic agreements that will be recognized in the quarter ending December 31, 1999. This is a one time charge and, accordingly, was not reflected in the pro forma combined statement of operations. However, it is reflected in the unaudited combined balance sheet as an increase in warrants and accumulated deficit.

      Concurrent with the financing, OpenTV Corp. entered into strategic agreements with three of the six investors: American Online, Inc., News Corporation and Time Warner, Inc. Under these strategic agreements, services are being exchanged during the duration of the agreements which represent non-monetary transactions between the parties. There is no objective basis for assigning fair value to the services being exchanged and, in accordance with APB 29, no value has been assigned. However, as OpenTV Corp. incurs costs to provide services under these agreements, the amounts will be expensed as incurred.

      (c) To record the minority stockholder's 21.4% interest in the results of operation for the nine months ended September 30, 1999.

      (d) Basic and diluted net loss per share (pro forma) is computed using the weighted-average number of ordinary shares outstanding giving effect to the Transaction as if it occurred on January 1, 1998.

      Due to OpenTV, Inc.'s accumulated deficit and net loss for the year ended December 31, 1998, no pro forma adjustment for minority interest is required. Therefore, the unaudited pro forma combined statement of operations data for the year ended December 31, 1998 was not presented.

          HISTORICAL PREDECESSOR SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data of OpenTV, Inc. (the predecessor to OpenTV Corp.) should be read in conjunction with, and are qualified by reference to, our consolidated financial statements, including the notes thereto, and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations", which are included elsewhere in this prospectus. The consolidated statement of operations data for the period from July 1, 1996 (date of inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, and the consolidated balance sheet data as of December 31, 1996, 1997 and 1998, are derived from, and qualified by reference to, our audited financial statements, which are included elsewhere in this prospectus. The consolidated balance sheet data as of September 30, 1999 and the consolidated statement of operations data for the nine months ended September 30, 1998 and 1999 are derived from, and are qualified by reference to, our unaudited consolidated financial statements, which are included elsewhere in this prospectus. OpenTV Corp. holds 78.5% of the common stock of OpenTV, Inc. as of October 21, 1999 (82.7 % after giving effect to the exercise of outstanding employee stock options to purchase shares of common stock of OpenTV, Inc. and the issuance of additional shares of common stock of OpenTV, Inc. to OpenTV Corp. at the closing of these offerings) and will consolidate OpenTV, Inc.'s results and record a minority interest for the portion not owned.

                             July 1, 1996          Year Ended          Nine Months Ended
                          (Date of Inception)     December 31,            September 30,
                            to December 31,   ----------------------  ----------------------
                                 1996            1997        1998        1998        1999
                          ------------------- ----------  ----------  ----------  ----------
                                  (in thousands, except share and per share data)
Consolidated Statement
 of Operations Data:
Revenues:
  Royalties.............       $     --       $    2,382  $    2,788  $    1,890  $   10,061
  License fees..........             287           1,255       1,578       1,043       1,904
  Services and other....             731           3,322       5,102       3,183       5,592
                               ---------      ----------  ----------  ----------  ----------
   Total revenues.......           1,018           6,959       9,468       6,116      17,557
                               ---------      ----------  ----------  ----------  ----------
Operating expenses:
  Cost of services and
   other revenues.......             587           3,290       4,736       3,131       3,472
  Research and
   development..........           2,590           6,219       7,514       5,328       8,227
  Sales and marketing...             845           4,323       7,418       5,433       7,834
  General and
   administrative.......           1,126           3,929       3,995       2,845       5,721
  Amortization of
   intangibles..........             --              --          --          --          827
                               ---------      ----------  ----------  ----------  ----------
   Total operating
    expenses............           5,148          17,761      23,663      16,737      26,081
                               ---------      ----------  ----------  ----------  ----------
Loss from operations....          (4,130)        (10,802)    (14,195)    (10,621)     (8,524)
Other income (expense),
 net....................             172             113          (7)          1         (40)
                               ---------      ----------  ----------  ----------  ----------
Net loss................       $  (3,958)     $  (10,689) $  (14,202) $  (10,620) $   (8,484)
                               =========      ==========  ==========  ==========  ==========
Net loss per share,
 basic and diluted......       $   (0.43)     $    (0.43) $    (0.43) $    (0.32) $    (0.23)
                               =========      ==========  ==========  ==========  ==========
Shares used in computing
 net loss per share,
 basic and diluted......       9,210,877      24,973,614  33,212,803  33,197,261  36,184,858

                                          As of December 31,         As of
                                        -----------------------  September 30,
                                         1996   1997     1998        1999
                                        ------ -------  -------  -------------
                                                   (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents.............. $5,357 $   293  $ 3,324     $ 2,580
Working capital (deficit)..............  3,627  (2,272)  (1,459)     (1,325)
Total assets...........................  7,482   4,878   10,038      18,312
Convertible notes payable to
 stockholders..........................    --      --     7,000         --
Redeemable common stock................    --      --       117      10,200
Total stockholders' equity (deficit)...  4,677    (158)  (4,783)       (140)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with the Financial Statements of OpenTV, Inc. (the predecessor to OpenTV Corp.) included elsewhere in this prospectus. OpenTV Corp. holds 78.5% of the common stock of OpenTV, Inc. as of October 21, 1999 (82.7% after giving effect to the exercise of outstanding employee stock options to purchase shares of common stock of OpenTV, Inc. and the issuance of additional shares of common stock of OpenTV, Inc. to OpenTV Corp. at the closing of these offerings) and will consolidate OpenTV, Inc.'s results and record a minority interest for the portion not owned.

Background

      We are the leading worldwide provider of software that enables digital interactive television. Our software is running on over 4.5 million set-top boxes worldwide, with 22 network operators in 17 countries having selected our OpenTV Runtime software as their interactive platform. Our digital interactive solution enhances a television viewer's experience without changing viewing habits and provides a rich audio and video television environment for enhanced applications such as e-commerce.

Revenues

      We currently generate revenues from the following sources:

     .  royalties associated with our OpenTV Runtime software

     .  fees from licenses of our software products

     .  fees for training, maintenance and software development services

      Royalty revenue is generated as manufacturers and network operators deploy digital set-top boxes enabled with OpenTV Runtime. Royalties associated with OpenTV Runtime become due from set-top box manufacturers upon the manufacturers' shipment of new set-top boxes enabled with OpenTV Runtime. We also receive royalties from network operators when they install or upgrade OpenTV Runtime to set-top boxes that have already been deployed. We recognize royalties from licensees when notified of revenues earned. Notifications are generally received 30 to 45 days following the quarter or month during which the royalty obligation is incurred.

      We license our application development tools and our head-end software to customers for an initial license fee. Our customers generally include network operators, set-top box manufacturers and independent application and content developers. We recognize software license fees upon shipment if each of the following are true:

     .  a signed contract exists

     .  the fee is fixed and determinable

     .  the collection of the resulting receivable is probable

     .  product returns are reasonably estimable

      We license our OpenTV Hardware Porting Kit ("HPK") to set-top box manufacturers, chip set manufacturers and conditional access vendors. The license fee is recognized upon completion of integration of OpenTV Runtime with the licensee's hardware or software.

      For contracts with multiple obligations (e.g., maintenance and other services), revenues from product licenses are recognized when delivery has occurred, collection of the receivable is probable, the fee is fixed or determinable and vendor-specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement.

      We receive services and other revenues from the following sources:

     .  annual maintenance and support fees

     .  training

     .  fees for integration and program management services

     .  long-term software development contracts

      We recognize revenue from maintenance and support fees for ongoing customer support and product updates ratably over the period of the relevant contract. Payments for maintenance and support fees are generally made in advance and are non-refundable. For revenue allocated to consulting services and for consulting services sold separately, we recognize revenue as the related services are performed. For product licenses sold with integration services we recognize revenue based on the completed contract method. We recognize revenue from software development contracts of less than six months in duration based on the completed contract method. For longer-term contracts, we generally recognize revenue on the percentage of completion method. Under the percentage of completion method the extent of progress towards completion is measured based on actual costs incurred to total estimated costs. Provisions for estimated losses on uncompleted contracts are made in the period in which estimated losses are determined. Revenue from the sale of hardware components and manuals are recognized upon shipment.

      In future periods, we expect to generate significant revenues from our applications business, including fees for custom developed applications and revenue sharing arrangements related to advertising and e-commerce applications.

Operating Expenses

      Cost of revenues for royalties and license fees have not been material to date. Cost of revenues for services consists primarily of personnel expenses, costs related to outside consultants, travel and overhead associated with software development, program management, customer and technical support and training. Future versions of our products may require third-party royalties that, if they became material, we would record as a cost of revenues.

      Research and development expenses consist primarily of salary and other related costs for personnel and independent consultants for our development efforts. We believe that continued investment in research and development is critical to attaining our strategic objectives. We plan to increase the level of research and development expenses, both to develop new versions of OpenTV Runtime and to create interactive applications and services.

      Sales and marketing expenses consist primarily of personnel and related costs for our direct sales force and marketing staff and costs associated with marketing programs, including tradeshows, public relations and marketing materials. We plan to increase the level of our sales and marketing expenses substantially over the next year, as we increase spending on advertising and marketing programs to build the OpenTV brand and establish additional international sales and support offices to expand our presence in new geographic markets.

      General and administrative expenses consist primarily of personnel and related costs for general corporate functions, including finance, accounting and human resources. We expect these expenses to increase as we hire additional general and administrative employees worldwide.

Losses

      From inception through September 30, 1999, we have an accumulated deficit of $37.3 million and have not achieved profitability on a quarterly or annual basis. We expect to continue to incur losses for the foreseeable future.

Nine months ended September 30, 1998 and 1999

      The following table sets forth the results of our operations. These historical results are not necessarily indicative of results to be expected for any future period.

                         Nine Months Ended Nine Months Ended Nine Months Ended Nine Months Ended
                           September 30,     September 30,     September 30,     September 30,
                               1998              1999              1998              1999
                         ----------------- ----------------- ----------------- -----------------
                                    (in thousands)              (percentage of total revenues)
Revenues:
  Royalties.............     $  1,890           $10,061              31 %              57 %
  License fees..........        1,043             1,904              17                11
  Services and other....        3,183             5,592              52                32
                             --------           -------            ----               ---
    Total revenues......        6,116            17,557             100               100
                             --------           -------            ----               ---
Operating expenses:
  Cost of services and
   other revenues.......        3,131             3,472              51                20
  Research and
   development..........        5,328             8,227              87                47
  Sales and marketing...        5,433             7,834              89                44
  General and
   administrative.......        2,845             5,721              47                32
  Amortization of
   intangibles..........           --               827               0                 5
                             --------           -------            ----               ---
    Total operating
     expenses...........       16,737            26,081             274               148
                             --------           -------            ----               ---
Loss from operations....      (10,621)           (8,524)           (174)              (48)
Other income (expense),
 net....................            1                40              --                 0
                             --------           -------            ----               ---
Net loss................     $(10,620)          $(8,484)           (174)%             (48)%
                             ========           =======            ====               ===

Revenues

      Our total revenues increased 187% from $6.1 million for the nine month period ended September 30, 1998 to $17.6 million for the nine month period ended September 30, 1999. For the nine month period ended September 30, 1998, our largest customer accounted for 19% of our total revenues. For the nine month period ended September 30, 1999, our two largest customers accounted for 13% and 10%, respectively, of our total revenues.

      Royalties. Royalties increased 432% from $1.9 million for the nine months ended September 30, 1998 to $10.1 million for the nine month period ended September 30, 1999. The increase was largely attributable to the launches of OpenTV enabled interactive services by two network operators, BSkyB and Via Digital.

      License fees. License fees increased 83% from $1.0 million for the nine month period ended September 30, 1998 to $1.9 million for the nine month period ended September 30, 1999. This increase was primarily attributable to an increase in the number of our customers, which translated into greater product demand. In addition, the launches of OpenAuthor and OpenStreamer during first quarter 1999 generated revenue of $380,000 and $406,000, respectively during the nine month period ended September 30, 1999.

      Services and other. Services and other revenues increased 76% from $3.2 million for the nine month period ended September 30, 1998 to $5.6 million for the nine month period ended September 30, 1999. The increase was primarily attributable to an increase in demand for services due to a larger customer base and to increased Hardware Porting Kit integration and amortization of related deferred maintenance revenues of $1.5 million.

Operating Expenses

      Our total operating expenses increased 56% from $16.7 million for the nine month period ended September 30, 1998 to $26.1 million for the nine month period ended September 30, 1999.

      Cost of services and other revenues. Our total cost of services and other revenues increased 11% from $3.1 million for the nine month period ended September 30, 1998 to $3.5 million for the nine month period ended
September 30, 1999.

      Research and development. Research and development expenses increased 54% from $5.3 million for the nine month period ended September 30, 1998 to $8.2 million for the nine month period ended September 30, 1999. This increase was primarily due to an increase in the number of personnel developing enhanced functionality for OpenTV Runtime and related software applications.

      Sales and marketing. Sales and marketing expenses increased 44% from $5.4 million for the nine month period ended September 30, 1998 to $7.8 million for the nine month period ended September 30, 1999. This increase was primarily attributable to the initiation of new marketing programs and higher trade show expenses.

      General and administrative. General and administrative expenses increased 101% from $2.8 million for the nine month period ended September 30, 1998 to $5.7 million for the nine month period ended September 30, 1999. The increase was primarily attributable to an increase in the number of personnel and related stock-based compensation.

      Amortization of intangibles. In March 1999, we acquired the intellectual property from Thomson Consumer Electronics for $7.6 million. We are amortizing this asset over a five year estimated life and recorded $827,000 in amortization expense for the nine month period ended September 30, 1999.

      Stock-based compensation. We recorded non-cash deferred stock compensation of $16.9 million for the nine month period ended September 30, 1999, representing the difference between the exercise price and deemed fair market value for options to purchase shares granted to our employees and the fair value attributable to options granted to non-employees, of which $22,000, $278,000, $233,000 and $1.8 million was allocated to cost of services and other revenues, research and development, sales and marketing and general and administrative expenses, respectively. Accordingly, we amortized $2.3 million of deferred compensation during the nine month period ended September 30, 1999. Accretion of $10.0 million was recorded on the redeemable Class A Common Stock during the nine month period ended September 30, 1999. We recorded no deferred compensation expense during the nine month period ended September 30, 1998.

      Other income (expense), net. Interest expense increased from $15,000 for the nine month period ended September 30, 1998 to $73,000 for the nine month period ended September 30, 1999. The increase was primarily due to interest expense on convertible notes payable to stockholders. Interest income was $16,000 for the nine month period ended September 30, 1998 and $15,000 for the nine month period ended September 30, 1999. Other income increased from zero for the nine month period ended September 30, 1998 to $98,000 for the nine month period ended September 30, 1999. This increase was primarily due to foreign exchange transaction gains recorded in the nine month period ended September 30, 1999.

Years Ended December 31, 1997 and 1998

      The following table sets forth the results of our operations. These historical results are not necessarily indicative of results we expect for any future period.

                            Year Ended        Year Ended        Year Ended        Year Ended
                         December 31, 1997 December 31, 1998 December 31, 1997 December 31, 1998
                         ----------------- ----------------- ----------------- -----------------
                                    (in thousands)              (percentage of total revenues)
Revenues:
  Royalties.............     $  2,382          $  2,788              34 %              29 %
  License fees..........        1,255             1,578              18                17
  Services and other....        3,322             5,102              48                54
                             --------          --------            ----              ----
    Total revenues......        6,959             9,468             100               100
                             --------          --------            ----              ----
Operating expenses:
  Cost of services and
   other revenues.......        3,290             4,736              48                51
  Research and
   development..........        6,219             7,514              89                79
  Sales and marketing...        4,323             7,418              62                78
  General and
   administrative.......        3,929             3,995              56                42
                             --------          --------            ----              ----
    Total operating
     expenses...........       17,761            23,663             255               250
                             --------          --------            ----              ----
Loss from operations....      (10,802)          (14,195)           (155)             (150)
Other income (expense),
 net....................          113                (7)              1                 0
                             --------          --------            ----              ----
Net loss................     $(10,689)         $(14,202)           (154)%            (150)%
                             ========          ========            ====              ====

Revenues

      Total revenues increased 36% from $7.0 million for fiscal 1997 to $9.5 million for fiscal 1998. For fiscal 1997, our largest customer accounted for 35% of our total revenues, while for fiscal 1998, our two largest customers accounted for 16% and 14%, respectively, of our total revenues.

      Royalties. Royalties increased 17% from $2.4 million in fiscal 1997 to $2.8 million in fiscal 1998. The increase was largely attributable to the addition of new network operators and an increase in the number of subscribers for our existing network operators.

      License fees. License fees increased 26% from $1.3 million in fiscal 1997 to $1.6 million in fiscal 1998. This increase was primarily attributable to higher numbers of network operators and set-top box manufacturers licensing our software products.

      Services and other. Services and other revenues increased 54% from $3.3 million for fiscal 1997 to $5.1 million for fiscal 1998. The increase was primarily attributable to $1.3 million of revenues recognized in 1998 under a new long-term software development contract accounted for on the percentage of completion method. Backlog from software development contracts accounted for on the completed contract method was $800,000 and $700,000 at December 31, 1998 and 1997, respectively.

Operating Expenses

      Total operating expenses increased 33% from $17.8 million for fiscal 1997 to $23.7 million for fiscal 1998.

      Cost of services and other revenues. Cost of services and other revenues increased 44% from $3.3 million for fiscal 1997 to $4.7 million for fiscal 1998. The increase was primarily attributable to approximately $2.6 million in costs recognized under a long-term software development contract during fiscal 1998 versus $982,000 during fiscal 1997.

      Research and development. Research and development expenses increased 21% from $6.2 million for fiscal 1997 to $7.5 million for fiscal 1998. This increase was primarily attributable to an increase in the number of personnel developing enhanced functionality for OpenTV Runtime and related software applications.

      Sales and marketing. Our sales and marketing expenses increased 72% from $4.3 million for fiscal 1997 to $7.4 million for fiscal 1998. The increase was primarily attributable to increased expenses incurred in connection with trade shows and additional marketing programs.

      General and administrative. Our general and administrative expenses increased 2% from $3.9 million for fiscal 1997 to $4.0 million for fiscal 1998.

      Stock-based compensation. We recorded deferred stock compensation expense of $49,000 in 1998, representing the difference between the exercise price and deemed fair market value for options to purchase shares granted to our employees. Accordingly, we amortized deferred compensation expense of approximately $13,000 during fiscal 1998, which was allocated to general and administrative expenses. We recorded no deferred compensation expense during fiscal 1997.

      Other income (expense), net. We recognized other income of $113,000 for fiscal 1997 and other expense of $7,000 for fiscal 1998. The change was primarily attributable to a lower average cash balance during fiscal 1998 and interest expense incurred on $7.0 million of convertible promissory notes during 1998. These notes were converted to our ordinary shares in March 1999.

      Income taxes. As of December 31, 1998, we had federal, state and foreign net operating loss carryforwards of $10.6 million, $4.7 million and $0.5 million, respectively, which will expire at various dates, through 2003 for state and foreign, and 2018 for federal income tax purposes, if not utilized. We have taken a full valuation allowance against the deferred tax asset because of the uncertainty regarding its realization. We recognized no income tax expense in 1997 and 1998.

The Period From July 1, 1996 (Date of Inception) to December 31, 1996 and Year Ended December 31, 1997

      The following table sets forth the results of our operations. These historical results are not necessarily indicative of results we expect for any future period.

                            Period from                         Period from
                          July 1, 1996 to     Year Ended      July 1, 1996 to     Year Ended
                         December 31, 1996 December 31, 1997 December 31, 1996 December 31, 1997
                         ----------------- ----------------- ----------------- -----------------
                                    (in thousands)              (percentage of total revenues)
Revenues:
  Royalties.............      $    --          $  2,382             --  %              34 %
  License fees..........          287             1,255              28                18
  Services and other....          731             3,322              72                48
                              -------          --------            ----              ----
    Total revenues......        1,018             6,959             100               100
                              -------          --------            ----              ----
Operating expenses:
  Cost of services and
   other revenues.......          587             3,290              58                47
  Research and
   development..........        2,590             6,219             254                89
  Sales and marketing...          845             4,323              83                62
  General and
   administrative.......        1,126             3,929             111                57
                              -------          --------            ----              ----
    Total operating
     expenses...........        5,148            17,761             506               255
                              -------          --------            ----              ----
Loss from operations....       (4,130)          (10,802)           (406)             (155)
Other income ...........          172               113              17                 1
                              -------          --------            ----              ----
Net loss................      $(3,958)         $(10,689)           (389)%            (154)%
                              =======          ========            ====              ====

Revenues

      Total revenues increased 584% from $1.0 million for the period from July 1, 1996 to December 31, 1996 to $7.0 million in the full year ended December 31, 1997. For the period from July 1, 1996 to December 31, 1996, our top four customers accounted for 30%, 20%, 15% and 10%, respectively, of our total revenues, while for fiscal 1997, our top customer accounted for 35% of our total revenues.

      Royalties. We did not recognize royalty revenues for the period from July 1, 1996 to December 31, 1996. We recognized $2.4 million in 1997 as our customers initiated shipments of OpenTV Runtime in the first quarter of 1997.

      License fees. License fees increased 337% from $287,000 for the period from July 1, 1996 to December 31, 1996 to $1.3 million for fiscal 1997. The increase in license revenues was primarily attributable to higher numbers of network operators and set-top box manufacturers using OpenTV software.

      Services and other. Services and other revenues increased 354% from $731,000 for the period from July 1, 1996 to December 31, 1996 to $3.3 million for fiscal 1997. The increase was primarily attributable to a full year of amortization of maintenance fees on licensed products and Hardware Porting Kit integration services for fiscal 1997.

Operating Expenses

      Total operating expenses increased 245% from $5.1 million for the period from July 1, 1996 to December 31, 1996 to $17.8 million for fiscal 1997.

      Cost of services and other revenues. Cost of services and other revenues increased 460% from $587,000 for the period from July 1, 1996 to December 31, 1996 to $3.3 million for fiscal 1997. The increase was primarily attributable to a full year of sales and related expenses and $982,000 of costs associated with a long-term software development contract recorded during fiscal 1997.

      Research and development. Research and development expenses increased 140% from $2.6 million for the period from July 1, 1996 to December 31, 1996 to $6.2 million for fiscal 1997. The increase was primarily attributable to an increase in the number of research and development personnel and a full year of expense during fiscal 1997.

      Sales and marketing. Sales and marketing expenses increased 412% from $845,000 for the period from July 1, 1996 to December 31, 1996 to $4.3 million for fiscal 1997. The increase was primarily attributable to an increase in the number of sales and marketing personnel, and expenses incurred from trade shows and new marketing programs, and a full year of expense during fiscal 1997.

      General and administrative. General and administrative expenses increased 249% from $1.1 million for the period from July 1, 1996 to December 31, 1996 to $3.9 million for fiscal 1997. The increase was primarily attributable to an increase in the number of general and administrative personnel and a full year of expense during fiscal 1997.

      Other income. Other income (expense), net decreased 34% from $172,000 for the period from July 1, 1996 to December 31, 1996 to $113,000 for fiscal 1997. The decrease was primarily attributable to a lower average cash balance during fiscal 1997.

Liquidity and Capital Resources

      Since inception, we have financed our operations primarily through sales of equity capital and short-term loans from our shareholders. At September 30, 1999, we had an accumulated deficit of $37.3 million, and we had cash and cash equivalents of $2.6 million. At December 31, 1998 and 1997, we had an accumulated deficit of $28.8 million and $14.6 million, respectively, and cash and cash equivalents of $3.3 million and $293,000, respectively.

      Our operating activities utilized cash in the amount of $5.4 million for the nine months ended September 30, 1999, $11.0 million for fiscal 1998 and $9.4 million for fiscal 1997. The net cash utilized during these periods was used primarily to fund our research and development and marketing efforts.

      Net cash utilized for investing activities was $1.4 million for the nine month period ended September 30, 1999, $2.6 million for fiscal 1998 and $1.5 million for fiscal 1997. The net cash utilized was primarily for the purchase of computer systems and equipment.

      Net cash provided by financing activities was $6.1 million for the nine month period ended September 30, 1999, $16.8 million for fiscal 1998 and $5.8 million for fiscal 1997. The net cash provided in 1997 was from the sale of common stock. Net cash provided in 1998 was from the proceeds from the notes payable to shareholders of $7.0 million and payment on a receivable from a shareholder of $9.7 million. The net cash provided for the nine months ended September 30, 1999 was from the proceeds from notes payable to a shareholder of $2.5 million and the sale of common stock of $3.5 million.

      Our October 23, 1999 sale of Series C-1 Convertible Preference Shares, Series C-2 Convertible Preference Shares and warrants to purchase Class A Ordinary Shares resulted in net proceeds of $31.0 million. The convertible preference shares have an embedded beneficial conversion feature which under EITF 98-5 will result in a preferred stock dividend of $31.2 million in the quarter ending December 31, 1999. The fair value attributable to the warrants to purchase our Class A Ordinary Shares of $63.9 million (based on the mid-point of the estimated price range on the cover of this prospectus) will be recorded in operating results as a non-cash warrant expense in the quarter ending December 31, 1999.

      We plan to increase our investment in research and development to further enhance OpenTV Runtime and to develop new software applications, and in sales and marketing to further brand the OpenTV name. We believe the net proceeds from our recent securities issuances and these offerings, along with the anticipated funds from operations, will satisfy our working capital, projected product development, marketing and capital expenditure requirements for at least the next 12 months. In the long-term, we may require additional equity investment or borrowings to fund our business plan.

Recent Accounting Pronouncements

      In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and amortization of such costs. We adopted this standard on January 1, 1999 and do not expect it to have a material impact on our results of operations, financial position or cash flows.

      In April 1998, the AcSEC issued SOP 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998. It requires costs of start-up activities and organization costs to be expensed as incurred. As we have historically expensed these costs, the adoption of SOP 98-5 on January 1, 1999 did not have any impact on our results of operations, financial position or cash flows.

      In December 1998, AcSEC released SOP 98-9, "Modification of SOP 97-2, "Software Revenue Recognition,' with Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 97-2 to define how an entity recognizes revenue for multiple element arrangements for each element delivered. The provisions of SOP 98-9 became effective December 15, 1998. These paragraphs of SOP 97-2 and SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is prohibited. We do not expect the adoption of SOP 98-9 to have a material effect on our current revenue recognition policies.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for fiscal quarters beginning after June 15, 2000. We do not expect the adoption of SFAS No. 133 to have a material effect on our financial results.

Year 2000 Compliance

      Many currently installed computer systems and software products are coded to accept only two-digit year entries in the date code field. Consequently, on or before January 1, 2000, many of these systems could fail or malfunction because they may not be able to properly distinguish dates. As a result, computer systems and software used by many companies, including us, our customers and our potential customers, may need to be upgraded to comply with such "Year 2000" requirements.

      Risks. Our products operate in complex network environments and directly and indirectly interact with a number of our customers' hardware systems and software applications. These third party hardware systems and software applications may contain errors or defects associated with Year 2000 date functions. We do not currently have any information concerning the Year 2000 compliance status of our customers. We are presently unable to predict to what extent our business may be affected if hardware systems or software applications that operate in conjunction with our products contain errors or defects associated with Year 2000 date functions. Known or unknown Year 2000-related errors or defects that affect the operation of our products, when used in conjunction with other hardware systems or software applications could result in service interruptions of network operators using our products, damage to our reputation and possible litigation, any of which could materially adversely affect our business and results of operations.

      We incorporate hardware and software obtained from third parties into our products. We are seeking assurances from our vendors that such hardware and software comply with Year 2000 date functions. Despite testing by us and our current and potential customers, and assurances from developers of hardware and software incorporated into our products, our products may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown Year 2000-related errors or defects in hardware and software we obtain from third parties could result in service interruptions of network operators using our products, damage to our reputations and possible litigation, any of which could materially adversely affect our business and results of operations.

      Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failure interruptions. Year 2000 issues affecting our business, if not adequately addressed by us, our third party vendors or suppliers or our customers, could have a number of "worst case" consequences, including:

     . the inability of our customers to use our products and services to procure and manage their operating resources

     . claims from our customers asserting liability, including liability for breach of warranties related to the failure of our products and services to function properly, and any resulting settlements or judgments

     .  our inability to manage our own business

     .  damage to our reputation

      State of Readiness. We have developed and implemented a company-wide program to identify and remedy Year 2000 problems that may be present in our products as a result of incorporating into them the Year 2000 defective hardware and software obtained from third parties. Our program also covers searching for Year 2000 problems that may have been overlooked in the design of our products. We expect to complete testing our products in the fourth quarter of 1999. We are not currently aware of any material operational issues or costs associated with testing our products for Year 2000 compliance as such testing is a normal part of our quality assurance process. We have not tested and do not intend to test any non-current versions of our products. However, we may experience material unanticipated problems and costs caused by undetected Year 2000-related errors or defects in the technology used in our products.

      Costs. We have funded our company-wide Year 2000 program from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material. We will incur additional costs related to the company-wide Year 2000 program for administrative personnel to manage the program, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. In addition, we may experience presently unanticipated material costs with our company-wide Year 2000 program that could seriously harm our business.

Contingency Plan

      We have developed a contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations. This plan is designed to mitigate the impact on our business and our customers' business in the event a Year 2000 problem occurs. The plan calls for the preparation and readiness of certain technical personnel on critical dates and provides for the ability of those personnel to access critical data at such times. Although we do not expect significant customer Year 2000 problems, the plan also contains a customer response component pursuant to which certain technical teams are prepared to deal with potential customer Year 2000 problems, including on an onsite basis if necessary, at relatively short notice. This plan may result in additional expense for us and may require the allocation of engineering resources to solve any such Year 2000 problems. The extent of any expense that may be incurred is unknown at this time, but we believe that the financial and operational impact on us will not be material.

                                    BUSINESS

Our Business

      We are the leading worldwide provider of software that enables digital interactive television. Our software is running on over 4.5 million set-top boxes worldwide, with 22 network operators in 17 countries having selected our OpenTV Runtime software as their interactive platform. Our digital interactive solution enhances a television viewer's experience without changing viewing habits and provides a rich audio and video television environment for enhanced applications, such as e-commerce. The majority of our revenues today are generated from royalties and fees related to our core software platform. In addition, we are developing interactive applications that we intend to license to network operators in exchange for a share of advertising and e-commerce revenues.

      Increasing competition to acquire and retain subscribers is driving network operators to differentiate themselves by providing enhanced television viewing and other interactive services. Our patented software platform provides a comprehensive and highly portable solution for the development and delivery of digital interactive services to television viewers, without significant investment in hardware or digital infrastructure by network operators. We believe our software products are accelerating the acceptance and use of digital interactive television worldwide and will serve as a bridge to the future by providing digital interactive television over both existing and broadband networks.

Strategy

      The following are principal components of our business and growth strategy.

     . Continue to expand our global presence. Our OpenTV system is the first digital interactive television software being deployed by multiple network operators and set-top box manufacturers on a significant scale. Our software platform has been adopted by 22 network operators in 17 countries, including France, Italy, Spain and the United Kingdom. We plan to leverage this first mover advantage by expanding within our current markets and entering new markets in Europe, Asia, Latin America and the United States. For example, as a result of our focus on Asia, which has nearly one-half of all worldwide television households, we recently signed an agreement with CBSat, a network operator in China.

     . Capitalize on worldwide transition to digital television. We believe the vast installed base of one billion television households worldwide will rapidly migrate to digital technology. We believe that digital set-top boxes will provide the bridge to mass adoption of digital technology prior to the eventual proliferation of more costly digital television sets. Our proven platform enables the reception of digital signals and provides a fully-functional interactive television experience that can be delivered through a low-cost set-top box and within today's digital network infrastructure. Because network operators frequently pay for much of the expense of deploying set-top boxes and installing digital network infrastructure, our low-cost solution is attractive to network operators planning to deploy interactive television services on a large scale. In contrast, many competing products require a retooling of broadcast facilities with more expensive hardware and additional network infrastructure.

     . Enhance and extend our technology. We are continually enhancing and upgrading our software. For example, we are currently shipping the third generation of our OpenTV Runtime software. We are developing additional software features in anticipation of the eventual proliferation of two-way broadband communication and increased set-top box memory and performance. Through our close partnership with Sun Microsystems, Inc. we are developing future versions of OpenTV Runtime based on Java technology. As we update our technology, we intend to make future versions of OpenTV Runtime backward compatible, which allows existing applications to run on future versions of our software without modification. Our software can be upgraded by network operators via "flash downloads" that are transmitted directly to set-top boxes without viewer involvement, and we anticipate that software upgrades will become a significant source of future revenues. Furthermore, we maintain our technology leadership through participation in standards-setting bodies, including Digital Video Broadcasting, Advanced Television Systems Committee and Open Cable.

     . Encourage independent application development. We encourage television program developers and independent parties to design and create additional applications with the help of our training and support services and user-friendly authoring tools. A substantial and growing number of independent programmers are designing interactive television applications to run on our open software platform. We have created an in-house team with training in traditional television production that assists third-parties with their projects and helps us with our own application development. As the volume and quality of interactive content and services provided using the OpenTV system expands, we expect that more viewers and customers will be attracted to our solution.

     . Develop our applications business and share revenues from advertising and e-commerce. We are creating, with our content and e-commerce partners, a core set of turn-key applications to run on the OpenTV system. These include applications for an interactive weather service, e-commerce, home banking and e-mail. We expect to participate in the recurring advertising and transaction-based revenue generated by these applications through revenue sharing agreements with our content partners and network operators. For example, we have recently signed a revenue-sharing agreement with EchoStar Satellite Corporation in which we will provide certain applications in exchange for a percentage of the revenues generated by these applications.

Customers and Industry Relationships

      We have established significant relationships with network operators, set-top box manufacturers, chip set manufacturers, conditional access vendors and independent application developers around the world. Our customer and industry relationships include the following:

     . 22 network operators that use our OpenTV Runtime software, generally along with our head-end software for broadcasting interactive content, our application development tools and other specially developed applications

     . 21 set-top box manufacturers that license OpenTV Runtime for distribution in their set-top boxes, generally including the use of our Hardware Porting Kit

     . 7 chip set manufacturers that use our Hardware Porting Kit to assure the compatibility of their products with OpenTV Runtime

     . 5 conditional access vendors with which we have worked to ensure the compatibility of our system

     . numerous independent application developers that use our application development tools to author programs for use with the OpenTV system

     . digital television set manufacturers can incorporate our software, which is platform-neutral, at the time of production, or our software can be subsequently downloaded into digital television sets via broadcast from a network operator (a "flash download") for the reception of digital interactive television without a set-top box

      Since our introduction of the OpenTV system in late 1996, the number of our customers and the number of set-top boxes deployed with our software have both grown rapidly. The following table demonstrates our recent growth.

                               June 30, Dec. 31, June 30, Dec. 31, June 30, Sept. 30,
                                 1997     1997     1998     1998     1999     1999
                               -------- -------- -------- -------- -------- ---------
                                              (all figures cumulative)
     Network operators
      launched...............      1        3         7        9       12        13
     Set-top box
      manufacturers
      shipping...............      3        4         4        9       13        13
     Set-top boxes deployed
      (000's)................    252      687     1,121    1,925    3,501     4,523

Network Operators

      OpenTV based interactive services have been launched by 13 network operators around the world. Another nine network operators are planning to launch digital interactive services on the OpenTV platform within the next year. The following chart provides information about network operators that are currently using the OpenTV system:

     Network Operator                          Country    Launch      Type
     ----------------                        ------------ ------ ---------------
     Television par Satellite (TPS).........    France    Q4:96     Satellite
     MultiChoice Africa..................... South Africa Q4:97     Satellite
     Telia Infomedia TV.....................    Sweden    Q4:97  Cable/Satellite
     France Telecom.........................    France    Q1:98       Cable
     Lyonnaise Cable........................    France    Q1:98       Cable
     Tele Danmark Kabel TV..................   Denmark    Q1:98       Cable
     MultiChoice Middle East................ Middle East  Q2:98     Satellite
     BSkyB..................................      UK      Q4:98     Satellite
     FUN (FreeTV)...........................   Germany    Q4:98     Satellite
     Stream.................................    Italy     Q1:99  Cable/Satellite
     Senda..................................    Sweden    Q2:99    Terrestrial
     Via Digital............................    Spain     Q2:99     Satellite
     Teleon.................................    Turkey    Q3:99  Satellite/MMDS

      The following network operators are planning to launch digital interactive services on the OpenTV platform within the next year:

     Network Operator                                        Country     Type
     ----------------                                      ----------- ---------
     Austar...............................................  Australia  Satellite
     Casema............................................... Netherlands   Cable
     CBSat................................................    China    Satellite
     EchoStar.............................................     USA     Satellite
     FOXTEL...............................................  Australia  Satellite
     Image Wireless.......................................   Canada      MMDS
     MediaKabel........................................... Netherlands   Cable
     MultiChoice Hellas...................................   Greece    Satellite
     Sky New Zealand...................................... New Zealand Satellite

Set-Top Box Manufacturers

      We market and license our OpenTV Runtime software and our Hardware Porting Kit to digital set-top box manufacturers. Because our software is platform neutral and flexible, we have been able to establish relationships with a number of set-top box manufacturers. To date, 13 manufacturers have shipped set-top boxes enabled with OpenTV Runtime and we have signed license agreements with another eight manufacturers. We believe that our extensive base of relationships with set-top box manufacturers is an important advantage of the OpenTV system as it provides network operators with a broad choice of compatible, competitively priced hardware alternatives. The following table lists the set-top box manufacturers with which we have established relationships.

                                                                        Shipping
     Manufacturer                                                        Began
     ------------                                                       --------
     Sagem.............................................................  Q4:96
     UEC Technologies (Pty) Limited....................................  Q1:97
     Pace Micro Technology plc.........................................  Q2:97
     Asia Digital Broadcast Ltd........................................  Q3:97
     Amstrad (Manufactured by Samsung).................................  Q4:98
     Grundig...........................................................  Q4:98
     Humax Electronics Co Ltd..........................................  Q4:98
     Matsushita/Panasonic..............................................  Q4:98
     Samsung Electro-Mechanics Company, Ltd............................  Q4:98
     Thomson Multimedia................................................  Q4:98
     Italtel s.p.a.....................................................  Q1:99
     EchoStar Technologies Corp........................................  Q2:99
     Nokia Satellite Systems...........................................  Q2:99

      We are continuing to build relationships with additional set-top box manufacturers by targeting certain strategic vendors. The following manufacturers have signed licensing agreements with us and will begin producing set-top boxes containing our operating system in the near future.

      Avias Technology                      Philips
International                               Sony Corporation
      CPS Europe                            Visionetics
      Galaxis                               Zinwell Corporation
      Kiryung Electronics

Chip Set Manufacturers

      We also license our Hardware Porting Kit to chip set manufacturers that use it to ensure the compatibility of their products with the OpenTV system. By doing so, we are able to maximize the portability and compatibility of our system. Our relationship with chip set vendors helps us anticipate the evolution of their products 12 to 24 months in advance, giving us time to plan enhancements to OpenTV that will take advantage of the new product features. Furthermore, some of these vendors have developed software that is embedded into their chip sets that is designed to work with the OpenTV platform as a means to minimize time to market and technical risk for hardware manufacturers. To date, the following chip set manufacturers have licensed our Hardware Porting Kit.

      Conexant                              ST Microelectronics
      IBM Corporation                       Toshiba Corporation
      LSI Logic Corporation                 VLSI Technology
      NEC Electronics (UK) Limited

Conditional Access Vendors

      We have developed relationships with five conditional access vendors that have licensed our Hardware Porting Kit or with which we have consulted to ensure the compatibility of their products with the OpenTV system. Conditional access vendors produce systems that scramble and decode information streams to prevent access by unauthorized parties. Because the ability to integrate with multiple conditional access systems is difficult to achieve, we believe our relationships with these vendors are an important advantage. The following conditional access vendors have ensured the compatibility of their systems with OpenTV.

      Mindport                                France Telecom S.A.
      Nagra USA, Inc.                         NDS Limited
      Telenor A.S.

Independent Application Developers

      Numerous independent application developers have begun authoring programs for use with OpenTV, including many using our application development tools. We believe the proliferation of independent developers will facilitate the acceptance of the OpenTV system to the extent that it results in the availability of a rich and diverse set of applications.

Digital Television Set Manufacturers

      Digital television set manufacturers can incorporate chip sets that are compatible with our operating system or directly incorporate our operating system into digital television sets to enable the reception of digital interactive television without a set-top box. Digital television set manufacturers can incorporate chip sets designed to work with the OpenTV platform so that their television sets are compatible with our operating system. Our OpenTV Runtime software would be downloaded to these televisions by network operators without viewer involvement. Alternatively, if demand exists, digital television set manufacturers can incorporate our OpenTV Runtime software during the manufacturing process.

Network Operator Case Studies

BSkyB

      BSkyB launched OpenTV-enabled interactive services in October 1998 and now offers them to over 1.8 million of its subscribers. Because the majority of BSkyB's more than seven million subscribers are equipped with an analog set-top box, the rate of the rollout is dependent upon how quickly subscribers switch their existing analog set-top boxes for digital set-top boxes, which BSkyB is providing free of charge. Through the first six months of 1999, BSkyB added an average of approximately 100,000 digital interactive subscribers per month, 43% of whom were new BSkyB subscribers. BSkyB uses OpenTV software to offer its viewers an interactive soccer service that allows fans to choose camera angles, view replays and access statistics, among others.

      In October 1999, BSkyB launched an interactive shopping service through a joint venture between BSkyB, Panasonic, HSBC and British Telecom. The service provides viewers with a shopping environment that combines video and audio with rapid and easy site navigation using a standard remote control. BSkyB viewers are using the service to access the following interactive features.

     . On-line shopping. Viewers are browsing and purchasing a variety of products, including clothing, groceries, travel and automobiles from major British merchants, along with pizzas from Dominos.

     . Home banking. Viewers are accessing their bank statements, paying bills and buying products, such as mortgages.

     . Entertainment. Viewers are reviewing a wealth of information on films, music and weather and are booking tickets for concerts, sporting events, films and theater.

     . E-mail. Viewers can send and receive e-mail using either a remote control or an optional keyboard.

EchoStar

      We have signed a contract with EchoStar Satellite Corporation for the installation of OpenTV Runtime over its DISH Network satellite platform in the United States. EchoStar currently has over 2.7 million total subscribers and has been increasing its subscriber base by over 100,000 subscribers per month. EchoStar has announced that it will launch OpenTV-enabled interactive services and download them to a subset of customers using digital set-top boxes in early 2000.

      We are working with EchoStar to create and launch a compelling set of interactive services that will establish the DISH Network as the leader in the provision of interactive television in the United States. Services that are expected to be available upon launch will include e-mail, Internet access, an interactive weather forecast service, customer care and e-commerce applications with more enhanced services being introduced over time. In the event that we and EchoStar are unable to agree upon certain matters related to the development of these applications, EchoStar has the right to terminate our agreement. In exchange for our participation in developing and launching these applications, we will receive a fixed percentage of the net revenues these applications generate from advertising, commercial transactions and license fees. We intend to enter into similar arrangements with other network operators.

TPS (Television par Satellite)

      TPS launched digital interactive television on OpenTV-enabled set-top boxes in December 1996 and currently has nearly 750,000 subscribers on its pay television platform. TPS uses the OpenTV system to provide over 40 separate interactive services, including the following:

     . Interactive banking. Within two months of its introduction, nearly one-third of the TPS subscribers who were also customers of the partner bank had used the service and one-half of those had executed transactions.

     . Interactive weather service. TPS reports that this service is used by over 50% of its viewers on a typical day and averages over 70 million hits per month.

     . Interactive advertisements. TPS, in concert with its advertising partners, is creating interactive advertisements. For example, Renault aired an interactive television advertisement. Of TPS's 200,000 subscribers at the time, 76,000 used the interactive feature to access additional data. Of those customers, 5.4% used the service to order an information package to be delivered to their homes. In addition, 80% of users are demanding more interactive advertising.

     . Electronic program guide. We developed this application for TPS, which reports that 52% of its viewers use this service and that the EPG receives approximately 70 million hits per month.

Strategic Partners

      In October 1999, we completed a private placement of 23,648,646 Series C-1 Convertible Preference Shares and warrants to purchase 4,729,728 Class A Ordinary Shares to America Online, Inc., General Instrument Corp., Liberty Digital, Inc., News Corporation and Time Warner, Inc. We also sold 4,504,504 Series C-2 Convertible Preference Shares to Sun Microsystems, Inc. Upon consummation of our initial public offering, all of our Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares will convert into 5,630,628 Class A Ordinary Shares. The private placement resulted in net proceeds of $31.0 million. The convertible preference shares have an embedded beneficial conversion feature which under EITF 98-5 will result in a preferred stock dividend of $31.2 million in the quarter ending December 31, 1999. The fair value attributable to the warrants to purchase our Class A Ordinary Shares of $63.9 million (based on the mid-point of the estimated price range on the cover of this prospectus) will be recorded in operating results as a non-cash warrant expense in the quarter ending December 31, 1999.

      In connection with the investments, we entered into strategic agreements with three of our new investors. These agreements, which are described below, require us to undertake specific development work to produce software that can be used by the other party or marketed to our respective customers. These agreements are expected to create new business opportunities for us as applications are developed by us and deployed by the other parties or our customers. We believe these strategic agreements will increase our U.S. market penetration and allow us to expand the range of interactive applications available to our global client base.

America Online

      Our agreement with America Online, or AOL, provides for us to collaborate on the development and marketing of AOL applications to be delivered to television sets over our OpenTV Runtime software. Under the terms of the agreement, we will develop a suite of applications to deliver AOL's most popular online services to the television, including e-mail, instant messaging and information services such as news, financial information and weather. In addition, AOL and OpenTV will jointly market AOL services to cable, satellite and terrestrial broadcast network operators.

News Corporation

      We entered into a worldwide agreement with News Corporation to develop, license and market OpenTV set-top box software to News Corporation's participating affiliated satellite television platforms around the world. News Corporation's affiliated satellite television platforms include BSkyB in the United Kingdom, Stream in Italy, Sky New Zealand, FOXTEL in Australia, Sky Brazil, Sky Mexico, Sky Columbia, Sky Chile and Star TV in Asia. BSkyB, FOXTEL and Stream are already deploying OpenTV set-top box software to their subscribers, and Sky New Zealand has announced its intent to deploy OpenTV enabled programs and services. This agreement will provide us with access to News Corporation's extensive global satellite and cable platforms and will help us grow in markets where News Corporation is expanding and deploying its digital interactive services.

Time Warner

      We entered into an agreement with Warner Brothers and Turner Broadcasting Systems (Time Warner Inc. subsidiaries) to develop and market enhanced interactive television applications. Through this relationship, conventional television programs and television advertising will be enhanced with interactive information and e-commerce services. Initially, OpenTV and Time Warner will focus on enabling Warner and Turner programs with interactive features, but will later also market the interactive applications to other programming companies. OpenTV and Time Warner plan to address a wide range of programming genres and develop at least three interactive applications per year.

The OpenTV System

      The OpenTV system consists of the following comprehensive set of software products that enables the development and delivery of interactive television services in a digital environment:

     . OpenTV Runtime. The core software platform or operating system that manages the interactive television environment and enables digital reception on a viewer's set-top box.

     . Hardware Porting Kit. Documentation and tools that enable set-top box manufacturers, chip set manufacturers, conditional access vendors and others to extend and integrate OpenTV Runtime into, and make it compatible with, their products and devices.

     . OpenStreamer. Server software that resides at a network operator or e-commerce provider's central broadcasting facility or head-end and enables real-time interactive services by mixing data with audio and video streams into subscriber homes.

     . Application Development Tools. Our Software Development Kit and OpenAuthor products enable network operators and third-party developers to author interactive television applications and services.

     . Applications for Interactive Television. Our in-house application development group creates and authors, often in collaboration with content and e-commerce partners, interactive television applications and services.

OpenTV Runtime

      Our core product is our OpenTV Runtime software, an open, highly portable, modular and easy-to-install operating system for interactive television. OpenTV Runtime resides in each subscriber's set-top box where it provides a platform for and coordinates the digital broadcast and interactive services offered to that subscriber. OpenTV Runtime is composed of a comprehensive set of software components that serves as an operating system and supports very specialized digital interactive television features. It also includes an interpreter that translates between application software and the specific instruction set of the set-top box's processor on a real time basis. OpenTV Runtime offers the following significant advantages for network operators:

     . Ease of Installation. OpenTV Runtime can either be loaded on a set-top box by its manufacturer and shipped to a network operator, or it can be downloaded by a network operator directly into digital set-top boxes in subscribers' homes. These "flash downloads" typically occur in early morning hours and are completed within ten minutes. They have already been successfully performed for initial installation and upgrades of OpenTV Runtime without any subscriber intervention. Via Digital executed a flash download through which over 260,000 subscribers received OpenTV Runtime in May 1999 and TPS sent an overnight upgrade to over 500,000 subscribers in February 1999.

     . Maximum Flexibility and Compatibility. OpenTV Runtime is designed so that network operators can employ a wide variety of set-top box and head-end equipment brands, chip set vendors and conditional access systems. Accordingly, applications written for OpenTV Runtime can run on varying combinations of equipment on the same or different platforms. For example, BSkyB is running common applications across its system, even though its set-top boxes are being provided by four separate manufacturers.

     . Small Footprint. OpenTV Runtime is currently sized around the market need for digital interactive services to run on a low-cost set-top box having low processing and hardware memory requirements. OpenTV Runtime also allows a network operator to rapidly deploy interactive television services to a large number of subscribers without incurring prohibitive costs in the purchase of set-top boxes. OpenTV Runtime uses the experience of digital streaming to effect this advantage by enabling the set-top box to acquire only the applications it needs at the time the subscriber desires them.

     . Broadcast Technology. Our broadcast technology is designed to limit bandwidth consumption and server usage. We achieve these goals through broadcasting a continual stream of interactive programming that viewers can select and access without delay.

     . Modular Architecture. OpenTV Runtime is based on modular architecture making it easy to upgrade and extend to cover new hardware and software features. New versions of OpenTV Runtime will be backward compatible with earlier versions, allowing existing applications to operate on new versions without modification.

     . Television Protocol Compatibility. OpenTV Runtime interfaces with established television protocols, including MPEG.

     . Internet Protocol Compatibility. In addition to interactive television services, OpenTV Runtime is capable of providing key Internet applications, such as e-mail and chat. OpenTV Runtime also supports standard protocols such as TCP/IP and HTTP, in order to permit programming that leverages Internet technologies and e-commerce infrastructure.

     . Comprehensive Applications Programming Interfaces ("API"). Since our initial deployment of OpenTV Runtime, we have extended our APIs so that the system today can run a wide array of services. For instance, TPS is currently running over 40 different interactive applications.

      Future Development. We are currently shipping the third version of OpenTV Runtime. The first, OpenTV 1.0, was released in the second quarter of 1996 and was replaced by OpenTV EN1 in the second quarter 1998. OpenTV EN1 features more advanced graphics, modem services, video synchronization and greater reliability. The newest generation, OpenTV EN2, was released in the second quarter of 1999. OpenTV EN2 features upgraded modularity, new Internet protocol extensions, video scaling and graphic improvements.

      In the future, we expect to migrate toward two different versions of OpenTV Runtime. The first will retain the small footprint that embodies our existing versions. It will be able to operate on platforms featuring affordable infrastructure and hardware. We will also develop a version that exploits the richer functionality of broadband networks and more sophisticated hardware, including set-top boxes with higher memory, mass storage devices and DVDs.

      As part of our partnership with Sun Microsystems, we have agreed to develop future versions of our OpenTV Runtime software that incorporate Sun's Java technology and are compatible with the appropriate JavaTV application programming interfaces. Software developers will be able to write applications that will run on OpenTV Runtime as well as platforms from other vendors that are Java compatible. We believe this functionality will expand the number of third party developers creating applications for the OpenTV system.

      Extensions. OpenTV Runtime's modular architecture supports extensions that can be chosen to achieve the exact product specification appropriate to a given network. Using this approach, our customers have the ability to tailor their solutions to particular cost, market and technical requirements while retaining the option to add features later when and if those parameters change. Using the flash download mechanism, field-deployed set-top boxes with appropriate hardware can be upgraded to support these extensions as the subscriber base becomes ready for new services.

Hardware Porting Kit

      Our Hardware Porting Kit enables manufacturers to integrate OpenTV Runtime into and make it compatible with their products. With its rich feature set and proven architecture, the Hardware Porting Kit gives manufacturers complete freedom in the design of the hardware, which empowers them to develop the most cost-effective products.

      Our Hardware Porting Kit is flexible. We are able to deliver a specific Hardware Porting Kit (including a complete interactive television library) for any central processing unit and digital video architecture without requiring any modification to our source code. This flexibility has allowed some of the largest manufacturers of digital set-boxes and leading chip set vendors to integrate with OpenTV Runtime. In addition, the Hardware Porting Kit provides integration with several conditional access providers and supports multiple-standard, real-time operating systems, including industry leaders Integrated Systems, Greenhills, Microware, Nucleus, and WindRiver.

      Because of the simplicity of its interfaces, the Hardware Porting Kit, combined with the consulting support of our Integration Services Group, significantly reduces the time required by manufacturers to bring a product to the market.

OpenStreamer

      OpenStreamer is a system that resides at a network operator or e-commerce provider's head-end and is used to broadcast interactive content via standard digital broadcast facilities. As our second generation broadcasting product, OpenStreamer is a high-level software product that allows broadcasters to multiplex data with audio and video signals for reception by OpenTV Runtime enabled digital receivers. It is capable of updating a data stream in real-time, allowing up-to-the-second transmission of sports scores, stock quotes or other time-sensitive data. For example, viewers watching a sporting event will be able to get updated selected statistics and scores from other games on demand rather than having to wait for the broadcaster to provide these updates.

      In addition to real-time data updates, OpenStreamer allows network operators to broadcast multiple streams of data reliably and efficiently. It reduces deployment and maintenance costs by relying on a single, OpenTV-supplied hardware architecture capable of interfacing with any standard multiplexer broadcast system.

      OpenStreamer consists of the following components:

     . Application Streamer software that runs the head-end portion of the OpenTV interactive application, responds to external data sources and updates data in real-time, and then plays out the stream to the broadcast streamer. We enable third parties to develop their own application streamers to help facilitate the proliferation of third party applications.

     . Broadcast Streamer software that prepares the data from the application streamers for broadcast and outputs the streams to the broadcaster's hardware multiplexer.

Application Development Tools

      We provide two different application development tools for authoring interactive television applications and content for use on the OpenTV system. The tools are used by network operators, independent application developers, and our own application developers. The OpenTV Software Developers Kit is targeted at sophisticated programmers, while OpenAuthor is designed for content developers with little or no programming experience.

      Software Developers Kit. Our Software Developers Kit, or SDK, is a complete content development environment for programmers who want to create interactive television services that are high in graphic content and have the look and feel of television. SDK allows for numerous applications to be built directly using OpenTV's applications programming interfaces. Applications developed with SDK make the most efficient use of a set-top box's limited memory and processing power, yet produce broadcast-quality television images.

      Software programmers can use the C programming language (the most commonly used language in the software industry) to develop OpenTV applications. These programmers benefit from SDK because it provides them with full and direct access to all the features of the OpenTV architecture. SDK provides graphical and command-line tools along with applications programming interfaces. These application program interfaces can be used to create compelling new interactive applications, including interactive advertising, gaming, shopping and information services.

      OpenAuthor. OpenAuthor allows users to create an OpenTV application, without writing a single line of code, by assembling and customizing pre-built software components using a familiar point-and-click graphical interface. This type of design allows operators to focus on content rather than software programming. The complete authoring process can take place on a single personal computer. Users can create their own content, import it into OpenAuthor and design an application. Since the authoring station is connected to an actual digital receiver, a user can fully simulate the real television broadcast environment, thereby saving time and money.

      OpenAuthor has many competitive advantages, including giving users the ability to create media-rich, dynamic content without requiring knowledge of the specific capabilities of audio, video and graphic hardware within interactive digital receivers. Applications are created using a page-based paradigm that is already familiar to most users. Through its "plug-in" design, OpenAuthor can be extended by developers to create new features by developing and adding new pre-built components to OpenAuthor as application requirements grow. For example, all of BSkyB's interactive shopping services were built from new pre-built components added to OpenAuthor and developed by Oracle to satisfy requirements of the operator.

      OpenTV Studio. OpenTV Studio bundles the SDK together with OpenAuthor. Using both tools, a customer can extend the functionality of OpenAuthor by creating their own plug-in components. The plug-in design allows third parties to approach the performance of SDK-authored applications while maintaining the ease of use afforded by OpenAuthor.

Applications

      We develop and market interactive applications for use by our customers. These include both applications that we market to all OpenTV-enabled platforms and applications that we develop for a specific customer on a fee for service basis. Our commitment to develop the "supertext" information service for BSkyB is an example of the type of customer-specific application development we plan to pursue.

      Our principal goal is to continue to develop a set of core applications that we believe will be applicable across numerous platforms. Core applications are those that will have consistent appeal in multiple interactive television markets or that require a high degree of engineering ability to develop. Core applications that we are currently offering to network operators include the following:

     . Interactive Advertising. Allows viewers to access television-quality interactive advertisements and, with the touch of a remote control, obtain additional product information, find the location and contact number of a local vendor or request a call from a sales representative.

     . Home Banking. Allows viewers to access account information and engage in banking transactions, including transferring funds, writing checks and applying for loans, all using a standard remote control.

     . E-commerce. Allows viewers to instantaneously purchase goods and services, while accessing relevant and entertaining information about the items.

     . Information Services. Supports the provision of information such as weather, sports scores, news and stock quotes and allows the viewer to selectively retrieve such information.

     . E-mail. Allows viewers to retrieve and review e-mail messages with a remote control and, using an infrared keyboard device, send messages over the Internet.

     . Enhanced Television. Allows viewers to control the information on their television by creating graphical overlays that provide information without interrupting programming.

     . Web Viewing. Repackages HTML-based data for broadcasting to viewers who can access the information using a standard remote control and enables viewing of pre-selected web sites.

      As we continue to roll out the OpenTV system to more network operators, we expect to generate an increasing portion of our revenue from sharing in advertising and transaction fees associated with our applications business. We intend to continue developing our strategic relationships with content providers in order to maximize the value of the OpenTV system for network operators. Our agreement with Time Warner to develop at least three interactive applications per year for the next three years is an example of the strategic relationships we are seeking to procure with content providers.

Customer Service and Support

      We offer the following technical support programs to our customers:

     . Program Management. Assists network operators in their upgrade and launch of interactive services and interactive applications.

     . Integration Services. Provides support to set-top box manufacturers, chip set manufacturers and conditional access vendors as they port and integrate OpenTV Runtime into their programs.

     . Tools Technical Support. Provides user training seminars and coordinates bug-fixes and other support for our application development products.

      We believe that technical support is an important part of our relationship with customers. Our technical support services are available during normal business hours or, for an additional fee, available on a 24-hour a day, 7-day a week basis. Customers electing to enter into support agreements with us receive free product updates and a reduced price on full upgrades.

Sales and Marketing

      We sell our software products through our direct sales organization, which consisted of 22 people on September 30, 1999. Our sales force is organized geographically with offices in Mountain View, California; London, England; Paris, France; Seoul, South Korea; and Beijing, China. We expect to open additional U.S. and international offices in the near future. Our sales efforts are primarily focused on network operators, because we believe they heavily influence the adoption of the OpenTV system. Secondarily, we are focusing our sales efforts on system integrators and set-top box manufacturers.

      We focus our marketing efforts on the following activities:

     . promoting the OpenTV brand with network operators, advertisers and the creative and financial communities

     . using targeted media to educate key communities on our products and services

     . providing our developers with marketing information for the development of compelling products and services, including upgrades and updates

      In addition, we are establishing our Affiliate Services Group that will coordinate our activities with our customers after an initial sale has been made. This group will focus on establishing revenue sharing arrangements. They will also coordinate joint marketing campaigns with customers, assist in campaigns to educate subscribers on the use of OpenTV products and focus on establishment of the OpenTV brand.

Principal Investors

      MIH Limited. After giving effect to these offerings and the conversion of all of our Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares into 5,630,628 Class A Ordinary Shares, MIH Limited will indirectly own all of our Class B Ordinary Shares (representing 95.9% of the voting rights). MIH Limited is a multinational provider of pay-television services and pay-television technology that is publicly listed on the Nasdaq National Market and the Amsterdam Stock Exchange. MIH Limited's affiliates, MultiChoice Africa and MultiChoice Middle East, license OpenTV software to offer interactive services on their platforms. Another MIH Limited affiliate, MultiChoice Hellas, will offer OpenTV in Greece upon the launch of its digital system there. MIH Limited (through its wholly-owned subsidiary, Myriad International Holdings BV) first became our shareholder in July 1997.

      Sun Microsystems. After giving effect to transactions subsequent to the reorganization, as of October 21, 1999, Sun Microsystems will indirectly own 19.5% of the common stock of our operating subsidiary, OpenTV, Inc. (14.3% after giving effect to the exercise of outstanding employee stock options to purchase shares of common stock of OpenTV, Inc. and the issuance of additional shares of common stock of OpenTV, Inc. to OpenTV Corp. at the closing of these offerings). After giving effect to these offerings and the conversion of all of our Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares into 5,630,628 Class A Ordinary Shares, Sun Microsystems will own 6.9% of our Class A Ordinary Shares. Sun has the right to exchange its shares of Class B Common Stock of OpenTV, Inc. into our Class B Ordinary Shares. Sun, a global provider of enterprise network computing products, has been a shareholder of OpenTV, Inc. since its inception. We are currently working with Sun to develop future versions of OpenTV Runtime based on Java technology.

      Certain agreements that we have entered into with MIH Limited and Sun are more fully described under "Transactions with Related Parties".

Competition

      We face competition from a number of companies in the new and rapidly evolving digital interactive television market. We expect to face significant barriers in our efforts to secure broad market acceptance of our products, including intense competition at several different levels. Current and potential competitors in one or more aspects of our business include dedicated Internet set-top box companies, interactive television technology companies, Internet-related companies and consumer electronics companies. These competitors are more fully described in the section entitled "Risk Factors--The interactive television business is a highly competitive industry and increased competition could reduce the value of an investment in our company".

Intellectual Property

      As a result of our sustained research and development efforts over the past several years, we have built a substantial intellectual property portfolio. We currently have 27 patents issued in the United States, with another 27 pending. We are also filing and have been granted patents internationally in all the major markets where we intend to be active. We believe that our patent portfolio protects many of the key elements necessary to support digital interactive television.

      Our ability to compete is dependent in part upon our ability to protect and further mature our internally developed, proprietary intellectual property. We rely on patent, trademark, trade secret and copyright law, as well as confidentiality procedures and licensing arrangements to establish and protect our rights in our technology. We believe that our current portfolio of patents is strong. It contains many early patents in the digital interactive television field. Nevertheless, other companies may develop technologies that are similar or superior to our own. These factors are discussed in "Risk Factors--Because much of our success and value lies in our ownership and use of intellectual property, our failure to protect our property and develop new proprietary technology may negatively affect us".

Employees

      As of September 30, 1999, we employed approximately 187 full-time equivalents, excluding temporary personnel and consultants. We are not subject to any collective bargaining agreements and believe our relationship with our employees is satisfactory.

Facilities

      Our corporate headquarters and executive officers are in Mountain View, California, where we occupy approximately 36,257 square feet of space. The lease on this facility expires on February 27, 2001. We believe that we will be able to renew this lease or secure sufficient space on reasonable terms upon expiration of this lease. We also maintain sales and marketing offices in London, England, Paris, France, Seoul, South Korea and Beijing, China.

Legal Proceedings

      On October 12, 1999, one of our former employees brought suit against us in California state court alleging wrongful termination and other related claims. We believe that the suit is without merit and we intend to defend ourselves vigorously, and we do not believe that an adverse outcome in this suit would have a material adverse effect on our business or financial results.

                                   MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information as of November 1, 1999 with respect to our executive officers and directors. Except for Jan Steenkamp, Randall S. Livingston, Mark Meagher and James F. Brown, who hold their positions in both OpenTV, Inc. and OpenTV Corp., the officers listed below hold their positions only with OpenTV, Inc.

            Name            Age                    Positions
            ----            ---                    ---------
Jacobus D. T. Stofberg.....  47 Chairman of the Board of Directors
Jan Steenkamp..............  36 President, Chief Executive Officer and Director
Vincent Dureau.............  39 Chief Technology Officer
Randall S. Livingston......  46 Executive Vice President, Office of the CEO,
                                 Chief Financial Officer and Director
Regis Saint Girons.........  43 Executive Vice President and General Manager,
                                 Applications Business
Mitch Berman...............  45 Senior Vice President, Worldwide Marketing
James F. Brown.............  35 Senior Vice President, Strategic Development,
                                 General Counsel and Secretary
Thomas Jackson.............  40 Senior Vice President, Worldwide Sales
Michael Catalano...........  48 Vice President, Technology Partners
Clay Conrad................  48 Vice President, Affiliate Services
Debbie Coutant.............  43 Vice President, Products Group
Marilyn Hommes.............  45 Vice President, Human Resources
Mark Meagher...............  35 Vice President, Finance and Administration,
                                 Treasurer and Assistant Secretary
Stephen Salvatore..........  44 Vice President, Creative
Joel Zdepski...............  40 Vice President, Application Engineering
Jacobus P. Bekker..........  46 Director
Craig L. Enenstein.........  31 Director(/2/)
Michael E. Lehman..........  49 Director
Stephen G. Oldfield........  44 Director(/1/)
William Raduchel...........  53 Director(/2/)
Allan M. Rosenzweig........  43 Director(/1/)(/2/)
Peter W. Smith.............  66 Director

----------------
(1) Member of compensation committee.
(2) Member of audit committee.

      Set forth below is information regarding the relevant business experience for each of our executive officers and directors.

      Jacobus D. T. Stofberg has served as Chairman of the Board of Directors of OpenTV, Inc. since May 1999 and as a Director of OpenTV, Inc. since January 1999. Mr. Stofberg has served as Chairman of the Board of Directors of OpenTV Corp. since October 1999. Mr. Stofberg is Chief Executive Officer and a Director of MIH Limited, and serves as Managing Director of MIH Holdings. Mr. Stofberg was one of the original members of the MIH Holdings management team and has held a variety of positions within the MIH Holdings group of companies since 1985.

      Jan Steenkamp has served as President and Chief Executive Officer of OpenTV, Inc. since August 1997 and as a Director of OpenTV, Inc. since May 1999. Mr. Steenkamp has served as a Director of OpenTV Corp. since October 1999 and as President and Chief Executive Officer of OpenTV Corp. since November

1999. From 1985 until he joined us in 1997, Mr. Steenkamp held a variety of management positions within the MIH Holdings group of companies. He was the Commercial Director of Irdeto Consultants, a Netherlands-based subsidiary of MIH Limited that develops digital conditional access and subscriber management systems. During his time at Irdeto, Mr. Steenkamp managed business and product development as it grew from 50 to 250 employees. While working at MIH Holdings, Mr. Steenkamp initiated the introduction of pay television in Greece, managed a project team to establish pay television in Italy and was active in the acquisition and development of the European Nethold operations in The Netherlands, Belgium, Finland, Sweden, Denmark and Norway. Mr. Steenkamp studied Electrical Engineering at Witwatersrand Technicon.

      Vincent Dureau has worked for us since our inception and has served as our Chief Technology Officer since May 1998. He is responsible for developing technologies and business relationships that will bring integrated, cost-effective solutions to our customers and partners. Prior to becoming our CTO, Mr. Dureau served as our Senior Vice President of Engineering. From 1984 to the time he helped start our company, Mr. Dureau held a variety of positions in Thomson's research department in Paris and Los Angeles, where he helped develop technology in the fields of multimedia, consumer user interfaces, video compression and interactive television. Mr. Dureau holds a degree in Agronomy from the Institute National Agronomique and M.S. degrees from Universite Paris VII in Applied Mathematics and Ecole Nationale Superieure des Telecommunications in Computer Science.

      Randall S. Livingston has served as Executive Vice President, Office of the CEO, and a Director of OpenTV, Inc. since September 1999 and as Chief Financial Officer of OpenTV, Inc. since May 1999. Mr. Livingston has served as a Director of OpenTV Corp. since October 1999 and as Executive Vice President, Office of the CEO, and Chief Financial Officer of OpenTV Corp. since November 1999. From November 1998 to September 1999, he worked with us under the terms of a consulting agreement. From 1996 until joining us full-time in September 1999, Mr. Livingston served as a consultant and part-time executive for several Silicon Valley technology companies. From 1995 to 1996, he was Chief Financial Officer of Heartport, Inc., where he managed that company's initial public offering. Previously, Mr. Livingston spent seven years as Director of Corporate Development at Apple Computer and as Chief Financial Officer for Taligent, a 400 employee Apple-IBM-HP joint venture system software company. Prior to working at Apple, Mr. Livingston worked as Director of Corporate Sales and Marketing for Ingres Corporation, a database software company, and as a consultant with McKinsey and Company. Mr. Livingston holds a B.S. in Mechanical Engineering and an M.B.A. from Stanford University.

      Regis Saint Girons has worked for us since our inception and has served as our Executive Vice President and General Manager of our Applications Business since August 1999. Mr. Saint Girons joined us as Vice President of Sales, Europe in July 1996 and was promoted to Managing Director, Europe in August 1997. Prior to joining us, Mr. Saint Girons worked at Thomson. He joined the engineering group there in 1982 and led the hardware development team of its Home Computer Division in 1984 and later headed its research lab in Los Angeles. Mr. Saint Girons holds a patent on MPEG compression and led the development of MPEG at Thomson. He earned his engineering degree from Ecole Polytechnique Federale de Lausanne, Switzerland.

      Mitch Berman joined us in March 1997 as Vice President of Worldwide Marketing. He was promoted to Senior Vice President of Sales and Operations in June 1998, and to his current position as Senior Vice President of Worldwide Marketing in June 1999. Prior to joining us, Mr. Berman served as General Manager of Strategic Business Development at East Coast Pay Television, Ltd., where he was involved in the launch of Australia's first digital direct broadcast satellite subscription television service. He was also President of Strategic Marketing and Research Team, Inc., a Los Angeles-based company that provided desktop software and strategic marketing services to entertainment, consumer retail, cable, satellite, broadcast TV and telephone companies. Previously, Mr. Berman was Director of Marketing at Sky Television in New Zealand, Vice President at E! Entertainment Television in Los Angeles and Regional Manager at Home Box Office, Inc. in Los Angeles. Mr. Berman has a Master's degree in Public Administration/Government Management from the University of Southern California and a B.A. in Sociology from the University of California at Los Angeles.

      James F. Brown has served as Senior Vice President, Strategic Development and General Counsel of OpenTV, Inc. since June 1999 and as Secretary of OpenTV, Inc. since August 1999. Mr. Brown has served as Senior Vice President, Strategic Development, General Counsel and Secretary of OpenTV Corp. since November 1999. From June 1998 until he joined our company, Mr. Brown was a partner in the law firm of McDermott Will & Emery. From June 1989 to June 1998, he had been associated with the law firm of Pillsbury Madison & Sutro, where he was a partner from January 1996 to June 1998. In his previous law practice, Mr. Brown focused on transactions involving emerging growth companies, primarily in the cable television, telecommunications, software and digital technology areas. Such transactions involved corporate finance, mergers and acquisitions, strategic investments, joint ventures and software licensing matters. Mr. Brown is also a Certified Public Accountant.

      Thomas Jackson has served as our Senior Vice President of Worldwide Sales since June 1999. Prior to joining us, he was Vice President and Managing Director for General Instrument Corporation, where he was responsible for all sales, support, delivery, service, and business development for the Asia/Pacific region. Prior to his Asian assignment, he was Vice President for Sales and Business Development for General Instrument's European operation. Before joining General Instrument, Mr. Jackson spent 15 years at Honeywell in a variety of positions, including Director of USA Vertical Market Sales. He also started a Strategic Business Unit for Honeywell in Europe. Mr. Jackson earned a Bachelor's degree in Business Marketing/Management from Eastern Illinois University. During the past six years, he has attended and graduated from two executive global management programs, the first offered by Harvard University and the second by Stanford University.

      Michael Catalano has served as Vice President, Technology Partners since November 1999. He joined us as Vice President of Product Development in December 1997. Prior to joining us, Mr. Catalano held engineering management positions at FRAX Inc. (interactive multimedia for manufacturing), Radius (digital video, graphics and monitors), Ariel Electronics, Megatest (product marketing, engineering management and strategic marketing in ATE) and Hewlett Packard (integrated circuit design). He interspersed these positions with the successful management of his own consulting businesses, as well. Mr. Catalano holds a B.S.E.E. from Carnegie Mellon University.

      Clay Conrad joined us in May 1997 as Director of Business Development. He was promoted to Vice President of Sales in September 1997 and was subsequently appointed to his current position as Vice President, Affiliate Services in June 1999. Prior to joining us, Mr. Conrad served as Chief Operating Officer of Prevue International, the TV Guide company providing electronic program guides for television. Prior to his work at Prevue, Mr. Conrad was the Managing Director for Millicom Satellite Television in Hong Kong, where he was responsible for cable system operations in Asia. In addition, he has served in an executive capacity with Showtime Networks in Denver, Colorado and Continental Cablevision in Chicago. Mr. Conrad was the founder and first President of the Cable and Satellite Broadcasting Association of Asia, (CASBAA). Mr. Conrad holds a B.A. in Art from William Jewell College in Liberty Missouri, an M.A. in Fine Arts from Arizona State University and a Master's Degree in International Management from the American Graduate School of International Management.

      Debbie Coutant has served as Vice President, Products Group since November 1999. Prior to joining us, Ms. Coutant acted as a consultant to a number of Internet companies, including E*Trade Group and enCommerce Inc. She also served as General Manager and Chief Executive Officer of Taligent, Inc., a subsidiary of IBM Corp. and a leader in object oriented design, delivering frameworks and tools in both C++ and Java. Prior to joining Taligent, Ms. Coutant managed development teams at Apple Computer and Hewlett Packard. She holds a U.S. patent in the area of compiler technology and optimization, and graduated from the University of Arizona with a Masters in Computer Science.

      Marilyn Hommes joined us in August 1998 as Director, Human Resources and was promoted to Vice President, Human Resources in August 1999. Prior to joining us, she was Vice President, Human Resources at Wired Ventures, publishers and producers of Wired Magazine, Hardwired, Wired TV, and Wired Digital.

Previously, she worked as a human resources consultant to venture capital-backed software, biotech, video game and Internet start-ups. Ms. Hommes began her career as a Compensation Consultant for Radford Associates, a human resources consulting firm. She has an M.B.A. with an emphasis in Industrial Relations from the University of Oregon.

      Mark Meagher has served as Vice President, Finance and Administration of OpenTV, Inc. since August 1999 and as Vice President, Finance and Administration of OpenTV Corp. since November 1999. He is also the Treasurer and Assistant Secretary of OpenTV, Inc. and OpenTV Corp. He joined us in January 1999 as Senior Controller. Prior to joining us, Mr. Meagher was Director of Finance for Worldwide Sales and Marketing at LSI Logic Corporation. In addition, Mr. Meagher previously was Vice President of Finance and Administration at PlayNet Technologies, Inc., a Internet-enabled software entertainment company, and Executive Director and Corporate Controller at Sony Interactive Entertainment, Inc., which was the division responsible for the Sony PlayStation launch in North America and Europe. Prior to his experience at Sony Interactive Entertainment, Inc., Mr. Meagher spent seven years at Price Waterhouse as an audit manager, leaving in 1993. He holds a B.S. in Business and Economics from Lehigh University, and he is a Certified Public Accountant.

      Stephen Salvatore has served as our Vice President, Creative since July 1998. He joined us in June 1997 as our Director, Interactive Programming. Prior to joining us, Mr. Salvatore spent 17 years managing domestic and international television production. His efforts as director, producer and associate producer have garnered multiple Emmy and Ace awards in sports, documentary films, series, magazine and television programming. He has produced and directed television for such diverse companies as HBO, NBC, CBS, ABC, Discovery Channel Inc., Warner Brothers International, NFL Films, Universal Studios Television and E! Entertainment Television International. Mr. Salvatore is currently leading our development of original interactive shows and services to be deployed worldwide later this year.

      Joel Zdepski has served as our Vice President, Application Engineering since July 1996. Prior to joining us, Dr. Zdepski held a number of positions at RCA and Thomson. In 1986, he joined the Communications Laboratory at the David Sarnoff Research Center, where he concentrated on video communications, and he later ultimately became Group Head of the Digital Video Communications Group, where his particular emphasis was on video compression for teleconferencing, digital television and HDTV. His projects included development of the Digital Satellite System (DSS) used for DBS service in the United States and the Grand Alliance HDTV system before the FCC for standardization as the terrestrial broadcast standard. He is a member of the MPEG-2 video and systems subgroups and was a member of Grand Alliance Compression Specialist Group and Transport Specialist Group. His research interests include combined source/channel coding, compression algorithms, error concealment, and packet video applications. He has authored or co-authored over 20 conference and journal papers and holds more than 21 patents, with several pending. Dr. Zdepski received his B.S.E.E., M.S.E.E. and Ph.D. degrees from Rutgers University in 1981, 1986 and 1994, respectively.

      Jacobus P. Bekker has served as a Director of OpenTV Corp. since October 1999. Mr. Bekker founded MIH Holdings in 1985 with Mr. Stofberg and has held a variety of positions within the MIH Holdings group of companies since that time. Mr. Bekker was Chief Executive Officer of MIH Holdings until 1997, when he became the Managing Director of Naspers Limited. He is also currently the Chairman of the Board of Directors of M-Web and a Director of MIH Holdings, SSIH, M-Net Ltd. and M-Cell. Mr. Bekker is also a Director of a number of South African print media companies and served as a Director of NetHold from September 1995 to April 1997.

      Craig L. Enenstein has served as a Director of OpenTV Corp. since November 1999. Mr. Enenstein is also Vice President of Business Development and Strategy for Liberty Digital, Inc., and is responsible for leading Liberty Digital's interactive infrastructure and Internet investment activities as well as developing its business strategy. Prior to joining Liberty Digital, Mr. Enenstein was employed by Knowledge Universe, LLC, an education corporation led by Michael Milken, Lowell Milken and Larry Ellison, which invests in companies focused on education products and services and education Internet companies. Prior to joining Knowledge Universe, Mr. Enenstein served as a strategy consultant for Bain & Co. and LEK Consulting. Mr. Enenstein holds an M.B.A. in finance from the Wharton School of Business, an M.A. in international studies from the Lauder Institute at the University of Pennsylvania and a B.A. from the University of California at Berkeley.

      Michael E. Lehman has served as a Director since November 1999. Since joining Sun Microsystems in 1987, Mr. Lehman has served as Director of Finance and Administration of Sun Microsystem's Hong Kong subsidiaries, Corporate Controller, Chief Financial Officer and, since 1998, Vice President of Corporate Resources and Chief Financial Officer. Prior to joining Sun Microsystems, Mr. Lehman was a senior manager for Price Waterhouse. Mr. Lehman received his Bachelor's degree in Business from the University of Wisconsin, and serves on the Dean's Advisory Board of the Graduate School of Business at the University of Wisconsin, Madison.

      Stephen G. Oldfield has served as a Director of OpenTV, Inc. since January 1998, and has served as a Director of OpenTV Corp. since October 1999. Mr. Oldfield is also Chief Executive Officer of Mindport, a subsidiary of MIH Limited and is also a Director of MIH Limited. Mr. Oldfield has held a variety of positions within the MIH Holdings group of companies since 1986.

      William J. Raduchel has served as a Director of OpenTV, Inc. since May 1999, and has served as a Director of OpenTV Corp. since October 1999. Mr. Raduchel has been the Chief Technology Officer of America Online Incorporated since September 1999. Prior to that, he was the Chief Strategy Officer of Sun Microsystems, Inc., where he also had been Chief Information Officer, acting Vice President of Human Resources, Chief Financial Officer and Vice President of Corporate Planning and Development. Mr. Raduchel joined Sun in 1988 after executive positions at Xerox Corporation and McGraw-Hill, Inc. He holds A.M. and Ph.D. degrees in economics from Harvard University and a B.A. from Michigan State University. Mr. Raduchel is also a Director of MIH Limited as well as several startup companies.

      Allan M. Rosenzweig has served as a Director of OpenTV, Inc. since June 1997, and has served as a Director of OpenTV Corp. since October 1999.
Mr. Rosenzweig is also Group Director, Corporate Finance and a Director of MIH Limited. Prior to joining MIH Limited in 1996, Mr. Rosenzweig was the Director of Corporate Finance of NetHold. In addition, he was previously the Managing Director of Intertax (Pty) Ltd., an international tax consultancy firm. He also serves on the boards of United Services Technologies Limited and Brait S.A.

      Peter W. Smith has served as a Director since November 1999. Mr. Smith is President of News Technology, an affiliate of News Corporation, which he joined in 1994 after a ten year association with other News Corporation affiliates as a consultant and an employee. Mr. Smith directed the construction of one of the world's first automated television stations in Australia and the original BSkyB technical facilities in London and more recently headed the establishment of the broadcast facilities for News Corporation's digital broadcasting service to Latin America. Mr. Smith has also played an active role in the development of the DVB digital television standard and in other broadcasting-related matters with the European Union. His present responsibilities include granting technology advice to assist News Corporation's strategic planning and developing new products and initiatives for its digital satellite broadcasting ventures. Mr. Smith holds a Bachelor of Science degree and a Bachelor of Engineering degree with first class honors from the University of Sydney.

      The business address of our Directors and executive officers is our registered office: Abbot Building, Mount Street, Tortola, Road Town, British Virgin Islands.

Board Committees

      Our board of directors has a compensation committee and an audit committee. The compensation committee consists of Messrs. Rosenzweig and Oldfield. It establishes salaries, incentives and other forms of Compensation for our directors, executive officers, employees and consultants and administers our stock option incentive and other benefit plans. Compensation for our CEO and those employees who report directly to him is reviewed and approved by the full board of directors. None of the members of our compensation committee is currently or has been at any time since our formation an officer or employee. Prior to the formation of the compensation committee, all decisions regarding compensation for directors, officers, employees and consultants and administration of stock incentive and other benefit plans were made solely by the board of directors.

      The audit committee consists of Messrs. Enenstein, Raduchel and Rosenzweig. The audit committee reviews our audit policies and internal accounting controls and oversees the engagement of our independent auditors.

Compensation of Directors and Officers

      The aggregate salary, bonus and other compensation paid by us and our subsidiaries to our executive officers and directors as a group during the fiscal year ended December 31, 1998 was approximately $1.5 million. Our directors do not currently receive cash compensation for serving as directors other than the reimbursement of out-of-pocket expenses incurred in attending the meetings.

      The following table sets forth information for the year ended December 31, 1998, regarding the compensation of our current chief executive officer and each of our four other most highly compensated executive officers. We refer to these individuals as our named executive officers.

                           Summary Compensation Table

                                                                  Long Term
                                                                 Compensation
                                Annual Compensation                 Awards
                         --------------------------------------  ------------
                                                                  Securities
   Name and Principal                            Other Annual     Underlying     All Other
        Position         Salary($)     Bonus($) Compensation($)    Options    Compensation($)
   ------------------    ---------     -------- ---------------  ------------ ---------------
Jan Steenkamp...........   97,500(/1/)      --      12,898(/2/)    570,000            --
  President and Chief
  Executive Officer
Vincent Dureau..........  164,283       25,500          --         260,000         3,000(/3/)
  Chief Technology
   Officer
Mitchell Berman.........  182,914       12,500          --         200,000         3,000(/3/)
  Senior Vice President,
  Worldwide Marketing
Michael Catalano........  172,470       17,169          --         180,000            --
  Vice President,
  Technology Partners
Deborah Kanarek(/4/)....  156,121       29,240          --         130,000         3,000(/3/)
  Vice President, Legal
  and General Counsel

--------
(1) Reflects compensation from July 6, 1998, which is the date of Mr. Steenkamp's employment agreement. Prior to July 6, 1998, Mr. Steenkamp's salary was paid by our parent company, MIH Limited.
(2) In 1998, Mr. Steenkamp was reimbursed for part of his housing expenses and was provided a leased automobile by us.
(3) Represents matching contributions made by us to the named executive officers' 401(k) plan accounts in the fiscal year ending December 31, 1998.
(4) Ms. Kanarek was our Vice President, Legal and General Counsel from September 1998 through January 15, 1999. Ms. Kanarek served as our Director of Legal Services and General Counsel from September 1997 through August 1998.

Aggregate Options to Purchase Securities

      At October 15, 1999, our executive officers and directors as a group held the following options to purchase our Class A Ordinary Shares.

            Option Shares             Purchase Price                       Expiration Date
            -------------             --------------                       ---------------
            1,140,000                     $1.05                              January 2008
              595,000                      1.05                                 July 2008
              750,000                      1.05                             February 2009
              170,000                      2.10                                  May 2009
               80,000                      2.90                                 July 2009
              270,000                      6.00                               August 2009
              400,000                      6.00                            September 2009

Option Grants in Last Fiscal Year

      The following table sets forth information concerning options to purchase shares granted to our named executive officers during the year ended December 31, 1998. No stock appreciation rights were granted during this period.

                                                                               Potential Realizable Value
                                       % of Total                                   at Assumed Annual
                         Number of       Options                                  Rates of Stock Price
                           Shares      Granted to                                   Appreciation for
                         Underlying   Directors and     Exercise                     Option Term(2)
                          Options   Employees in Last     Price     Expiration ---------------------------
          Name            Granted    Fiscal Year(1)   ($ per share)    Date        5%($)        10%($)
          ----           ---------- ----------------- ------------- ---------- ------------- -------------
Jan Steenkamp...........  570,000         12.71%          $1.05     7/27/2008  $     376,393 $     953,855
Vincent Dureau..........  260,000           5.8            1.05     1/27/2008        171,688       435,092
Mitchell Berman.........  200,000          4.46            1.05     1/27/2008        132,068       334,685
Michael Catalano........  180,000          4.01            1.05     1/27/2008        118,861       301,217
Deborah Kanarek.........   50,000          1.12            1.05     1/27/2008         33,017        83,671
                           50,000          1.12            1.05      3/3/2008         33,017        83,671
                           30,000          0.67            1.05     9/23/2008         19,810        50,203

--------
(1) Percentages shown under "Percent of Total Options Granted to Employees in the Last Fiscal Year" are based on options granted to employees, directors and consultants of OpenTV under its 1998 Stock Option/Stock Issuance Plan to purchase an aggregate of 4,483,348 shares during the fiscal year ended December 31, 1998.
(2) The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Share price appreciation of 5% and 10% (compounded annually) is assumed in accordance with rules promulgated by the SEC and does not represent our prediction of our share price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the estimated fair market value on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. We do not necessarily agree that this method can properly determine the value of an option. Actual gains, if any, on share option exercises depend on numerous factors, including our future performance, overall market conditions and the option holder's continued employment with us throughout the entire vesting period and option term, which factors are not reflected in this table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year Option Values

      There were no option exercises by our named executive officers during the fiscal year ended December 31, 1998.

Employment Agreements

      Employment Agreement with Jan Steenkamp. On July 6, 1999, we entered into an Employment Agreement with Jan Steenkamp, our President and Chief Executive Officer. The Employment Agreement is for a three year term and may be terminated by us or by Mr. Steenkamp at any time and for any reason.
Mr. Steenkamp's annual salary is $205,000 and he is eligible for an annual bonus. We are required to make payments to Mr. Steenkamp if (a) his employment is involuntarily terminated for any reason other than those set forth in the Employment Agreement, or (b) he resigns. Mr. Steenkamp also receives a reimbursement of certain housing expenses and the use of a car leased by us. If we experience a change in control, any unvested option shares held by Mr. Steenkamp will become vested if he is involuntarily dismissed for a reason other than cause or voluntarily resigns due to certain changes in his duties, compensation or place of employment.

      Employment Agreement with Randall S. Livingston. On September 1, 1999, we entered into an Employment Agreement with Randall S. Livingston, our Executive Vice President, Office of the CEO, and Chief Financial Officer. The Employment Agreement is for a two year term and may be terminated by us or by Mr. Livingston at any time and for any reason. We are required to make payments to Mr. Livingston if (a) his employment is involuntarily terminated for any reason other than those set forth in the Employment Agreement, or (b) he resigns. If we experience a change in control, any unvested option shares held by Mr. Livingston will become vested if he is involuntarily dismissed for a reason other than cause or voluntarily resigns due to certain changes in his duties, compensation or place of employment.

1999 Share Option/Share Issuance Plan

      Adoption. Our board of directors adopted our 1999 Share Option/Share Issuance Plan (the "1999 Plan") in October 1999 and amended the 1999 Plan in November 1999. Our shareholder approved the amended plan in November 1999.

      Share Reserve. We have reserved 7,200,000 Class A Ordinary Shares for issuance under the 1999 Plan. If options or shares awarded under the 1999 Plan are forfeited or cancelled, expire or otherwise terminate without being exercised, then those options or shares will again become available for issuance under the 1999 Plan.

      Administration. The compensation committee of our board of directors administers the 1999 Plan. The committee has complete discretion to make all decisions relating to the interpretation, operation and amendment of the 1999 Plan. The committee has discretion to determine the following:

     .  grant recipients
     . grant dates
     . number of shares
     . type of award
     . exercisability of the award
     . vesting requirements
     . exercise price
     . type of consideration
     . any other terms and conditions of award eligibility

      Eligibility. The following groups of individuals are eligible to participate in the 1999 Plan:

     . employees
     . members of our board of directors who are not employees
     . consultants

      Structure of Plan. The plan is divided into the following two programs:

     . the Option Grant Program under which eligible individuals may be granted options to purchase Class A Ordinary Shares (the "Option Grant Program")

     . the Share Issuance Program under which eligible persons may be issued ordinary shares directly, either through the immediate purchase of such shares or as a bonus for services rendered to us (the "Share Issuance Program").

      Option Grant Program. Options to purchase our Class A Ordinary Shares may be either incentive stock options ("incentive options") qualifying for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or options which do not so qualify ("non-statutory options") as designated by the committee, in its sole discretion. The exercise price of incentive options granted under the plan will be no less than the fair market value of our Class A Ordinary Shares at the time the option is granted. The exercise price may be paid in cash, in previously owned ordinary shares valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The other terms of the incentive options will be determined by the committee. Any options intended to qualify as incentive options will be designed to meet all the requirements of Code Section 422. Incentive options are not transferable, except by will or the laws of descent and distribution. The exercise price and other terms of non-statutory options granted under the 1999 Plan will be determined by the committee. The committee may provide that non-statutory options will be transferable.

      Share Issuance Program. Under the Share Issuance Program, we may issue our Class A Ordinary Shares directly, either through immediate purchase of such shares or as a bonus for services rendered to us. The purchase price and other terms of shares issued under the Share Issuance Program will be determined by the committee. The committee may, in its discretion, subject any shares issued under the Share Issuance Program to vesting and a right of repurchase by us.

      Repurchase Rights. The committee has the discretion to authorize the issuance of unvested ordinary shares upon the exercise of options granted or as shares otherwise issued under the 1999 Plan. If the purchaser or optionee ceases to be employed by or provide services to us, any or all of the ordinary shares issued to the purchaser or optionee which are unvested at the time of cessation shall be subject to repurchase by us at the purchase or exercise price paid for such shares. The terms and conditions upon which the repurchase rights are exercisable by us are determined by the committee and set forth in the Repurchase Rights Agreements evidencing such rights.

      Awards Granted/Assumed. Effective as of October 23, 1999, options (the "Assumed Options") to purchase 5,141,104 shares of Class A Common Stock of OpenTV, Inc. under its 1998 Plan (see "OpenTV, Inc. 1998 Stock Option/Stock Issuance Plan" below) were assigned to and assumed by OpenTV Corp. and the Assumed Options now represent the right to purchase an identical number of Class A Ordinary Shares of OpenTV Corp. Class A Ordinary Shares purchased pursuant to the exercise of Assumed Options will reduce and will not be in addition to the total number of shares (7,200,000) available for issuance under the 1999 Plan. No other options have been issued under the 1999 Plan. See "OpenTV, Inc. 1998 Stock Option/Stock Issuance Plan--Shares Reserved/Termination" for a description of the impact of the assignment and assumption on the 1998 Plan. Certain options issued under the 1998 Plan will not be assigned to or assumed by OpenTV Corp. At such time as the shares of Class A Common Stock of OpenTV, Inc. are issued upon exercise of such options, we will facilitate the disposition of such shares either by purchasing such shares directly or by providing such holders with the ability to exchange their shares in OpenTV, Inc. for shares in OpenTV Corp. The Class A Ordinary Shares issued pursuant to such exchange will not be issued under the 1999 Plan and will not count against the total number of shares available for issuance thereunder.

      First Refusal Right. We have a right of first refusal in the event of any proposed disposition of our Class A Ordinary Shares issued under the 1999 Plan. The right of first refusal is exercisable in accordance with terms and conditions established by the board. Our right of first refusal will terminate upon completion of these offerings.

      Put Option. Participants who purchase shares under the plan and hold such shares for at least six months have the right to require us to repurchase the shares at the fair market value of the shares. This put option will terminate upon completion of these offerings.

      Corporate Transaction. Options will automatically vest upon the occurrence of certain change of control events, if such options are not assumed or exchanged for equivalent rights by the successor entity in accordance with the terms of the plan. In the event of a corporate transaction that does not result in the automatic vesting of options and other awards, the board of directors or the compensation committee has discretion to accelerate vesting of such options and other awards.

      Amendments and Termination. The board of directors may amend the plan at any time. If the board of directors amends the 1999 plan, shareholder approval will only be sought if required by applicable law. The 1999 plan will terminate upon the earliest of (i) October 21, 2009, (ii) the date on which all shares available for issuance under the 1999 plan have been issued as vested shares, or (iii) the termination of all outstanding options in connection with certain corporate transactions.

OpenTV, Inc. 1998 Stock Option/Stock Issuance Plan

      In General. The OpenTV, Inc. board of directors adopted, and its stockholders approved, the OpenTV, Inc. 1998 Stock Option/Stock Issuance Plan (the "1998 Plan") on January 26, 1998. The OpenTV, Inc. board of directors amended and restated the 1998 Plan on February 11, 1999 and August 13, 1999. The terms of the 1998 Plan are generally identical to those of the 1999 Plan, except that the 1998 Plan is administered by the compensation committee of the OpenTV, Inc. board of directors and options and awards issued under the 1998 Plan entitle the holders to acquire shares of Class A Common Stock of OpenTV, Inc. Most of the options issued under the 1998 Plan have been assigned to and assumed by OpenTV Corp. The Assumed Options no longer represent rights to purchase stock of OpenTV, Inc. and the shares subject thereto are no longer available for issuance under the 1998 Plan. See "--Awards Granted/Assumed" above.

      Shares Reserved/Termination. After the assignment and assumption, options to purchase 783,500 shares of Class A Common Stock of OpenTV, Inc. remain outstanding and an identical number of shares are reserved for issuance under the 1998 Plan. These options are held by certain foreign employees of OpenTV, Inc. and cannot be assigned or assumed without adverse tax consequences to the holders and OpenTV, Inc. The 1998 Plan will remain in existence for the sole purpose of governing these remaining options, until such time as such options have been exercised and the shares thereunder become transferable by the holders. Options or shares awarded under the 1998 Plan that are forfeited or cancelled will no longer be available for issuance under the 1998 Plan. All new options granted to employees of OpenTV, Inc. and OpenTV Corp. will be granted under the 1999 Plan.

1999 Employee Stock Purchase Plan

      Our board adopted the 1999 Employee Stock Purchase Plan in October 1999 and our shareholder approved the plan in November 1999.

      Share Reserve. We have reserved 120,000 shares of our Class A Ordinary Shares for issuance pursuant to purchase rights granted under the purchase plan. The first offering under the purchase plan will begin on the effective date of these offerings. For the first offering, the board has granted purchase rights to the full-time employees of OpenTV, Inc.

      On December 31 of each year for the next ten years, beginning in 1999, the number of shares in the reserve automatically will be increased by the lower of:

  .  5% of our outstanding shares on a fully-diluted basis;

  .  500,000 shares; or

  .  a smaller number of shares as determined by the board.

      Eligibility. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. The purchase plan provides a means by which employees may purchase our shares through payroll deductions. The purchase plan is implemented by offerings of purchase rights to eligible employees. Generally, all full-time employees who have been employed for at least ten days may participate in the purchase plan. However, no employee may participate in the purchase plan if immediately after we grant the employee a purchase right, the employee has voting power over, or the value of, 5% or more of the outstanding capital stock of OpenTV Corp. or an affiliate of OpenTV Corp.

      Administration. The board is responsible for administering the purchase plan, unless such responsibilities are delegated to a committee of the board. The board has the authority to construe, interpret and amend the purchase plan. Under the purchase plan, the board may specify offerings of up to 27 months in length. The first offering will begin on the effective date of these offerings. Unless the board otherwise determines, ordinary shares are purchased for accounts of participating employees at a price per share equal to the lower of:

  . 85% of the fair market value of a share on the first day of the offering; or

  .  85% of the fair market value of a share on the purchase date.

      For the first offering, which will begin on the effective date of these offerings, we will offer shares registered on a Form S-8 registration statement. The fair market value of the shares on the first date of this offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus with respect to these offerings. Otherwise, fair market value generally means the closing sales price (rounded up where necessary to the nearest whole cent) for such shares (or closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the trading day prior to the relevant determination date, as reported in The Wall Street Journal.

      The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of;

  . 85% of the fair market value of a share on the day they began participating in the purchase plan; or

  .  85% of the fair market value of a share on the purchase date.

      Participating employees may authorize payroll deductions of up to 15% of their base compensation for the purchase of shares under the purchase plan. Employees may end their participation in the offering at any time up to ten days before a purchase date. Participation ends automatically on termination of employment with us and our affiliates.

      Other Provisions. Our board may grant eligible employees purchase rights under this plan only if the purchase rights together with any other purchase rights granted under other employee stock purchase plans established by us or our affiliates do not permit the employee's rights to purchase our shares to accrue at a rate which exceeds $25,000 of the fair market value of our shares for each calendar year in which the purchase rights are outstanding. Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the class and number of shares subject to the purchase plan and to outstanding options. In that event, our board will appropriately adjust the purchase plan as to the class and the maximum number of shares subject to the purchase plan. It will also adjust outstanding rights as to class, number of shares and purchase limits of such outstanding rights.

      Upon a change in control of OpenTV, our board may provide that the successor corporation will assume or substitute for outstanding purchase rights. Alternatively, our board may shorten the offering period and provide that our shares will be purchased for the participants immediately before the change in control.

      Shares Issued. We have not issued any shares under the purchase plan.

      Termination. The purchase plan will terminate when the share reserve is exhausted unless the board terminates it sooner.

401(k) Plan

      We maintain the OpenTV, Inc. 401(k) Plan for eligible U.S. employees. In order to be a participant in the 401(k) plan, an employee must have attained age 21. A participant may contribute up to the lesser of 25%, of his/her total annual compensation or the statutorily prescribed annual limit. The annual limit for both 1998 and 1999 was $10,000. We may make discretionary contributions as a percentage of participants' contributions, subject to established conditions and limits. The 401(k) plan is intended to qualify under
Section 401of the Internal Revenue Code, so that contributions by us or our employees to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn, and so that our contributions, if any, will be deductible by us when made.

Bonus Plan

      Certain of our executive officers are eligible for our Executive Bonus Plan. The Executive Bonus Plan is an annual incentive award plan that provides for a target bonus equal to a specified percentage of base salary for each participant. The actual bonus earned may be higher or lower depending on the extent to which company and individual performance objectives are achieved. Typically, at the start of each year, the compensation committee or the board of directors reviews and approves the performance objectives for the company and individual officers. Our objectives consist of operating, strategic and financial goals that are considered critical to our fundamental long-term goal of building shareholder value. Our current bonus is based on performance from July 1, 1998 through December 31, 1999.

      At the end of the year, the compensation committee or board of directors determines actual bonus awards based on the degree to which we have met corporate goals and participants have met their individual goals. Awards are paid in cash in January or February following the performance year.

Loans/Guarantees

      We have made loans to certain of our employees to fund their exercise of the Reserved Shares. These loans are secured by the stock of OpenTV, Inc. that is purchased by these employees upon their exercise of such options.

                       TRANSACTIONS WITH RELATED PARTIES

      The following describes the significant transactions entered into between us and our directors, executive officers, shareholders and affiliates of the shareholders. All future transactions between us and any such party will be subject to approval by a majority of the disinterested members of the board.

      Shareholders who previously owned or currently own 5% or more of our ordinary shares or the common stock of OpenTV, Inc. include the following:

     . THOMSON multimedia S.A. ("Thomson"), which was a holder of more than 5% of the common stock of OpenTV, Inc. from its inception until March 18, 1999

     . Sun Microsystems, Inc. ("Sun"), which has been a holder of more than 5% of the common stock of OpenTV, Inc. since its inception

     . MIH Limited, which in turn is controlled by MIH Holdings Limited; MIH Limited has indirectly owned 5% or more of our ordinary shares or the common stock of OpenTV, Inc. since July 1997

Agreements with Sun and Sun Affiliates

      Software License. Under a Source Code License and Binary Distribution Agreement, effective as of July 1, 1996, Sun agreed to grant us a license to certain media stream manager software. OpenTV retains ownership of all derivatives of the software created by OpenTV and all related intellectual property rights (subject to Sun's underlying rights) but OpenTV must promptly grant back licenses to such derivatives and intellectual property rights and deliver copies of the same to Sun.

      Java License. In March 1998, we entered into a licensing and distribution agreement with Sun under which Sun granted us a non-exclusive, non-transferable license to develop and distribute products based upon Sun's Java technology. In June 1999 we amended the agreement and committed to develop future versions of our OpenTV Runtime software incorporating Sun's Java technology and compatible with the appropriate JavaTV application programming interfaces. We are obligated to pay Sun license, support and royalty fees through December 31, 2004.

March 1999 Agreements with Thomson and MIH Limited

      In March 1999, a series of agreements were entered into by Thomson, MIH Limited, Sun and us pursuant to which:

     . Thomson sold all of our ordinary shares held by it to MIH Limited and MIH Limited resold a portion of those shares to Sun

     . Thomson assigned and licensed specific intellectual property valued at $7.6 million to us

     .  we cross-licensed specific intellectual property rights to Thomson

     . Thomson, MIH Limited and OpenTV, Inc. entered into mutual releases all as described more fully below

      Pursuant to an assignment agreement between Thomson and us, Thomson assigned to us specific intellectual property relating to our business. In a license agreement between Thomson and us, Thomson granted to us a non-exclusive license to make, have made, use, sell, improve, lease, or otherwise transfer, import or export our products and services (including a limited right to sublicense), specific Thomson intellectual property relating to our business.

      Under a still picture encoder license agreement, Thomson agreed to grant to us a non-exclusive license to copy, display, modify, distribute and use the software known as MPEG Encoder 3.0.2 developed by

Thomson for our own internal use, to develop derivative works, and to sublicense the software solely in connection with the marketing and distribution of OpenTV Runtime and the development of interactive television applications.

      Pursuant to the OpenTV License Agreement, we agreed to grant back a license to Thomson and Thomson Broadcast Systems, S.A. under the technology assigned to us by Thomson and its affiliates under the assignment agreement.

      Pursuant to the Release Agreement, each of Thomson, MIH Limited, and the Company released any and all claims, subject to certain exceptions, that each could have asserted against the others or any of their affiliates, agents, representatives, officers, directors, and employees as of March 18, 1999.

Amended and Restated Stockholders' Agreement

      On October 23, 1999, OpenTV Corp. entered into the Amended and Restated Stockholders' Agreement with OpenTV, Inc., Sun, a Sun subsidiary and a subsidiary of MIH Limited. It contains the following provisions:

Fundamental Business Decisions

     . If the board of directors of OpenTV Corp. approves any of the following fundamental business decisions, it must submit the matter to Sun (treating Sun as though it had exchanged its common stock of OpenTV, Inc. for ordinary shares of OpenTV Corp.) and MIH Limited for their approval:

              (1) any business combination involving a change of control of
            OpenTV Corp. (unless approved by a Sun designee to the OpenTV Corp. board of directors),

              (2) any change to the Memorandum or Articles of OpenTV Corp.
            that

                  (a) adversely affects Sun's rights under the Exchange
                Agreement described herein,

                  (b) affects Sun more adversely than MIH Limited or

                  (c) would impact the intellectual property rights licensed by Sun to OpenTV, Inc. or

              (3) any assignment or sublicensing of licensed Sun intellectual property made outside of the ordinary course of business.

     . If the board of directors of OpenTV, Inc. approves any of the following fundamental business decisions, it must submit the matter to Sun and OpenTV Corp. for their approval:

              (1) any business combination involving a change of control of
            OpenTV, Inc. (unless approved by a Sun designee to the OpenTV, Inc. board of directors),

              (2) any change to the charter of OpenTV, Inc. that

                  (a) adversely affects Sun's rights under the Exchange
                Agreement described herein,

                  (b) affects Sun more adversely than OpenTV Corp. or

                  (c) would impact the intellectual property rights licensed by Sun to OpenTV, Inc. or

              (3) any assignment or sublicensing of licensed Sun intellectual property made outside of the ordinary course of business.

     . OpenTV Corp. fundamental business decisions require the affirmative vote of at least 95% of all votes in respect of OpenTV Corp. ordinary shares exercisable by MIH Limited and Sun (treating Sun as though it had exchanged all its common stock of OpenTV, Inc. for ordinary shares of OpenTV Corp.). OpenTV, Inc. fundamental business decisions require the affirmative vote of at least 95% of all votes in respect of OpenTV, Inc. common stock exercisable by OpenTV Corp. and Sun. If the 95% test is not satisfied, a representative of Sun's subsidiary and OpenTV Corp. must attempt to resolve the deadlock and, if they are unsuccessful, a representative of Sun and MIH Limited must attempt to resolve the deadlock. If the deadlock is not resolved within 31 days, then OpenTV Corp. shall purchase, and if OpenTV Corp. cannot purchase, then MIH Limited may purchase, all of the shares of OpenTV, Inc. and OpenTV Corp. held by Sun at their fair market value.

Restrictions on Transfer of Shares by Sun

     . Sun may not transfer any shares of OpenTV, Inc. other than: (1) in exchange for shares of OpenTV Corp. pursuant to the terms of the Exchange Agreement described herein, or (2) to an affiliate of Sun so long as Sun remains bound and the transferee agrees to be bound by the terms of the Amended and Restated Stockholders' Agreement.

Term

     . The Amended and Restated Stockholders' Agreement terminates when Sun exchanges all its shares of common stock of OpenTV, Inc. for ordinary shares of OpenTV Corp.

Shareholders' Agreement

      On October 23, 1999, OpenTV Corp. entered into a Shareholders' Agreement with a subsidiary of Sun and a subsidiary of MIH Limited. Through these subsidiaries, Sun and MIH Limited have agreed that, prior to transferring equity securities of OpenTV Corp., they will offer such securities to each other.

Stock Option Grant to MIH Limited Affiliate

      In May 1999, we granted a non-statutory stock option to purchase 330,000 ordinary shares to a consulting firm subsidiary of MIH Limited. The subsidiary expects that it will make available the economic benefit of these options to its employees, including Allan Rosenzweig and Stephen Oldfield, who are directors of OpenTV Corp., and employees of MIH Limited, our parent company. The options were granted pursuant to the Amended and Restated 1998 Stock Option/Stock Issuance Plan and have exercise prices equal to the fair market value of our ordinary shares on the date of grant.

Purchase and Exchange Agreement with MIH Limited and Sun

      On July 16, 1999, OpenTV, Inc. filed an Amended and Restated Certificate of Incorporation pursuant to which, among other things, it:

     . created two classes of common stock designated, respectively, Class A and Class B Common Stock and

     . reclassified each share of its common stock outstanding at the close of business on July 12, 1999, as one share of Class A Common Stock

      In connection with the reclassification, OpenTV, Inc. offered to sell up to 2,086,700 shares of Class B Common Stock at a purchase price of $2.90 per share to existing stockholders of OpenTV, Inc. who qualified as "accredited investors" (as defined in Regulation D promulgated under the Securities Act of 1933, as amended) in accordance with the terms and conditions of the Purchase and Exchange Agreement. The number of shares offered to each qualified existing stockholder corresponded to the stockholder's ownership percentage of OpenTV, Inc.'s then outstanding common stock. Qualified stockholders who participated in the financing received, on a one-for-one basis and in accordance with the terms and conditions of a purchase and exchange agreement, Class B Common Stock in exchange for all of the Class A Common Stock held by such stockholder. Qualified stockholders who elected to participate in the financing include, among others, MIH Limited and Sun.

Investors' Rights Agreement

      On October 23, 1999, OpenTV Corp., MIH Limited, Sun, America Online, General Instrument, Liberty Digital, News Corporation and Time Warner, Inc. entered into an Investors' Rights Agreement. We refer to MIH Limited and Sun as the existing investors and America Online, General Instrument, Liberty Digital, News Corporation and Time Warner as the new investors. The Investors' Rights Agreement contains the following provisions:

Board of Directors

      The existing investors and the new investors have agreed to vote their shares so that our board of directors has the following composition:

     . so long as the new investors own ordinary shares equal to at least 60% of the issued amount, two directors designated by the new investors

     . so long as the new investors own ordinary shares equal to at least 30% of the issued amount, one director designated by the new investors

     . so long as Sun owns shares equal to at least 30% of the aggregate amount of Class B Ordinary Shares issuable in respect of their shares of Class B Common Stock of OpenTV, Inc., one director designated by Sun

     .  a majority of the directors designated by MIH Limited

      Such agreement shall terminate no later than October 1, 2009.

Veto Rights

      For a period not to exceed two years (other than with respect to the required consent for affiliate transactions, which survives until the earlier of a change of control and the new investors ceasing to own 50% of the issued number) following these offerings, without the consent of the new investors, we may not:

     . enter into a merger, reorganization, sale of all or substantially all our assets or liquidation

     . enter into affiliate transactions that are not on arms' length terms and that provides for aggregate compensation or consideration of more than $500,000 in any fiscal year

     . other than issuances of Class B Ordinary Shares to Sun pursuant to the Exchange Agreement and to other existing holders of Class B Common Stock of OpenTV, Inc., issue any equity securities having voting rights superior to our Class A Ordinary Shares

     . increase the number of Class A Ordinary Shares eligible for the employee stock option plan and employee stock purchase plan in excess of 4.4 million

     . issue equity securities at a per share price that is less than $5.55 per share

     . devote substantial resources to any line of business outside our existing business

      So long as the new investors have the right to designate two directors and at least one of their directors is on our board, we may not adopt new or make material modifications to existing stock option and other equity compensation plans without the approval of our board of directors, including the approval of a director designated by the new investors.

Transfers and Exchanges of Shares

      Prior to transferring any equity securities of OpenTV Corp. to a non-affiliate, MIH Limited must first offer such shares to the new investors. The new investors' right of first refusal is subject to Sun's right of first refusal in respect of such equity securities pursuant to the Shareholders' Agreement.

      Prior to transferring any Class B Ordinary Shares to a non-affiliate or converting any Class B Ordinary Shares into Class A Ordinary Shares, the existing investors and any new investor that acquires Class B Ordinary Shares must first offer to exchange such shares for Class A Ordinary Shares held by the new investors.

      MIH Limited must make provision for the new investors to participate in any transfer of shares by it that will result in a change of control of OpenTV Corp.

      Prior to transferring any shares to a non-affiliate, the new investors must offer such shares first, to the other new investors and, second, to MIH Limited.

      Each of these restrictions is subject to specified exceptions.

Transfers of Warrants

      Subject to an exception in the event a new investor is unable to obtain government approval to exercise its warrants, the warrants held by the new investors can only be transferred to other new investors.

Registration Rights

      Each of the existing investors and the new investors has certain rights to require us to register its shares on demand and in the event of specified registered offerings of securities by us.

Exchange Agreement

Right to Exchange

      In connection with the creation of OpenTV Corp., on October 23, 1999, we entered into an Exchange Agreement with Sun that permits Sun to exchange all or a portion of its shares of Class B Common Stock of OpenTV, Inc. for our Class B Ordinary Shares. The rate of exchange, which is subject to customary antidilution adjustments, is one Class B Ordinary Share for one share of Class B Common Stock of OpenTV, Inc.

      OpenTV Corp. has agreed to reserve the number of its authorized but unissued Class B Ordinary Shares as will be sufficient to permit the exchange in full of Sun's OpenTV, Inc. Class B Common Stock for OpenTV Corp.'s Class B Ordinary Shares.

Preservation of OpenTV Corp.'s Interest in OpenTV, Inc.

      OpenTV, Inc., OpenTV Corp. and Sun have agreed that each time OpenTV Corp. issues additional Class A Ordinary Shares or Class B Ordinary Shares (other than on conversion of Class B Ordinary Shares), OpenTV, Inc. will sell and OpenTV Corp. will purchase, at a purchase price of $0.001 per share, an equal number of shares of Class A Common Stock or Class B Common Stock of OpenTV, Inc., respectively.

                             PRINCIPAL SHAREHOLDERS

      The table below sets forth, after giving effect to (1) the conversion of all of our Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares into 5,630,628 Class A Ordinary Shares and (2) the sale of 7,500,000 Class A Ordinary Shares in these offerings, certain information with respect to the beneficial ownership of each class of our voting securities by
(1) each person who is known by us to be the beneficial owner of more than 5% of any class or series of our voting securities and (2) all directors and executive officers as a group. The share data for directors and officers do not take into account any of their holdings in our parent company, MIH Limited, or any beneficial interest deriving therefrom.

                             Class A                 Class B
                         Ordinary Shares         Ordinary Shares
                         --------------------- ------------------------
Identity of Person or                 Percent                  Percent      Total
Group                    Number       of Class   Number        of Class Voting Rights
---------------------    ------       -------- ----------      -------- -------------
MIH Limited(/1/)........     --          --%   30,631,746       100.0%      95.9%
Sun Microsystems,
Inc.(/2/)............... 900,900        6.9     7,594,796(/3/)   19.9       19.4
Directors and officers
as a group (17
persons)(/4/)........... 697,833(/5/)   5.0           --          --          *

--------
 *   Less than 1%.
(1) MIH Limited holds its shares through its wholly-owned subsidiary, OTV Holdings Limited.

(2) Sun Microsystems, Inc. holds its shares through its wholly-owned subsidiary, Sun TSI Subsidiary, Inc.

(3) Represents 7,594,596 shares of Class B Common Stock of OpenTV, Inc. that may be exchanged into Class B Ordinary Shares of OpenTV Corp. on a one-for-one basis.

(4) Directors and officers also hold 137,142 shares of Class A Common Stock and 21,144 shares of Class B Common Stock of OpenTV, Inc. We intend to facilitate the disposition of these shares either by purchasing such shares directly or by providing such holders the ability to exchange their shares in OpenTV, Inc. for OpenTV Corp. Class A Ordinary Shares. This amount excludes 1,126,126, 1,126,126, 8,495,696 and 30,631,746 ordinary shares owned by News Corporation, Liberty Digital, Sun Microsystems and MIH Limited, respectively.

(5) Represents options to purchase 697,833 Class A Ordinary Shares that are currently vested and exercisable (or will become vested and exercisable within 60 days of October 21, 1999). These shares are shown as being held by the directors and officers for the purposes of this table only.

                          DESCRIPTION OF CAPITAL STOCK

General

      Set forth below is a description of the material terms of our capital stock. This summary is subject to the provisions of our Memorandum and Articles of Association which are included as exhibits to the Registration Statement of which this prospectus is a part, and by the provisions of applicable BVI law.

      Our Memorandum and Articles authorize the issuance of up to: (1) 500,000,000 Class A Ordinary Shares, (2) 200,000,000 Class B Ordinary Shares and (3) 500,000,000 preference shares.

      We have applied to list our Class A Ordinary Shares on the Nasdaq National Market and on the Official Segment of Amsterdam Exchanges N.V.'s stock market ("Amsterdam Stock Exchange") under the symbol "OPTV". The transfer agent and registrar for our Class A Ordinary Shares is ChaseMellon Shareholder Services LLC, and the paying agent in the Netherlands is MeesPierson N.V.

      We intend to apply to The Depository Trust Company ("DTC"), Euroclear and Cedel Bank S.A. ("Cedel") for acceptance of our Class A Ordinary Shares in their respective book-entry settlement systems. Initial settlement of our Class A Ordinary Shares will take place on the closing date through DTC, Euroclear and Cedel in accordance with their respective customary settlement procedures for equity securities. Each person owning a beneficial interest in our Class A Ordinary Shares held through DTC, Euroclear or Cedel, as the case may be, must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of our Class A Ordinary Shares. Persons wishing to obtain certificates for their Class A Ordinary Shares must make arrangements with DTC, Euroclear or Cedel, respectively.

      We were incorporated on September 30, 1999 in the British Virgin Islands. Our founding statutes do not prescribe any time period for existence.

Trading Through New ASAS

      Trading of our Class A Ordinary Shares on the Amsterdam Stock Exchange will take place through the improved Amsterdam Security Account System ("New ASAS") in ASAS rights OpenTV ("ASAS Rights OpenTV").

      Under New ASAS, the legal owner of Class A Ordinary Shares is Nominee Amsterdam Stock Exchange N.V. ("ASAS Nominee"), a wholly-owned subsidiary of the Amsterdam Stock Exchange. The Class A Ordinary Shares owned by ASAS Nominee are deposited in its account with the Bank of New York. For each Class A Ordinary Share so deposited, ASAS Nominee creates an ASAS Right OpenTV which is deposited with the Netherlands securities settlement system, Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V. ("NECIGEF"). The ASAS Rights OpenTV traded on the Amsterdam Stock Exchange are cleared by its securities clearing division, AEX-Effectenclearing, and settled through NECIGEF.

      Prices of the ASAS Rights OpenTV on the Amsterdam Stock Exchange will be quoted in U.S. dollars, in order to allow the prices thereof to be as closely aligned as possible with those of our Class A Ordinary Shares quoted on the Nasdaq National Market.

      Payments by us in respect of our Class A Ordinary Shares in New ASAS are made through that system. Shareholder notices are not sent directly to investors holding ASAS Rights OpenTV, but will instead be published in the Daily Official List (Officiele Prijscourant) of the Amsterdam Stock Exchange and in at least one Netherlands newspaper, indicating, when applicable, where shareholders can obtain copies of any documents referred to in the notice.

      The above is only a summary of New ASAS. Investors should consult with their professional advisors if they require more information or if they have any questions about New ASAS.

Class A Ordinary Shares and Class B Ordinary Shares

      Voting. The holders of our Class A Ordinary Shares and our Class B Ordinary Shares will generally be entitled to vote as a single class on all matters upon which holders of our ordinary shares have a right to vote, subject to the requirements of any applicable laws. Each of our Class A Ordinary Shares entitles its holder to one vote, and each of our Class B Ordinary Shares entitles its holder to ten votes. Unless otherwise required by law, and so long as their rights would not be adversely affected, the holders of our Class A Ordinary Shares and our Class B Ordinary Shares will not be entitled to vote on any amendment to our Memorandum and Articles that relates solely to the terms of one or more outstanding series of preference shares.

      Dividends and Other Distributions. Subject to the preferential and other dividend rights of any outstanding series of preference shares, the holders of our Class A Ordinary Shares and our Class B Ordinary Shares will be entitled to equal dividends per share when, as and if declared by our board of directors, except that all dividends payable in ordinary shares will be paid in the form of our Class A Ordinary Shares to holders of our Class A Ordinary Shares and in the form of our Class B Ordinary Shares to holders of our Class B Ordinary Shares. Neither our Class A nor our Class B Ordinary Shares may be split, divided or combined unless the other class is proportionally split, divided or combined.

      According to our Memorandum and Articles, all dividends that remain unclaimed for a period of three years after their declaration may be forfeited by our board of directors for our benefit.

      In the event we are liquidated or wound up, the holders of our Class A Ordinary Shares and Class B Ordinary Shares will be treated equally on a per share basis and will be entitled to receive all of our remaining assets following distribution of the preferential and/or other amounts to be distributed to the holders of our preference shares.

      Issuance of Class B Ordinary Shares, Options, Rights or Warrants. Subject to certain provisions regarding dividends and other distributions described above, we will not be entitled to issue additional Class B Ordinary Shares or issue options, rights or warrants to subscribe for additional Class B Ordinary Shares, except that we may issue Class B Ordinary Shares in exchange for shares of Class B Common Stock of OpenTV, Inc. and may make a pro rata offer to all holders of ordinary shares of rights to purchase additional shares of the class of ordinary shares held by them. Our Class A and our Class B Ordinary Shares will be treated equally with respect to any offer by us to holders of ordinary shares or options, rights or warrants to subscribe for any of our other capital stock.

      Merger. In the event of a merger, the holders of our Class A Ordinary Shares and our Class B Ordinary Shares will be entitled to receive the same per share consideration, if any, except that if such consideration includes voting securities (or the right to acquire voting securities or securities exchangeable for or convertible into voting securities), we may (but are not required to) provide for the holders of our Class B Ordinary Shares to receive voting securities (or rights to acquire voting securities) entitling them to ten times the number of votes per share as the voting securities (or rights to acquire voting securities) being received by holders of our Class A Ordinary Shares.

      Conversion of Class B Ordinary Shares. Each of our Class B Ordinary Shares will be convertible, at the option of the holder thereof, into our Class A Ordinary Shares on a share-for-share basis and will automatically convert on a share-for-share basis upon the occurrence of any of the following:

     . upon transfer of our Class B Ordinary Shares to a person or entity which is not one of the original beneficial owners of our Class B Ordinary Shares, our Series C-1 Convertible Preference Shares or Series C-2 Convertible Preference Shares or an affiliate

     . on the date on which the number of our Class B Ordinary Shares then outstanding is less than 10% of our then outstanding ordinary shares (without regard to voting rights)

     . at any time when the board of directors and the holders of a majority of our outstanding Class B Ordinary Shares approve the conversion of all of the Class B Ordinary Shares into Class A Ordinary Shares

     . if the board of directors, in its sole discretion, elects to effect a conversion after a determination that there has been a material adverse change in the liquidity, marketability or market value of our Class A Ordinary Shares, considered in the aggregate, due to (x) the exclusion of our Class A Ordinary Shares from trading on a national securities exchange or the exclusion of our Class A Ordinary Shares from quotation on the Nasdaq or any other similar market quotation system then in use; or (y) requirements under any applicable law, in each of cases (x) and (y), as a result of the existence of our Class B Ordinary Shares

      In the event of a transaction where our Class A Ordinary Shares are converted into or exchanged for one or more other securities, cash or other property (a "Class A Conversion Event"), a holder of our Class B Ordinary Shares thereafter will be entitled to receive, upon the conversion of such Class B Ordinary Shares, the amount of such securities, cash and other property that such holder would have received if the conversion of such Class B Ordinary Shares had occurred immediately prior to the record date or effective date, as the case may be, of the Class A Conversion Event.

      Preemptive Rights. The holders of our ordinary shares will not have any preemptive rights with respect to any of our outstanding or newly issued capital stock.

Preference Shares

      Pursuant to our Memorandum and Articles, we may issue preference shares in one or more series.

      The board of directors has the authority, without any vote or action by the shareholders, to create one or more series of preference shares up to the limit of our authorized but unissued preference shares and to fix any of the following:

     . the number of shares constituting such series and the designation of such series

     .  the voting powers (if any) of the shares of such series

     .  the relative, participating, optional or other rights (if any)

     . any qualifications, preferences, limitations or restrictions thereof, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, rights and terms of the redemption (including sinking fund provisions)

     .  the redemption price and liquidation preferences

     . to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding

 Series C-1 Convertible Preference Shares

      Until these offerings are completed, we will have 23,648,646 Series C-1 Convertible Preference Shares authorized, issued and outstanding. These shares are convertible into Class A Ordinary Shares at a rate of one Class A Ordinary Share for every five Series C-1 Convertible Preference Shares. Upon consummation of these offerings, all of our outstanding Series C-1 Convertible Preference Shares will be converted into our Class A Ordinary Shares.

 Series C-2 Convertible Preference Shares

      Until these offerings are completed, we will have 4,504,504 Series C-2 Convertible Preference Shares authorized, issued and outstanding. These shares are convertible into Class A Ordinary Shares at a rate of one Class A Ordinary Share for every five Series C-2 Convertible Preference Shares. Upon consummation of these offerings, all of our outstanding Series C-2 Convertible Preference Shares will be converted into our Class A Ordinary Shares.

      Upon the completion of these offerings, there will be no preference shares outstanding. See "--Certain Anti-Takeover Matters--Blank Check Preference Shares".

Warrants to Purchase Class A Ordinary Shares

      As of October 23, 1999, we had outstanding warrants to purchase 4,729,728 of our Class A Ordinary Shares at an exercise price of $5.55 per share. These warrants currently are exercisable in full and will expire in October 2001.

Limitation of Liability

      Our Memorandum and Articles provide that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of our directors under United States federal securities laws.

Certain Anti-Takeover Matters

      Our Memorandum and Articles include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a dual class voting stock, the inability of shareholders to act by written consent or call a special meeting of the shareholders, an advance notice requirement for director nominations and other actions to be taken at annual meetings of shareholders, the requirements for approval by 66 2/3% of the shareholder votes to amend certain provisions of our Memorandum and Articles, removal of a director only for cause and the availability of authorized but unissued blank check preference shares.

      Dual Class Voting Stock. Our Class B Ordinary Shares are entitled to ten votes per share and our Class A Ordinary Shares are entitled to one vote per share. Therefore, after giving effect to these offerings and the conversion of all of our Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares into 5,630,628 Class A Ordinary Shares, our Class B Ordinary Shares will represent 95.9% of the voting power of all our ordinary shares even though they represent 70.0% of our economic interests. Since MIH Limited will indirectly own all of our outstanding Class B Ordinary Shares after these offerings, it will have effective control over any proposals to acquire us, rendering futile any attempts to pursue unsolicited tender offers or takeover attempts without negotiation with MIH Limited.

      No Shareholder Action by Written Consent; Special Meetings Callable Only by Board. Our Memorandum and Articles prohibit shareholders from taking action by written consent in lieu of an annual or special meeting, and, thus, shareholders may take action only at an annual or special meeting called in accordance with our Memorandum and Articles. Our Memorandum and Articles provide that special meetings of shareholders may only be called by the direction of our board of directors pursuant to a resolution adopted by our board of directors or by our chief executive officer. These provisions could have the effect of delaying consideration of a shareholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of our ordinary shares entitled to vote from unilaterally using the written consent procedure to take shareholder action.

      Advance Notice Requirement. Our Memorandum and Articles set forth advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be presented at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 30 days nor more than 60 days prior to the meeting. The advance notice requirement does not give our board of directors any power to approve or disapprove shareholder director nominations or proposals but may have the effect of precluding the consideration of certain business at a meeting if the proper notice procedures are not followed.

      Amendment of Memorandum and Articles. Our Memorandum and Articles require the affirmative vote of at least 66 2/3% of the voting power of all outstanding shares of capital stock or 66 2/3% of the members of our board of directors entitled to vote to amend or repeal certain provisions of our Memorandum and Articles, including those described in this section under "Certain Anti-Takeover Matters", or to approve any merger by us that would have the effect of making changes in our Memorandum and Articles which would have required such affirmative vote if effected directly as an amendment. This requirement will render more difficult the dilution of the anti-takeover provisions of our Memorandum and Articles.

      Removal of Directors Only for Cause. Our Memorandum and Articles permit shareholders to remove directors only for cause and only by the affirmative vote of the holders of a majority of the voting power of the ordinary shares. This provision may restrict the ability of a third party to remove incumbent directors and simultaneously gain control of our board of directors by filling the vacancies created by removal with its own nominees.

      Blank Check Preference Shares. Our Memorandum and Articles provide for authorized preference shares, none of which are outstanding. The existence of authorized but unissued preference shares may enable our board of directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in our best interests, our board of directors could cause preference shares to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group. In this regard, our Memorandum and Articles grant our board of directors broad power to establish the rights and preferences of authorized and unissued preference shares. The issuance of preference shares pursuant to our board of directors' authority described above could decrease the amount of earnings and assets available for distribution to you and adversely affect the enjoyment of rights of such holders, including voting rights in the event a particular series of preference shares is given a disproportionately large number of votes per share, and may have the effect of delaying, deferring or preventing a change in control that may be favored by certain shareholders.

                        SHARES ELIGIBLE FOR FUTURE SALE

      Upon consummation of these offerings and after giving effect to the conversion of all of our Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares into 5,630,628 Class A Ordinary Shares, we will have 13,130,628 Class A Ordinary Shares outstanding (14,255,628 Class A Ordinary Shares if the underwriters' over-allotment options are exercised in full) and 30,631,746 Class B Ordinary Shares outstanding. Of these, the 7,500,000 Class A Ordinary Shares sold by us in these offerings
(8,625,000 Class A Ordinary Shares if the underwriters' over-allotment options are exercised in full) will be freely tradable without restriction or further registration under the Securities Act, unless held by one of our "affiliates" (as that term is defined under the Securities Act and the regulations promulgated thereunder). The remaining 5,630,628 Class A Ordinary Shares outstanding (the "Unregistered Shares"), were issued or sold without registration under the Securities Act and may not be resold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including the exemptions provided by Rule 144.

      There are 4,639,638 Unregistered Shares held by our non-affiliates. These shares will be available for resale subject to the volume and manner of sale requirements of Rule 144 on various dates up to one year after the date of this prospectus and will become available for unrestricted resale one year thereafter.

      There are 900,900 Unregistered Shares held by Sun, one of our affiliates. Sun also holds 7,594,790 shares of the Class B Common Stock of OpenTV, Inc., which may be exchanged into a total of 7,594,790 of our Class B Ordinary Shares. These shares will be available for resale subject to the volume and manner of sale requirements of Rule 144 on varying dates up to one year after the date of this prospectus.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding Class A Ordinary Shares or (ii) the average weekly trading volume of the outstanding Class A Ordinary Shares during the four calendar weeks preceding such sale.

      Lock-Up Agreements. Except for the issuance by us of options under our Stock Option/Issuance Plan, we and our directors, executive officers and existing shareholders have agreed not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any ordinary shares or securities convertible into or exchangeable or exercisable for ordinary shares or file a registration statement under the Securities Act with respect to the same or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the ordinary shares (each a "disposal"), without the prior written consent of Merrill Lynch for a period of 180 days after the date of this prospectus.

      In addition, MIH Limited (through its wholly-owned subsidiary OTV Holdings Limited), in its capacity as a shareholder that individually holds more than 5% of our ordinary shares outstanding, has agreed (in accordance with the rules for admission to listing on the Amsterdam Stock Exchange of issuers with less than three financial years' net profit) that it will not, for a maximum period of three years after the date of such admission, dispose of common stock that totals, in the aggregate:

     . more than 25% (as long as none of our fiscal years have closed with a net profit)

     . more than 50% (for so long as not more than one of our fiscal years has closed with a net profit) or

     . more than 75% (until two of our fiscal years have closed with a net profit)

of the number of ordinary shares currently outstanding for a maximum period of three years after the date of admission of the Class A Ordinary Shares to listing on the Amsterdam Stock Exchange. This prohibition is subject to the following exceptions:

     . MIH Limited (through its wholly-owned subsidiary OTV Holdings Limited) may sell to professional investors, provided the purchaser agrees to be bound by the same restrictions on the disposal of the common stock being transferred as the transferor

     . under certain conditions, MIH Limited may sell by a registered public offering occurring at least one year after the date of admission of the Class A Ordinary Shares to listing on the Amsterdam Stock Exchange

      Our directors (to whom the above rules would apply if they held shares of our common stock as of the date of this prospectus) have not entered into similar undertakings as described above, since none of them, directly or indirectly, holds or has any ownership interest in or control over the disposal of ordinary shares currently outstanding.

      Shares of OpenTV, Inc. Not Held by Sun Microsystems. We intend to facilitate the disposition of the 804,197 shares of common stock of OpenTV, Inc. and 783,500 shares of common stock of OpenTV, Inc. issuable on exercise of employee stock options held by holders other than Sun Microsystems and OpenTV Corp. either by purchasing such shares directly or by providing such holders with the ability to exchange their shares in OpenTV, Inc. for shares in OpenTV Corp. If all those shareholders, other than OpenTV Corp. and Sun Microsystems, effect such an exchange, then we will issue an additional 1,453,123 Class A Ordinary Shares and 134,574 Class B Ordinary Shares, many of which would be freely tradeable without restriction. These shareholders in OpenTV, Inc. will not be able to effect any such exchange until at least 180 days after these offerings.

      Registration Rights. We are a party to an Investors' Rights Agreement that provides MIH Limited, Sun Microsystems, America Online, General Instrument, Liberty Digital, News Corporation and Time Warner with the ability to demand registration of all or a portion of the Class A Ordinary Shares they own or have the right to purchase and certain shares they subsequently acquire. These shareholders also have the right to include all or any portion of the Class A Ordinary Shares they own on registration statements we file, other than registration statements relating to acquisition transactions and stock-based compensation.

      Effect of Resales. Prior to these offerings, there has been no public market for our Class A Ordinary Shares. No predictions can be made of the effect, if any, that future sales of ordinary shares, options to acquire ordinary shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of ordinary shares in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of our Class A Ordinary Shares.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

      This section summarizes the material U.S. Federal income tax consequences to holders of our Class A Ordinary Shares as of the date of this prospectus. The summary applies to you only if you hold our ordinary shares as a capital asset for tax purposes (that is, for investment purposes). The summary does not cover state, local or foreign law. In addition, this summary does not apply to you if you are a member of a class of holders subject to special rules, such as:

     .  a dealer in securities or currencies;

     . a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     .  a bank;

     .  a life insurance company;

     .  a tax-exempt organization;

     . a person that holds our ordinary shares as part of a straddle or a hedging, integrated, constructive sale or conversion transaction for tax purposes;

     . a person whose functional currency for tax purposes is not the U.S. dollar;

     .  a person liable for alternative minimum tax; or

     . a person that owns, or is treated as owning, 10% or more of any class of our shares.

      The discussion is based on current law. Changes in the law may alter the tax treatment of our ordinary shares, possibly on a retroactive basis.

      The discussion does not cover tax consequences that depend upon your particular tax circumstances. We recommend that you consult your tax advisor about the consequences of holding our ordinary shares in your particular situation.

      For purposes of the discussion below, you are a "U.S. holder" if you are a beneficial owner of our ordinary shares who or which is:

     .  an individual U.S. citizen or resident alien;

     . a corporation, or entity taxable as a corporation, that was created under U.S. law (federal or state); or

     . an estate or trust as defined in Section 7701(a)(30) of the Internal Revenue Code.

      If you are not a U.S. holder, you are a "Non-U.S. holder" and the discussion below titled "Tax Consequences to Non-U.S. Holders" will apply to you.

      If a partnership holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding ordinary shares, you should consult your tax advisor.

Tax Consequences to U.S. Holders

Distributions

      We do not anticipate making distributions on our ordinary shares in the foreseeable future. See "Dividend Policy". If distributions are made, however, the gross amount of any such distribution (other than in liquidation) that you receive with respect to our ordinary shares generally will be taxed to you as a dividend (i.e., ordinary income) to the extent such distribution does not exceed our current or accumulated earnings and profits, as calculated for U.S. Federal income tax purposes ("E&P"). To the extent any distribution exceeds our E&P, the distribution will first be treated as a tax-free return of capital to the extent of your adjusted tax basis in our ordinary shares and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of such common stock). To the extent that such distribution exceeds your adjusted tax basis, the distribution will be taxed as gain recognized on a sale or exchange of our ordinary shares. See "Sale or Other Disposition of Our Ordinary Shares", below. Because we are not a U.S. corporation, no dividends-received deduction will be allowed to corporations with respect to dividends paid by us. Dividends paid with respect to our ordinary shares will generally be treated as foreign source "passive income" or, in the case of certain types of U.S. holders, "financial services income", for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Sale or Other Disposition of Our Ordinary Shares

      Generally speaking, in connection with the sale or other taxable disposition of our ordinary shares:

     . you will recognize gain or loss equal to the difference (if any) between:

            . the U.S. dollar value of the amount realized on such sale or other taxable disposition, and

            .  your adjusted tax basis in such ordinary shares.

     . any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for our ordinary shares is more than one year at the time of such sale or other disposition.


     . any gain or loss will be treated as having a United States source for United States foreign tax credit purposes.

     .  your ability to deduct capital losses is subject to limitations.

Passive Foreign Investment Company

      U.S. holders generally would be subject to a special, adverse tax regime (that would differ in certain respects from that described above) if we are or were to become a passive foreign investment company for U.S. Federal income tax purposes. Although the determination of whether a corporation is a passive foreign investment company is made annually, and thus may be subject to change, we do not believe that we are, nor do we expect to become, a passive foreign investment company. Notwithstanding the foregoing, we urge you to consult your own U.S. tax advisor regarding the adverse U.S. Federal income tax consequences of owning the shares of a passive foreign investment company and of making certain elections designed to lessen those adverse consequences.

Information Return

      If you, either individually or in connection with a person related to you within the meaning of the applicable Treasury Regulations, purchase more than $100,000 of our ordinary shares within the 12-month period ending at the time of the offering, you may be required to furnish information pertaining to such purchase to the Internal Revenue Service. If you fail to furnish any such necessary information, you could be subject to penalties. Accordingly, we urge you to contact your own tax advisor to ascertain whether it is necessary for you to furnish any such information to the Internal Revenue Service.

Tax Consequences to Non-U.S. Holders

Distributions

      If you are a Non-U.S. holder, you generally will not be subject to U.S. Federal income tax on distributions made on our ordinary shares unless:

     .  you conduct a trade or business in the United States and,

     . the dividends are effectively connected with the conduct of that trade or business (and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. Federal income tax on a net income basis in respect of income from our ordinary shares, such dividends are attributable to a permanent establishment that you maintain in the United States).

      If you fail the above test, you generally will be subject to tax in respect of such dividends in the same manner as a U.S. holder, as described above. In addition, any effectively connected dividends received by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Sale or Other Disposition of Our Ordinary Shares

      If you are a Non-U.S. holder, you will not be subject to U.S. Federal income tax, including withholding tax, in respect of gain recognized on a sale or other taxable disposition of our ordinary shares unless:

     . your gain is effectively connected with a trade or business that you conduct in the United States (and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. Federal income tax on a net income basis in respect of gain from the sale or other disposition of our ordinary shares, such gain is attributable to a permanent establishment maintained by you in the United States), or

     . you are an individual and are present in the United States for at least 183 days in the taxable year of the sale or other disposition, and either:

            . your gain is attributable to an office or other fixed place of business that you maintain in the United States, or

            .  you have a tax home in the United States.

      Effectively connected gains realized by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

      Payments (or other taxable distributions) in respect of our ordinary shares that are made in the United States or by a U.S. related financial intermediary will be subject to U.S. information reporting rules. You will not be subject to "backup" withholding of U.S. Federal income tax provided that:

     .  you are a corporation or other exempt recipient, or

     . you provide a taxpayer identification number (which, in the case of an individual, that is his or her taxpayer identification number) and certify that no loss of exemption from backup withholding has occurred.

If you are not a United States person, you generally are not subject to information reporting and backup withholding, but you may be required to provide a certification of your non-U.S. status in order to establish that you are exempt.

      Amounts withheld under the backup withholding rules may be credited against your U.S. Federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

                        BRITISH VIRGIN ISLANDS TAXATION

      Under the International Business Companies Act of the British Virgin Islands as currently in effect, a holder of common stock who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to the common stock and all holders of common stock are not liable to the British Virgin Islands for income tax on gains realized during that year on sale or disposal of such shares; the British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated under the International Business Companies Act.

      There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated under the International Business Companies Act. In addition, the common stock is not subject to transfer taxes, stamp duties or similar charges.

      There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands.

                                  UNDERWRITING

General

      We intend to offer our Class A Ordinary Shares in the United States and Canada through a number of U.S. underwriters as well as elsewhere through international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Thomas Weisel Partners LLC are acting as U.S. representatives of each of the U.S. underwriters named below. Subject to the terms and conditions set forth in a U.S. purchase agreement among our company and the U.S. underwriters, and concurrently with the sale of 3,750,000 shares of Class A Ordinary Shares to the international managers, we have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from our company, the number of Class A Ordinary Shares set forth opposite its name below.

                                                                       Number of
          U.S. Underwriters                                              Shares
          -----------------                                            ---------
     Merrill Lynch, Pierce, Fenner & Smith
          Incorporated................................................
     Thomas Weisel Partners LLC.......................................
                                                                       ---------
          Total ...................................................... 3,750,000
                                                                       =========

      We have also entered into an international purchase agreement with certain international managers outside the United States and Canada for whom Merrill Lynch International, MeesPierson N.V. and Thomas Weisel Partners LLC are acting as lead managers. Subject to the terms and conditions set forth in the international purchase agreement, and concurrently with the sale of 3,750,000 Class A Ordinary Shares to the U.S. underwriters pursuant to the U.S. purchase agreement, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us, an aggregate of 3,750,000 Class A Ordinary Shares. The initial public offering price and the total underwriting discount per Class A Ordinary Share will be identical under the U.S. purchase agreement and the international purchase agreement.

      In the U.S. purchase agreement and the international purchase agreement, the several U.S. underwriters and the several international managers, respectively, have agreed, subject to the terms and conditions set forth in those agreements, to purchase all the Class A Ordinary Shares being sold under the terms of each such agreement if any of the Class A Ordinary Shares being sold under the terms of that agreement are purchased. In the event of a default by an underwriter, the U.S. purchase agreement and the international purchase agreement provide that, in certain circumstances, the purchase commitments of the non- defaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of Class A Ordinary Shares to be purchased by the U.S. underwriters and the international managers are conditioned upon one another.

      We have agreed to indemnify the U.S. underwriters and the international managers against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.

      The Class A Ordinary Shares are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

Commitments and Discounts

      The U.S. representatives have advised us that the U.S. underwriters propose initially to offer the Class A Ordinary Shares to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess of $
per Class A Ordinary Share. The U.S. underwriters may allow, and such dealers
may reallow, a discount not in excess of $    per Class A Ordinary Share to
certain other dealers. After the initial public offering, the public offering price, concession and discount may change.

      The following table shows the per share and total public offering price, underwriting discount to be paid by us to the U.S. underwriters and the international managers and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                                                  Without  With
                                                        Per Share Option  Option
                                                        --------- ------- ------
     Public offering price.............................      $        $      $
     Underwriting discount.............................      $        $      $
     Proceeds, before expenses, to OpenTV..............      $        $      $

      The expenses of the offering, exclusive of the underwriting discount, are
estimated at $    and are payable by us.

Intersyndicate Agreement

      The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the U.S. underwriters and the international managers are permitted to sell our Class A Ordinary Shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell our Class A Ordinary Shares will not offer to sell or sell our Class A Ordinary Shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell Class A Ordinary Shares will not offer to sell or sell Class A Ordinary Shares to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the terms of the intersyndicate agreement.

Over-allotment Option

      We have granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 562,500 additional Class A Ordinary Shares at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The U.S. underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our Class A Ordinary Shares offered hereby. To the extent that the U.S. underwriters exercise this option, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional Class A Ordinary Shares proportionate to such U.S. underwriter's initial amount reflected in the foregoing table.

      We also have granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 562,500 additional Class A Ordinary Shares to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriters.

Reserved Shares

      At our request, the U.S. underwriters have reserved for sale, at the
initial public offering price, up to      (  %) of the Class A Ordinary Shares
offered hereby to be sold to some of our directors, officers, employees, business associates and related persons. The number of our Class A Ordinary Shares available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the U.S. underwriters to the general public on the same terms as the other Class A Ordinary Shares offered by this prospectus.

No Sales of Similar Securities

      We and our executive officers and directors and all existing shareholders have agreed, with certain exceptions, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus, not to directly or indirectly

     . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any of our Class A Ordinary Shares or securities convertible into or exchangeable or exercisable for or repayable with our Class A Ordinary Shares, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of our Class A Ordinary Shares or

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our Class A Ordinary Shares whether any such swap or transaction is to be settled by delivery of our Class A Ordinary Shares or other securities, in cash or otherwise.

Quotation on the Nasdaq National Market

      We expect our Class A Ordinary Shares to be approved for quotation on the Nasdaq National Market and the Amsterdam Stock Exchange, subject to official notice of issuance, under the symbol "OPTV".

      Before this offering, there has been no public market for our Class A Ordinary Shares. The initial public offering price will be determined through negotiations between us and the U.S. representatives and the lead managers. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us, certain of our financial information, the history of, and the prospects for, our company and the industry in which we compete, and an assessment of our management, its past and present operations, the prospects for, and timing of, future revenues of our company, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our Class A Ordinary Shares or that our Class A Ordinary Shares will trade in the public market subsequent to the offering at or above the initial public offering price.

      The underwriters do not expect sales of the Class A Ordinary Shares to any accounts over which they exercise discretionary authority to exceed 5% of the number of ordinary shares being offered in this offering.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of our Class A Ordinary Shares is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our Class A Ordinary Shares. As an exception to these rules, the U.S. representatives are permitted to engage in transactions that stabilize the price of our Class A Ordinary Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A Ordinary Shares.

      If the underwriters create a short position in our Class A Ordinary Shares in connection with the offering, ie., if they sell more Class A Ordinary Shares than are set forth on the cover page of this prospectus, the U.S. representatives may also elect to reduce any short position by purchasing our Class A Ordinary Shares in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

      The U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives purchase Class A Ordinary Shares in the open market to reduce the underwriters' short position or to stabilize the price of our Class A Ordinary Shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our Class A Ordinary Shares to the extent that it discourages resales of our Class A Ordinary Shares.

      Neither our company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A Ordinary Shares. In addition, neither our company nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Certain of the underwriters and their affiliates engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with our company, for which they have received customary compensation.

      Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 60 filed public offerings of equity securities, of which 33 have been completed, and has acted as a syndicate member in an additional 27 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with these offerings.

                                 LEGAL MATTERS

      The validity of Class A Ordinary Shares offered hereby will be passed upon for us by Harney, Westwood & Riegels, the British Virgin Islands. Certain United States legal matters will be passed upon for us by Cravath, Swaine & Moore, New York, New York. Certain United States legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

      The consolidated financial statements of OpenTV, Inc. (the predecessor to OpenTV Corp.) as of December 31, 1998 and 1997 and for the period July 1, 1996 (date of inception) to December 31, 1996 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

      The balance sheet of OpenTV Corp. as of September 30, 1999 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

      Upon completion of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will file reports and other information with the Commission. These will include annual reports on Form 20-F and periodic reports on Form 6-K. We expect our information furnished on Form 6-K to include quarterly financial information. Such reports and other information, as well as the registration statement, exhibits and schedules, may be inspected, without charge, or copied, at prescribed rates, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site that contains reports, proxy and information statements, and other information, regarding issuers that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
OpenTV Corp.

Report of Independent Accountants..........................................  F-2

Balance Sheet..............................................................  F-3

Notes to Balance Sheet.....................................................  F-4

OpenTV, Inc. and Subsidiary (Predecessor to OpenTV Corp.)

Report of Independent Accountants..........................................  F-6

Consolidated Balance Sheets................................................  F-7

Consolidated Statements of Operations and Comprehensive Loss...............  F-8

Consolidated Statements of Stockholders' Equity (Deficit)..................  F-9

Consolidated Statements of Cash Flows...................................... F-10

Notes to Consolidated Financial Statements................................. F-11

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of OpenTV Corp.:

      In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of OpenTV Corp. as of September 30, 1999, in conformity with generally accepted accounting principles in the United States of America. The balance sheet is the responsibility of OpenTV Corp.'s management; our responsibility is to express an opinion on the balance sheet based on our audit. We conducted our audit of the balance sheet in accordance with generally accepted auditing standards in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP
San Jose, California
October 29, 1999,
except as to the
stock split
described in Note 2
which is as of
November 15, 1999

--------------------------------------------------------------------------------

                                  OPENTV CORP.

                                 BALANCE SHEET

                               September 30, 1999
                           (Amounts in U.S. dollars)

                               ASSETS
                               ------
Total assets.........................................................  $   --
                                                                       =======

                        SHAREHOLDER'S EQUITY
                        --------------------

Class A ordinary shares, no par value: 500,000,000 shares authorized,
 none issued and outstanding.........................................  $   --
Class B ordinary shares, no par value: 200,000,000 shares authorized,
 30,631,746 issued and outstanding...................................    1,000
Class C preference shares, no par value: 500,000,000 shares
 authorized, none issued and outstanding.............................
Receivable from shareholder..........................................   (1,000)
                                                                       -------
  Total shareholder's equity.........................................  $   --
                                                                       =======




                          See Notes to balance sheet.

                                  OPENTV CORP.

                             NOTES TO BALANCE SHEET

Note 1. Formation and Business of OpenTV Corp.:

      OpenTV Corp. was formed as an international business company under the laws of the British Virgin Islands on September 30, 1999, through the issuance of 30,631,746 Class B Ordinary Shares to OTV Holdings Limited, an indirect subsidiary of MIH Limited, in exchange for a note receivable of $1,000. The purpose of OpenTV Corp. is to act as a holding company for MIH Limited's ownership interest in OpenTV, Inc., a Delaware corporation engaged in designing, developing, marketing and supporting software and related components to enable digital interactive television worldwide. OpenTV Corp. is a majority owned subsidiary of MIH Limited.

Note 2. Subsequent Events (unaudited):

Acquisition of OpenTV, Inc. Shares

      On October 18, 1999, a subsidiary of MIH Limited transferred 30,631,746 shares of Class B Common Stock, representing 78.5% of the common stock and 79.6% of the voting power of OpenTV, Inc., to OpenTV Corp. OpenTV Corp. will consolidate OpenTV, Inc.'s results and record a minority interest for the portion not owned.

Employee Incentive Plans

      In November 1999, the Board of Directors and shareholder of OpenTV Corp., adopted the 1999 Share Option/Share Issuance Plan (the "Plan") and reserved 7,200,000 Class A Ordinary Shares for issuance under the 1999 Plan. Options can be granted at not less than 100% of the fair value of a share as determined by the Board of Directors on the date of grant. Options granted to employees generally vest 25% after 12 months of continuous service and 1/48 over the next 36 months. The terms of the options is 10 years from the date of grant. Unexercised options generally expire three months after termination of employment. Options issued under the OpenTV, Inc. 1998 Plan covering 5,141,104 shares of Class A Common Stock of OpenTV, Inc. were assigned to and assumed by OpenTV Corp. to purchase Class A Ordinary Shares under the 1999 Plan in November 1999.

      The Board of Directors and shareholder of OpenTV Corp. also adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 120,000 Class A Ordinary Shares have been reserved for issuance under the Purchase Plan, subject to annual increases. The Purchase Plan allows for eligible employees to purchase a limited number of OpenTV Corp.'s Class A Ordinary Shares at 85% of the fair market value during certain plan-defined periods.

Stock Split

      OpenTV Corp. completed a one-for-five reverse stock split of its ordinary shares on November 15, 1999. All share information has been adjusted to reflect this stock split.

Strategic Financing

      On October 23, 1999, OpenTV Corp. sold 23,648,646 Series C-1 Convertible Preference Shares for $1.11 per share and warrants to purchase 4,729,728 Class A Ordinary Shares to five new investors and 4,504,504 Series C-2 Convertible Preference Shares for $1.11 per share to an existing investor for aggregate net proceeds of $31.0 million. These convertible preference shares will automatically convert into 5,630,628 Class A Ordinary Shares upon consummation of these offerings. The difference between the mid-point of the estimated price range for shares in OpenTV Corp.'s initial public offering ("IPO") and the conversion price on

                                  OPENTV CORP.

the date of the transaction resulted in a beneficial conversion feature equal to the gross proceeds of $31,249,996. Under EITF 98-5, the beneficial conversion feature will result in a preferred stock dividend of $31,249,996 in the quarter ending December 31, 1999.

      The warrants issued to the new investors are exercisable for two years at an exercise price of $5.55 per ordinary share. OpenTV Corp. valued the warrants using the Black-Scholes option pricing model applying an expected life of two years, a weighted average risk-free rate of 6%, a dividend yield of zero percent, volatility of 60% and a deemed fair value of ordinary shares equal to the mid-point of the estimated price range for shares in OpenTV Corp.'s IPO. The fair value of $63,851,344 represents a non-cash warrant operating expense given as an inducement to the investors to enter into current or future strategic agreements which will be recognized in the quarter ending December 31, 1999.

      Concurrent with the financing, OpenTV Corp. entered into strategic agreements with three of the six investors: America Online, Inc. ("AOL"), News Corporation and Time Warner, Inc. Under these strategic agreements services are being exchanged during the duration of the agreements which represent non-monetary transactions between the parties. There is no objective basis for assigning fair value to the services being exchanged and, in accordance with APB 29, no value has been assigned. However, as OpenTV Corp. incurs costs to provide services under these agreements, the amounts will be expensed as incurred.

Exchange Agreement

      On October 23, 1999, OpenTV Corp. entered into an Exchange Agreement with Sun Microsystems, Inc. ("Sun") that permits Sun to exchange all or a portion of its shares of Class B Common Stock of OpenTV, Inc. for OpenTV Corp. Class B Ordinary Shares. The rate of exchange, which is subject to customary antidilution adjustments, is one-for-one.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of OpenTV, Inc. and Subsidiary (Predecessor to OpenTV Corp.):

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, of stockholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of OpenTV, Inc. and its subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from July 1, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of OpenTV, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                         /s/ PricewaterhouseCoopers LLP

San Jose, California
August 9, 1999,
except as to the
stock split
described in Note 10
which is as of
November 15, 1999

--------------------------------------------------------------------------------

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

                          CONSOLIDATED BALANCE SHEETS
   (amounts in thousands of US dollars, except share and per share amounts)

                                                December 31,
                                              ------------------  September 30,
                                                1997      1998        1999
                                              --------  --------  -------------
                   Assets                                          (Unaudited)
Current assets:
  Cash and cash equivalents.................. $    293  $  3,324    $  2,580
  Accounts receivable, net...................    2,262     2,218       3,345
  Prepaid expenses and other current assets..      209       703       1,002
                                              --------  --------    --------
    Total current assets.....................    2,764     6,245       6,927
Property and equipment, net..................    2,080     3,381       4,146
Intangible assets, net.......................       --        --       6,813
Other assets.................................       34       412         426
                                              --------  --------    --------
    Total assets............................. $  4,878  $ 10,038    $ 18,312
                                              ========  ========    ========
    Liabilities and stockholders' equity
                  (deficit)
Current liabilities:
  Accounts payable........................... $    943  $  1,978    $  1,387
  Accrued liabilities........................    1,831     2,171       3,399
  Related parties payable....................    1,036       337         532
  Deferred revenue...........................    1,226     3,218       2,934
                                              --------  --------    --------
    Total current liabilities................    5,036     7,704       8,252
Convertible notes payable to stockholders....       --     7,000          --
                                              --------  --------    --------
    Total liabilities........................    5,036    14,704       8,252
                                              --------  --------    --------
Commitments (Notes 4 and 8)
Redeemable common stock, par value $0.001;
 none, 111,581 and 717,520 shares issued and
 outstanding in 1997, 1998 and 1999,
 respectively................................       --       117      10,200
                                              --------  --------    --------
Stockholders' equity (deficit):
  Preferred stock par value $0.001;
   25,000,000 shares authorized; none issued
   and outstanding...........................       --        --          --
  Class A Common Stock, par value $0.001:
   275,000,000 shares authorized; 33,183,659,
   33,183,659 and no shares issued and
   outstanding in 1997, 1998 and 1999,
   respectively..............................       33        33          --
  Class B Common Stock, par value $0.001;
   225,000,000 shares authorized; no shares
   issued and outstanding in 1997 and 1998
   and 38,233,823 shares issued and
   outstanding in 1999.......................       --        --          38
  Additional paid-in capital.................   24,082    24,131      51,770
  Receivable from stockholders...............   (9,700)       --         (11)
  Deferred compensation......................       --       (36)    (14,575)
  Accumulated other comprehensive income
   (loss)....................................       74       (62)        (29)
  Accumulated deficit........................  (14,647)  (28,849)    (37,333)
                                              --------  --------    --------
    Total stockholders' equity (deficit).....     (158)   (4,783)       (140)
                                              --------  --------    --------
    Total liabilities and stockholders'
     equity (deficit)........................ $  4,878  $ 10,038    $ 18,312
                                              ========  ========    ========


          The accompanying notes are an integral part of these consolidated financial statements.

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (amounts in thousands of US dollars, except share and per share amounts)

                            For the
                          Period from
                          July 1, 1996
                            (date of
                           inception)   Year Ended December     For the Nine Months
                               to               31,             Ended September 30,
                          December 31, ----------------------  ----------------------
                              1996        1997        1998        1998        1999
                          ------------ ----------  ----------  ----------  ----------
                                                                    (Unaudited)
Revenues:
  Royalties.............     $    --     $  2,382    $  2,788     $ 1,890     $10,061
  License fees..........         287        1,255       1,578       1,043       1,904
  Services and other....         731        3,322       5,102       3,183       5,592
                           ---------   ----------  ----------  ----------  ----------
    Total revenues......       1,018        6,959       9,468       6,116      17,557
                           ---------   ----------  ----------  ----------  ----------
Operating expenses:
  Cost of services and
   other revenues.......         587        3,290       4,736       3,131       3,472
  Research and
   development..........       2,590        6,219       7,514       5,328       8,227
  Sales and marketing...         845        4,323       7,418       5,433       7,834
  General and
   administrative.......       1,126        3,929       3,995       2,845       5,721
  Amortization of
   intangibles..........          --           --          --          --         827
                           ---------   ----------  ----------  ----------  ----------
    Total operating
     expenses...........       5,148       17,761      23,663      16,737      26,081
                           ---------   ----------  ----------  ----------  ----------
   Loss from
    operations..........      (4,130)     (10,802)    (14,195)    (10,621)     (8,524)
Interest expense........          (1)         (26)        (75)        (15)       (73)
Other income (expense),
 net....................         173          139          68          16         113
                           ---------   ----------  ----------  ----------  ----------
   Net loss.............     $(3,958)    $(10,689)   $(14,202)   $(10,620)    $(8,484)
Other comprehensive
 income (loss):
  Foreign currency
   translation..........          20           54        (136)       (129)         33
                           ---------   ----------  ----------  ----------  ----------
   Comprehensive loss...     $(3,938)    $(10,635)   $(14,338)   $(10,749)    $(8,451)
                           =========   ==========  ==========  ==========  ==========
Net loss per share,
 basic and diluted......     $ (0.43)    $  (0.43)   $  (0.43)   $  (0.32)    $ (0.23)
                           =========   ==========  ==========  ==========  ==========
Shares used in computing
 net loss per share,
 basic and diluted......   9,210,877   24,973,614  33,212,803  33,197,261  36,184,858





  The accompanying notes are an integral part of these consolidated financial statements.

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

           (amounts in thousands, except share and per share amounts)

                                                                   Receivable            Accumulated
                        Class A            Class B      Additional    from    Deferred      Other     Accumu-
                     Common Stock       Common Stock     Paid-In     Stock-   Compen-   Comprehensive  lated
                     Shares    Amount   Shares   Amount  Capital    holders    sation   Income (Loss) Deficit    Total
                  ------------ ------ ---------- ------ ---------- ---------- --------  ------------- --------  --------
Issuance of
 common stock...    18,421,754 $  18          --  $--    $ 8,597    $    --   $     --      $  --     $     --  $  8,615
Foreign currency
 translation
 adjustment.....            --    --          --   --         --         --         --         20           --        20
Net loss........            --    --          --   --         --         --         --         --       (3,958)   (3,958)
                  ------------ -----  ----------  ---    -------    -------   --------      -----     --------  --------
Balances,
 December 31,
 1996...........    18,421,754    18          --   --      8,597         --         --         20       (3,958)    4,677
Issuance of
 common stock...    14,761,924    15          --   --     15,485     (9,700)        --         --           --     5,800
Foreign currency
 translation
 adjustment.....            --    --          --   --         --         --         --         54           --        54
Net loss........            --    --          --   --         --         --         --         --      (10,689)  (10,689)
                  ------------ -----  ----------  ---    -------    -------   --------      -----     --------  --------
Balances,
 December 31,
 1997...........    33,183,658    33          --   --     24,082     (9,700)        --         74      (14,647)     (158)
Cash receipt
 from
 stockholder....            --    --          --   --         --      9,700         --         --           --     9,700
Deferred
 compensation
 arising from
 options
 issued.........            --    --          --   --         49         --        (49)        --           --        --
Amortization of
 deferred
 compensation...            --    --          --   --         --         --         13         --           --        13
Foreign currency
 translation
 adjustment.....            --    --          --   --         --         --         --       (136)          --      (136)
Net loss........            --    --          --   --         --         --         --         --      (14,202)  (14,202)
                  ------------ -----  ----------  ---    -------    -------   --------      -----     --------  --------
Balances,
 December 31,
 1998...........    33,183,658    33          --   --     24,131         --        (36)       (62)     (28,849)   (4,783)
Conversion of
 notes payable
 to Class A
 Common Stock        2,973,917     3          --   --      7,130         --         --         --           --     7,133
Conversion of
 Class A Common
 Stock to
 Class B Common
 Stock..........  (36,157,575)  (36)  36,157,575   36         --         --         --         --           --        --
Conversion of
 related party
 payable to
 Class B Common
 Stock..........            --    --     862,069    1      2,499         --         --         --           --     2,500
Issuance of
 Class B Common
 Stock..........            --    --   1,214,179    1      3,520       (11)                                        3,510
Deferred
 compensation
 arising from
 options
 issued.........            --    --          --   --     16,859         --    (16,859)        --           --        --
Capital
 contribution
 from
 stockholder
 (Note 8).......            --    --          --   --      7,640         --         --         --           --     7,640
Accretion on
 redeemable
 common stock ..            --    --          --   --    (10,009)        --         --         --           --   (10,009)
Amortization of
 deferred
 compensation...            --    --          --   --         --         --      2,320         --           --     2,320
Foreign currency
 translation
 adjustment.....            --    --          --   --         --         --         --         33           --        33
Net loss........            --    --          --   --         --         --         --         --       (8,484)   (8,484)
                  ------------ -----  ----------  ---    -------    -------   --------      -----     --------  --------
Balances,
 September 30,
 1999
 (unaudited)....            -- $  --  38,233,823  $38    $51,770    $   (11)  $(14,575)     $ (29)    $(37,333) $   (140)
                  ============ =====  ==========  ===    =======    =======   ========      =====     ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
    (amounts in thousands of US dollars, except share and per share amounts)

                               For the
                             Period from                        For the Nine
                            July 1, 1996                           Months
                              (date of       Year Ended            Ended
                            inception) to    December 31,      September 30,
                            December 31,  ------------------  -----------------
                                1996        1997      1998      1998     1999
                            ------------- --------  --------  --------  -------
                                                                (Unaudited)
Cash flows from operating
 activities:
Net loss..................     $(3,958)   $(10,689) $(14,202) $(10,620) $(8,484)
Adjustments to reconcile
 net loss to net cash used
 in operating activities:
  Depreciation and
   amortization...........         106         415       830       586      645
  Amortization of
   intangible assets......          --          --        --        --      827
  Amortization of deferred
   compensation...........          --          --        13        --    2,320
  Provision for doubtful
   accounts...............          31         330        85        --      126
  Loss on write-off of
   equipment..............          --          --        96        --       --
  Interest on note payable
   converted to common
   stock                            --          --        --        --      133
  Changes in operating
   assets and liabilities:
    Accounts receivable...      (1,011)     (1,812)      (41)     (683)  (1,254)
    Prepaid expenses and
     other current
     assets...............         (95)       (114)     (494)     (316)    (299)
    Accounts payable......         336         607     1,035       604     (591)
    Accrued liabilities...         747       1,084       373      (800)   1,229
    Related parties
     payable..............         903         133      (732)      545      195
    Deferred revenue......         819         607     1,992     3,141     (283)
                               -------    --------  --------  --------  -------
Net cash used in operating
 activities...............      (2,122)     (9,439)  (11,045)   (7,543)  (5,436)
                               -------    --------  --------  --------  -------
Cash flows used in
 investing activities:
Purchases of property and
 equipment................        (258)     (1,445)   (2,227)   (1,406)  (1,410)
Increase in other assets..          --         (34)     (378)     (378)     (15)
                               -------    --------  --------  --------  -------
Net cash used in investing
 activities...............        (258)     (1,479)   (2,605)   (1,784)  (1,425)
                               -------    --------  --------  --------  -------
Cash flows from financing
 activities:
Proceeds from issuance of
 common stock.............       7,717       5,800        --        --    3,510
Proceeds from issuance of
 redeemable common stock..          --          --       117        36       74
Proceeds from notes
 payable..................          --          --     7,000        --    2,500
Payment on receivable from
 stockholder..............          --          --     9,700     9,700       --
                               -------    --------  --------  --------  -------
Net cash provided by
 financing activities.....       7,717       5,800    16,817     9,736    6,084
                               -------    --------  --------  --------  -------
Effect of exchange rate
 changes on cash..........          20          54      (136)     (129)      33
                               -------    --------  --------  --------  -------
Net increase (decrease) in
 cash and cash
 equivalents..............       5,357      (5,064)    3,031       280     (744)
Cash and cash equivalents,
 beginning of period......          --       5,357       293       293    3,324
                               -------    --------  --------  --------  -------
Cash and cash equivalents,
 end of period............     $ 5,357    $    293  $  3,324  $    573  $ 2,580
                               =======    ========  ========  ========  =======
Supplemental disclosure of
 cash flow information:
Cash paid for interest....     $     1    $     26  $     60  $     15  $    --
                               =======    ========  ========  ========  =======
Noncash investing and
 financing activities:
Equipment contributed by
 founder in exchange for
 common stock.............     $   269
                               =======
Equipment acquired in
 exchange for common
 stock....................     $   629
                               =======
Deferred compensation
 arising from issuance of
 options..................                          $     49            $17,305
                                                    ========            =======
Conversion of notes
 payable and accrued
 interest to common stock
 .........................                                              $ 7,133
                                                                        =======
Intangible assets
 contributed by
 stockholder..............                                              $ 7,640
                                                                        =======
Accretion on redeemable
 common stock.............                                              $10,009
                                                                        =======
Conversion of related
 party payable to common
 stock....................                                              $ 2,500
                                                                        =======
Notes receivable issued on
 exercise of options for
 redeemable common stock..                                              $   563
                                                                        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (amounts in thousands of US dollars, except share and per share amounts) (Information relating to the nine months ended September 30, 1998 and 1999 is unaudited)

Note 1. Formation and Business of OpenTV:

      OpenTV (formerly Thomson Sun Interactive, LLC) was formed July 1, 1996 as a limited liability company (LLC). Upon formation of the LLC, Thomson Consumer Electronics (TCE) contributed $7,053 of cash, equipment and licenses to certain technology in exchange for an 80.133% interest and Sun TSI Subsidiary (SSI) contributed cash of $664, equipment and licenses to certain technology in exchange for a 19.867% interest. TCE's contribution was recorded at historical cost since there was no change in control. The contribution by SSI was recorded as a purchase by the LLC. The fair value of $1,293 was allocated $664 to cash and $629 to equipment and software. In March 1998, the LLC was converted into a C Corporation. All share and per share data have been retroactively adjusted to reflect the conversion.

      OpenTV, a majority owned subsidiary of MIH Limited, designs, develops, markets and supports software and related components to enable digital interactive television worldwide.

Note 2. Summary of Significant Accounting Policies:

Principles of consolidation and basis of presentation

      The financial statements include the accounts of OpenTV and its wholly owned foreign subsidiary. All significant intercompany balances and transactions have been eliminated.

      OpenTV has incurred losses from operations since inception and has an accumulated deficit at September 30, 1999, and will require additional funding for operations. OpenTV has obtained a commitment from its majority shareholder to provide additional debt or equity financings to fund operations for at least through January 2001.

Interim financial statements (unaudited)

      The financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited but have been prepared in accordance with generally accepted accounting principles for interim financial statements and the rules of the Securities and Exchange Commission and do not include all disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

Management estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

      OpenTV considers all highly liquid investments with original or remaining maturities of three months or less at the date of purchase to be cash equivalents.

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

    (amounts in thousands of US dollars, except share and per share amounts) (Information relating to the nine months ended September 30, 1998 and 1999 is unaudited)

Fair value of financial instruments

      The reported amounts of certain of OpenTV's financial instruments, including cash and cash equivalents, receivables, accounts payable, accrued liabilities and notes payable, approximate fair value due to their short maturities.

Concentration of credit risk

      Cash and cash equivalents are deposited in a domestic bank and a bank domiciled in France. With respect to accounts receivable, OpenTV's customer base is dispersed across many geographic areas and OpenTV generally does note require collateral. OpenTV monitors customers' payment history and establishes allowances for bad debt as warranted.

Property and equipment

      Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are amortized on a straight line basis over the estimated life of the lease, or the useful life of the asset, whichever is shorter.

      Major additions and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the life of the assets are charged to expense. In the period assets are retired or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

Intangible assets

      Intangible assets are stated at cost less accumulated amortization. Amortization is computed on a straight-line basis over the estimated benefit period of five years.

Long-lived assets

      OpenTV accounts for long-lived assets under Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires OpenTV to review for impairment of long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, OpenTV estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. To date, no impairment loss has been recognized.

Revenue recognition

      OpenTV adopted the provisions of Statement of Position 97-2 ("SOP 97-2"), Software Revenue Recognition, as amended by Statement of Position 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2, effective January 1, 1998. SOP 97-2 delineates the accounting for software products, products including software that is not incidental to the product, and maintenance revenues. Under SOP 97-2, OpenTV recognizes product license revenue upon shipment if a signed contract exists, the fee is fixed and determinable, collection of the resulting receivables is probable and product returns are reasonably estimable. OpenTV recognizes royalties upon notification from licensees of revenues earned.

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

    (amounts in thousands of US dollars, except share and per share amounts) (Information relating to the nine months ended September 30, 1998 and 1999 is unaudited)

      For contracts with multiple obligations (e.g., maintenance and other services), revenue from product licenses are recognized when delivery has occurred, collection of the receivable is probable, the fee is fixed or determinable and vendor-specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement. OpenTV recognizes revenue allocated to maintenance and support fees, for ongoing customer support and product updates ratably over the period of the relevant contract. Payments for maintenance and support fees are generally made in advance and are non-refundable. For revenue allocated to consulting services and for consulting services sold separately, OpenTV recognizes revenue as the related services are performed. Maintenance and consulting services revenues are included in services and other revenue.

      For product licenses sold with integration services, OpenTV recognizes revenue based on the completed contract method. Revenue from software development contracts of less than six months duration is recognized based on the completed contract method and for longer term contracts generally on the percentage of completion method. Under the percentage of completion method the extent of progress towards completion is measured based on actual costs incurred to total estimated costs. Provisions for estimated losses on uncompleted contracts are made in the period in which estimated losses are determined. Revenue from integration services and software development contracts are included in services and other revenue.

      Revenue from sale of hardware components and manuals are recognized upon shipment and included in services and other revenue.

      Prior to the adoption of SOP 97-2, effective January 1, 1998, OpenTV recognized revenue from the sale of product licenses upon shipment if remaining obligations were insignificant and collection of the resulting receivables was probable. Revenue from software maintenance contracts, including amounts unbundled from product sales, were deferred and recognized ratably over the period of the contract. Consulting services revenue was recognized as the related services were performed.

Research and development

      Research and development costs are charged to operations as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. Amounts that could have been capitalized under Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," have been insignificant and therefore no costs have been capitalized to date.

Advertising

      Cost related to advertising and promotion of products is charged to sales and marketing expense as incurred. Advertising expense for the period from July 1, 1996 (date of inception) to December 31, 1996 was $23 and for the years ended December 31, 1997 and 1998 was $172 and $757, respectively.

Income taxes

      OpenTV was not subject to income taxes during 1996, 1997 and for the period from January 1, 1998 to March 3, 1998, since it operated as a limited liability company and any taxes due were payable by its members.

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

    (amounts in thousands of US dollars, except share and per share amounts) (Information relating to the nine months ended September 30, 1998 and 1999 is unaudited)

      OpenTV has accounted for income taxes using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in OpenTV's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Stock-based compensation

      OpenTV accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of OpenTV's shares and the exercise price of the option. OpenTV accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

Comprehensive income

      OpenTV adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income," ("SFAS No. 130"). This statement requires companies to classify items of comprehensive income by their nature in the financial statements and display the accumulated balance of comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. Accordingly, OpenTV has reported foreign currency translation adjustments in comprehensive income.

Foreign currency translation

      The functional currency of the foreign subsidiary is the local currency. Assets and liabilities are translated into U.S. dollars at the balance sheet date exchange rate. Revenues and expenses are translated at the average exchange rate prevailing during the period. The related gains and losses from translation are recorded as a translation adjustment in a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in results of operations.

Net loss per share

      Basic and diluted net loss per share are computed using the weighted average number of shares of common stock outstanding net of common stock subject to repurchase. Options totaling 1,153,800, 3,012,700, 3,507,495, 3,637,666 and 6,013,993 were not included in the computation of diluted net loss per share for 1996, 1997, 1998 and the nine months ended September 30, 1998 and 1999, respectively, because the effect would be antidilutive.

Certain risks and uncertainties

      OpenTV's products and services are concentrated in the digital interactive television software industry which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. Any failure by OpenTV to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements or changes in regulatory

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

    (amounts in thousands of US dollars, except share and per share amounts) (Information relating to the nine months ended September 30, 1998 and 1999 is unaudited)
requirements or industry standards, or any significant delays in the development or introduction of products or services, could have a material adverse effect on OpenTV's business and operating results. Achieving and sustaining profitability will require widespread adoption of the OpenTV system by multiple industry participants and the television viewing public.

Recent accounting pronouncements

      In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. OpenTV adopted this standard on January 1, 1999 and its adoption did not have a material impact on its results of operations, financial position or cash flows.

      In April 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As OpenTV has historically expensed these costs, the adoption of SOP 98-5 on January 1, 1999 did not have any impact on its results of operations, financial position or cash flows.

      In December 1998, AcSEC released SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition,' with Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence ("VSOE") of the fair values of all the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied. The provisions of SOP 98-9 that extend the deferral of certain paragraphs of SOP 97-2 became effective December 15, 1998. These paragraphs of SOP 97-2 and SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is prohibited. OpenTV does not expect the adoption of SOP 98-9 to have a material effect on current revenue recognition policies.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for fiscal quarters beginning after June 15, 2000. OpenTV does not expect the adoption of SFAS No. 133 to have a material effect on its financial results.

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   (amounts in thousands of US dollars, except share and per share amounts) (Information relating to the nine months ended September 30, 1998 and 1999 is unaudited)

Note 3. Balance Sheet Components:

                                                  December 31,
                                                 ---------------  September 30,
                                                  1997    1998        1999
                                                 ------  -------  -------------
Accounts receivable
  Trade accounts receivable .................... $2,323  $ 2,044     $ 3,539
  Amounts billed under long term contracts......    300      474         100
                                                 ------  -------     -------
                                                  2,623    2,518       3,639
  Less allowance for doubtful accounts..........   (361)    (300)       (294)
                                                 ------  -------     -------
                                                 $2,262  $ 2,218     $ 3,345
                                                 ======  =======     =======
Prepaid expenses and other current assets
  Prepaid expenses and other current assets..... $  209  $   657     $   733
  Withholding tax receivable....................     --       46         269
                                                 ------  -------     -------
                                                 $  209  $   703     $ 1,002
                                                 ======  =======     =======
Property and equipment
  Computer equipment and software............... $2,179  $ 3,610     $ 4,827
  Furniture and fixtures........................    130      198         375
  Leasehold improvements........................    292      631         647
                                                 ------  -------     -------
                                                  2,601    4,439       5,849
  Less accumulated depreciation and
   amortization.................................   (521)  (1,058)     (1,703)
                                                 ------  -------     -------
                                                 $2,080  $ 3,381     $ 4,146
                                                 ======  =======     =======
Intangible assets
  Patents and copyrights........................ $   --  $    --     $ 7,640
  Less accumulated amortization.................     --       --        (827)
                                                 ------  -------     -------
                                                 $   --  $    --     $ 6,813
                                                 ======  =======     =======
Accrued liabilities
  Accrued payroll and related liabilities....... $1,203  $ 1,107     $ 2,359
  Other accrued liabilities.....................    628    1,064       1,040
                                                 ------  -------     -------
                                                 $1,831  $ 2,171     $ 3,399
                                                 ======  =======     =======

Note 4. Commitments:

     OpenTV subleases its facilities from a third party under operating lease agreements which expire in February 2001. Total rent expense for the period July 1, 1996 (date of inception) to December 31, 1996 was $314 and for the years ended December 31, 1997 and 1998 was $687 and $1,819, respectively.

     Future minimum payments under noncancelable operating leases as of December 31, 1998 are as follows:

            1999.................................. $1,755
            2000..................................  1,755
            2001..................................    300
                                                   ------
                                                   $3,810
                                                   ======

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     (amounts in thousands US dollars, except share and per share amounts) (Information relating to the nine months ended September 30, 1998 and 1999 is unaudited)

      In May 1998, OpenTV subleased part of its facilities to a third party under an operating lease agreement which expires in November 1999. In March 1999, OpenTV extended the sublease to May 31, 2000. Future sublease income under this agreement amounts to $675 in 1999 and $281 in 2000.

      OpenTV is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. OpenTV's management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on OpenTV's consolidated financial position, results of operations, or cash flows.

Note 5.  Employee Incentive Plan:

      In July 1996, OpenTV adopted the Employee Incentive Plan (the "1996 Plan") under which 3,600,000 shares were reserved for issuance.

      In January 1998, OpenTV adopted the 1998 Stock Option/Stock Issuance Plan (the "1998 Plan"). All options outstanding from the 1996 Plan were cancelled and regranted under the 1998 Plan. Under the 1998 Plan, 5,800,000 shares of Class A Common Stock were reserved for issuance to directors, officers, employees and consultants of OpenTV. Options can be granted at a price not less than 85% of the fair value of a share as determined by OpenTV's Board of Directors on the date of grant. If the optionee is a 10% stockholder, then the exercise price shall not be less than 110% of the fair market value of common stock on the date of grant. Options granted to employees generally vest 25% after 12 months of continuous service with OpenTV and 1/48 over the next 36 months. The term of the options is 10 years from the date of grant. Unexercised options generally expire three months after termination of employment with OpenTV. The optionee has the right to exercise the option immediately, however, the shares are subject to repurchase by OpenTV at the exercise price. The repurchase right generally lapses 25% after 12 months of continuous service with OpenTV and 1/48th over the next 36 months. A total of 22,187 shares of Class A Common Stock were subject to repurchase at September 30, 1999. There were no shares of common stock subject to repurchase at September 30, 1998 and December 31, 1998.

      Optionees who purchase shares under the 1998 Plan and hold such shares for at least six months have the right to require OpenTV to repurchase the shares at fair market value. This right terminates on the earliest of (1) the date when shares outstanding are held by more than 500 persons, (2) the Board of Directors determines that a public market exists for the common stock, or
(3) a firmly underwritten public offering in which gross proceeds are at least $10,000. OpenTV's cumulative repurchase obligation related to options exercised under the 1998 Plan is included as redeemable common stock in the consolidated balance sheet.

      In February 1999, OpenTV adopted the Amended and Restated 1998 Option/Stock Issuance Plan (the "Amended 1998 Plan"). Under the Amended 1998 Plan, options can be granted at not less than 100% of the fair value of a share as determined by OpenTV's Board of Directors on the date of grant and the optionee's right to exercise the option immediately was deleted. All other terms and conditions under the Amended Plan are the same as for the 1998 Plan.

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

           (amounts in thousands, except share and per share amounts) (Information relating to the nine months ended September 30, 1998 and 1999 is unaudited)

      Activity under the Plans is as follows:

                                                       Outstanding Options
                                     --------------------------------------------------------
                          Class A
                           Common                                         Weighted  Weighted
                           Stock                                          Average   Average
                         Available   Number of      Exercise    Aggregate Exercise   Deemed
                         for Grant     Shares        Price        Price    Price   Fair Value
                         ----------  ----------  -------------- --------- -------- ----------
Options reserved at
 inception of 1996
 Plan...................  3,600,000
Options granted......... (1,153,800)  1,153,800      $3.58       $ 4,125   $3.58
                         ----------  ----------                  -------
Balances, December 31,
 1996...................  2,446,200   1,153,800                    4,125   $3.58
Options granted......... (1,858,900)  1,858,900      $3.58         6,645   $3.58     $3.58
                         ----------  ----------                  -------
Balances, December 31,
 1997...................    587,300   3,012,700                   10,770   $3.58
Options cancelled under
 1996 Plan..............   (587,300) (3,012,700)     $3.58       (10,770)  $3.58
Options reserved at
 inception of 1998
 Plan...................  5,800,000          --                       --
Options granted......... (4,483,348)  4,483,348      $ 1.05        4,708   $1.05     $1.05
Options exercised.......         --    (111,580)     $ 1.05         (117)  $1.05
Options cancelled.......    864,273    (864,273)     $ 1.05         (908)  $1.05
                         ----------  ----------                  -------
Balances, December 31,
 1998...................  2,180,925   3,507,495                    3,683   $1.05
Additional options
 reserved...............    960,000         --                       --
Options granted......... (3,443,200)  3,443,200  $ 1.05--$ 6.00   10,168   $2.95     $3.75
Options exercised.......         --    (605,940)     $ 1.05         (636)  $1.05
Options cancelled.......    330,754    (330,754) $ 1.05--$ 6.00     (352)  $1.06
                         ----------  ----------                  -------
Balances, September 30,
 1999 (unaudited).......     28,479   6,014,001                  $12,863   $2.14
                         ==========  ==========                  =======

      The following table summarizes information with respect to options outstanding at December 31, 1998:

                                                          Options Currently
                        Options Outstanding                  Exercisable
                 -------------------------------------  -----------------------
                                Weighted
                                 Average     Weighted                 Weighted
                                Remaining    Average                  Average
      Exercise     Number      Contractual   Exercise     Number      Exercise
       Price     Outstanding      Life        Price     Exercisable    Price
      --------   -----------   -----------   --------   -----------   --------
       $ 1.05     3,507,495       9.20        $1.05      3,507,495     $1.05

      There were no options exercisable at December 31, 1996 and there were 427,133 options exercisable at a weighted average exercise price of $3.58 at December 31, 1997.

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

    (amounts in thousands of US dollars, except share and per share amounts) (Information relating to the nine months ended September 30, 1998 and 1999 is unaudited)

Fair value disclosures

      Had compensation cost for OpenTV's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, OpenTV's net loss would have been increased to the pro forma amounts indicated below:

                                                  For the
                                                Period from
                                               July 1, 1996
                                                 (date of       Year Ended
                                               inception) to   December 31,
                                               December 31,  ------------------
                                                   1996        1997      1998
                                               ------------- --------  --------
   Net loss:
    As reported...............................    $(3,958)   $(10,689) $(14,202)
    Pro forma.................................    $(4,062)   $(11,386) $(14,474)

   Net loss per share,
    basic and diluted:
    As reported...............................    $ (0.09)   $  (0.09) $  (0.09)
    Pro forma.................................    $ (0.09)   $  (0.09) $  (0.09)

      OpenTV calculated the fair value of each option grant on the date of grant using the Black-Scholes pricing method with the following assumptions for 1996, 1997 and 1998: dividend yield at 0% for all periods; weighted average expected option term of six years for all periods; risk free interest rate of 5.97% to 6.64%, 5.77% to 6.76%, and 4.95% to 5.70%, respectively. The weighted average fair value of options granted during 1996, 1997 and 1998 was $0.49, $0.50 and $0.15, respectively.

      These pro forma amounts may not be representative of the effects on reported net loss for future years as options vest over several years and additional awards are generally made each year.

Stock-based compensation

      In connection with certain option grants to employees during the year ended December 31, 1998 and the nine months ended September 30, 1999, OpenTV recorded stock-based compensation totaling $49 and $12,058, respectively, which is being amortized in accordance with FASB Interpretation No. 28 over the vesting periods of the related options, which is generally four years. Stock-based compensation amortization recognized during the year ended December 31, 1998 and the nine months ended September 30, 1999 totaled $13 and $1,111, respectively. In addition, OpenTV recorded accretion of $10,009 for the nine months ended September 30, 1999 for the increase in fair value on outstanding redeemable common stock.

      In connection with the grant of options to purchase common stock to non-employees during the period from February 1, 1999 through September 30, 1999, OpenTV recorded compensation in accordance with Emerging Issues Task Force 96-18 and SFAS No. 123. As of September 30, 1999, OpenTV has recorded aggregate deferred compensation of $4,801 related to these options. Such deferred compensation will be amortized over the vesting period relating to these options. OpenTV recorded amortization of $1,209 for the nine months ended September 30, 1999.

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

    (amounts in thousands of US dollars, except share and per share amounts) (Information relating to the nine months ended September 30, 1998 and 1999 is unaudited)

Note 6. Employee Benefit Plan:

      OpenTV's employees participate in the OpenTV 401(k) Plan (the "Plan"), which was adopted on March 3, 1998. Prior to March 1998, employees participated in the Thomson Consumer Electronics 401(k) Plan ("Thomson Plan"). In connection with the establishment of the Plan, OpenTV and Thomson agreed to directly transfer all of the assets and liabilities under the previous Thomson Plan to the Plan. The Plan qualifies under Section 401(k) of the Internal Revenue Code of 1986 and provides retirement benefits through tax deferred salary deductions for all eligible employees meeting certain age and service requirements. OpenTV may make discretionary matching contributions on behalf of employees. All employee contributions are 100% vested. OpenTV made contributions to the Plans in the amounts of $56 for the period from July 1, 1996 (date of inception) to December 31, 1996 and $70 and $259 during the years ended December 31, 1997 and 1998, respectively.

Note  7. Income Taxes:

      Effective March 3, 1998, OpenTV changed its status from a limited liability company to a C corporation.

      OpenTV's deferred tax assets as of December 31, 1998 are as follows:

         Net operating loss carryforwards................. $4,053
         Accrued liabilities and allowances...............    787
         Other............................................    135
                                                           ------
                                                            4,975
         Less valuation allowance......................... (4,975)
                                                           ------
          Net deferred tax asset.......................... $   --
                                                           ======

      Management believes that, based on the losses incurred to date, it is more likely than not that the deferred tax assets will not be utilized and a full valuation allowance has been recorded.

      At December 31, 1998, OpenTV had approximately $10,567, $4,670 and $469, respectively, in federal, state and foreign net operating loss carryforwards to reduce future taxable income. These carryforwards expire in the year 2018 for federal, and 2003 for state and foreign income tax purposes, if not utilized.

      For federal and state income tax purposes, a portion of OpenTV's net operating loss carryforwards may be subject to certain limitations on utilization in the case of a change in ownership, as defined by federal and state tax law.

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

    (amounts in thousands of US dollars, except share and per share amounts) (Information relating to the nine months ended September 30, 1998 and 1999 is unaudited)

Note 8. Related Party Transactions:

      Related party transactions are as follows:

                                                               For the
                                                             Period from                    For the
                                                            July 1, 1996                  Nine Months
                                                              (date of     Year Ended        Ended
                                                            inception) to December 31,   September 30,
                                     Nature of              December 31,  ------------- ---------------
Related Party                       Transaction                 1996       1997   1998   1998    1999
-------------            ---------------------------------- ------------- ------ ------ ------- -------
Sun Microsystems........ .  Consulting expense                  $241      $  398 $   15 $    -- $    --
                         .  Facilities rent expense              314         123     --      --      --
                         .  Software technology license and
                            equipment purchases                   --          --    477     353     572
                         .  Interest expense on notes
                            payable                               --          --      7      --       8
Thomson Consumer
 Electronics, Inc. ..... .  General and administrative
                            expense reimbursement                270         398     --      --      --
                         .  Royalties, license fees and
                            service revenue                       99         334    205     205     376
                         .  Interest expense on notes
                            payable                               --          --     26      --      33
MIH Limited............. .  Consulting expense                    --          --    278      --      --
                         .  Interest expense on notes
                            payable                               --          --     26      --      33

      Related parties balances are as follows:

                                                     December 31,
                                                     ------------- September 30,
                                                      1997   1998      1999
                                                     ------ ------ -------------
Related parties payable
Thomson Consumer Electronics, Inc................... $  852 $   26     $  --
Sun Microsystems....................................    184      7        --
MIH Limited.........................................     --    304       532
                                                     ------ ------     -----
                                                     $1,036 $  337     $ 532
                                                     ====== ======     =====
Convertible notes payable to shareholders
MIH Limited......................................... $   -- $3,114     $  --
Thompson Consumer Electronics, Inc..................     --  3,114        --
Sun Microsystems....................................     --    772        --
                                                     ------ ------     -----
                                                     $   -- $7,000     $  --
                                                     ====== ======     =====

      The convertible notes bear interest at 5% per annum. In March 1999, the notes and accrued interest were converted into 2,973,917 shares of common stock at $2.40 per share.

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

    (amounts in thousands of US dollars, except share and per share amounts) (Information relating to the nine months ended September 30, 1998 and 1999 is unaudited)

      In March 1998, OpenTV entered into a technology license and distribution agreement with a related party. Under the agreement OpenTV is committed to pay fees of at least $4,000 through December 31, 2004.

      On March 18, 1999, MIH Limited ("MIH") agreed to pay Thomson Consumer Electronics, Inc. ("Thomson") $7,640 for certain intellectual property which Thomson contributed to OpenTV and $38,566 for Thomson's 16,084,852 shares of OpenTV's common stock. MIH issued a promissory note to Thomson for the total amount. Thomson exchanged the promissory note for shares in MIH, a publicly traded company, in April 1999. Sun exercised its right to acquire from MIH its pro rata share of common stock of OpenTV which was acquired by MIH from Thomson. As a result of these transactions, a new Stockholders' Agreement was adopted on March 18, 1999 among OpenTV, MIH and Sun.

Note 9. Segment Information:

      OpenTV currently has only one segment because there is only one measurement of profitability for its operations.

                                For the
                              Period from
                             July 1, 1996
                               (date of     Year Ended   For the Nine Months
                             inception) to December 31,  ended September 30,
                             December 31,  ------------- -------------------- ---
                                 1996       1997   1998    1998       1999
                             ------------- ------ ------ --------- ----------
   Revenue by country:
    Denmark                     $   13     $  383 $  300 $     300 $       --
    France                         337      2,907  2,915     2,303      1,974
    Italy                           35        213    483       470        792
    South Africa                   156        188    660       206      1,049
    Spain                            8         43     66        80      1,684
    Taiwan                          --        221    606       307      1,463
    United Kingdom                   4      1,361  2,333     1,240      6,686
    United States                  258        246  1,039       391        914
    Other foreign countries        207      1,397  1,066       819      2,995
                                ------     ------ ------ --------- ----------
                                $1,018     $6,959 $9,468 $   6,116 $   17,557
                                ======     ====== ====== ========= ==========

      Revenues are attributed to countries based on the location of customers.

                                                     December 31,
                                                     ------------- September 30,
                                                      1997   1998      1999
                                                     ------ ------ -------------
   Property and equipment, net:
    United States................................... $2,030 $3,131    $3,839
    France..........................................     50    250       307
                                                     ------ ------    ------
                                                     $2,080 $3,381    $4,146
                                                     ====== ======    ======

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

    (amounts in thousands of US dollars, except share and per share amounts) (Information relating to the nine months ended September 30, 1998 and 1999 is unaudited)

      Major customers by period are as follows:

            For the
          Period from
           1-Jul-96
           (date of     Year Ended     For the nine months
         inception) to December 31,    ended September 30,
         December 31,  --------------  --------------------
             1996       1997    1998     1998       1999
         ------------- ------  ------  ---------  ---------
   A           30%         35%     16%        19%        --
   B           20%         --      --         --         --
   C           15%         --      --         --         --
   D           10%         --      --         --         --
   E           --          --      14%        --         --
   F           --          --      --         --         13%
   G           --          --      --         --         10%

      As of December 31, 1997 and 1998, three customers accounted for 63% of accounts receivable and one customer accounted for 16% of accounts receivable, respectively.

Note 10. Subsequent Events (unaudited):

      On July 16, 1999, OpenTV filed an Amended and Restated Certificate of Incorporation which created two classes of common stock designated, respectively, Class A Common Stock and Class B Common Stock, and one class of preferred stock. OpenTV is authorized to issue 525,000,000 shares with a par value of $0.001 per share, allocated 275,000,000 shares to Class A Common Stock, 225,000,000 shares to Class B Common Stock, and 25,000,000 shares to preferred stock. Each share of its Common Stock outstanding at the close of business on July 12, 1999 was reclassified as one share of Class A Common Stock. The primary difference between Class B and Class A Common Stock is that holders of Class B Common Stock are entitled to five votes for each share held, while holders of Class A Common Stock are entitled to one vote for each share held. All share data have been retroactively adjusted to reflect the three classes.

      In connection with the reclassification, OpenTV offered to sell up to 2,086,700 shares of Class B Common Stock at a purchase price of $2.90 per share to existing stockholders based on their pro rata ownership prior to the offering. Stockholders who elected to participate in the offering were also entitled to receive, on a one-for-one basis, Class B Common Stock in exchange for all of the Class A Common Stock held by such stockholder.

      Qualified stockholders who elected to participate in the offering included, among others, MIH and Sun, with gross proceeds of $6,021 for 2,076,248 shares of Class B Common Stock. A total of 36,284,868 shares of Class A Common Stock were reclassed to Class B Common Stock.

      OpenTV completed a one-for-five reverse stock split on November 15, 1999. All share information has been adjusted to reflect this stock split.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

      Through and including      , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in these offerings, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               7,500,000 Shares

                             [LOGO OF OPENTV](R)

                            Class A Ordinary Shares

                               -----------------

                              P R O S P E C T U S

                               -----------------

                              Merrill Lynch & Co.

                          Thomas Weisel Partners LLC

                                       , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion

                 Preliminary Prospectus dated November 19, 1999

PROSPECTUS

                                7,500,000 Shares

                              [LOGO OF OPENTV](R)

                            Class A Ordinary Shares

                                  -----------

    This is OpenTV's initial public offering. The international managers will offer 3,750,000 shares outside the United States and Canada and the U.S. underwriters will offer 3,750,000 shares in the United States and Canada.

    We expect that the public offering price will be between $18.00 and $20.00 per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the Nasdaq National Market and the Official Segment of Amsterdam Exchanges N.V.'s stock market under the symbol "OPTV".

    Investing in the shares involves risks which are described in the "Risk Factors" section beginning on page 8 of this prospectus.

                                  -----------

                                                              Per Share Total
                                                              --------- -----
     Public offering price...................................    $         $

     Underwriting discount...................................    $         $

     Proceeds, before expenses, to OpenTV....................    $         $

    The international managers may also purchase up to an additional 562,500 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an aggregate of an additional 562,500 shares.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about            , 1999.

                                  -----------

                       Global Coordinator and Book Runner

                          Merrill Lynch International
MeesPierson N.V.
                                                      Thomas Weisel Partners LLC
   Listing Agent

                                  -----------

                  The date of this prospectus is       , 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   8
Cautionary Notice Regarding Forward-Looking Statements...................  17
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Unaudited Pro Forma Combined Financial Information.......................  21
Historical Predecessor Selected Consolidated Financial Data..............  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  26
Business.................................................................  36
Management...............................................................  49
Transactions with Related Parties........................................  61
Principal Shareholders...................................................  66
Description of Capital Stock.............................................  67
Shares Eligible for Future Sale..........................................  72
United States Federal Income Tax Consequences............................  74
British Virgin Islands Taxation..........................................  77
Certain Netherlands Tax Consequences.....................................  78
Underwriting.............................................................  80
Legal Matters............................................................  85
Experts..................................................................  85
Available Information....................................................  85
Additional Information...................................................  86
Index to Consolidated Financial Statements............................... F-1

                               ----------------

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

      "OpenTV", "OpenAuthor", "OpenTV Runtime", "OpenStreamer" and the OpenTV logo are trademarks of OpenTV, Inc. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

                             ADDITIONAL INFORMATION

      The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of our Class A Ordinary Shares being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                    Amounts to
                                                                     be Paid
                                                                    ----------
     SEC registration fee.......................................... $   47,955*
     NASD filing fee............................................... $   12,000*
     Nasdaq National Market listing fee............................ $   75,625*
     Amsterdam Stock Exchange listing fee.......................... $    5,000*
     Printing, mailing and engraving expenses...................... $  300,000*
     Legal fees and expenses....................................... $1,000,000*
     Accounting fees and expenses.................................. $  375,000*
     Transfer agent and registrar fees............................. $    7,000*
     Miscellaneous expenses........................................ $  177,420*
                                                                    ----------
       Total....................................................... $2,000,000*
                                                                    ==========

    --------
      * Estimated for purposes of determining the net proceeds of these offerings.

      A copy of this Prospectus, including the Financial Statements, and the Memorandum and Articles are available for inspection at the offices of MeesPierson N.V., Rokin 55, 1012 KK, Amsterdam, The Netherlands, tel: +31(0) 20 527 2467, fax: +31 (0)20 527 1928.

      The issuance of Class A Ordinary Shares being offered by us in these offerings was authorized by resolution of our Board of Directors on October 24, 1999.

      Other than as disclosed herein, there has been no material adverse change in our financial condition or results of operations since September 30, 1999.

      We, having made all reasonable enquiries, confirm that, to the best of our knowledge and belief as of the date hereof, the information contained in this prospectus relating to us, is accurate and this prospectus does not omit to state any material fact the omission of which would make any such information misleading. We are responsible for the accuracy and the completeness of the information contained in this prospectus.

                      CERTAIN NETHERLANDS TAX CONSEQUENCES

      The overview of certain Netherlands taxes set forth below is only intended for individuals and corporate entities resident in the Netherlands who invest in our ordinary shares. This overview describes the tax consequences that will generally apply to such investors under the Netherlands tax laws in force and in effect as of the date hereof, and is subject to changes in Netherlands law, including changes that could have retroactive effect. Not every potential tax consequence of such investment under the laws of the Netherlands will be addressed. It is therefore recommended that each investor consults his own tax adviser with respect to the tax consequences of an investment in our ordinary shares.

Individual and Corporate Income Tax

Individuals Not Engaged in an Enterprise

      As a general rule, an individual who is resident or deemed to be resident in the Netherlands ("Netherlands resident individual") and who holds our ordinary shares ("Netherlands Shareholder") that are not attributable to an enterprise carried on by or on behalf of such resident, is subject to income tax at progressive rates or, under certain circumstances, at a flat rate of 45%, on distributions made by us as well as on certain distributions deemed made by us as described below, unless such Netherlands Shareholder has a substantial interest in us (see "Substantial Interest").

      Distributions to Netherlands Shareholders. Distributions by us made to Netherlands Shareholders who are subject to Netherlands income tax include, but are not limited to:

   . distributions in cash or in kind, deemed and constructive distribution and repayments of paid-in capital not recognized for Netherlands income tax purposes; and

   . liquidation proceeds, proceeds of redemption of our common stock or, as a rule, consideration for the repurchase (buy-back) of our ordinary shares by us in excess of the average paid-in capital recognized for Netherlands income tax purposes.

      Capital Gains. Capital gains realized on the disposition of our common stock by a Netherlands resident individual are generally exempt from Netherlands income tax if

   . the individual does not have a substantial interest as defined below and

   . the common stock is not attributable to an enterprise carried on by or on behalf of such individual. See "Individuals Engaged in an Enterprise, Companies and Other Entities" below.

      Substantial Interest. A Netherlands resident individual will be subject to tax (generally at a rate of 25%) with respect to any dividend (deemed or actual) derived from, and any gain (deemed or actual) realized on the disposal (deemed or actual) of, our ordinary shares if such holder has a substantial interest (deemed or actual) in us. Generally, a holder of our ordinary shares will not have a substantial interest in us if he, his spouse, certain other relatives (including foster children) or certain persons sharing his household, do not hold, alone or together, whether directly or indirectly, the ownership of, or certain other rights over, our ordinary shares representing five percent or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of our ordinary shares), or rights to acquire our ordinary shares, whether or not already issued, that represent at any time (and from time to time) five percent or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of our ordinary shares) or the ownership of certain profit participating certificates that relate to five percent or more of our annual profit of and/or to five percent or more of our liquidation proceeds. A deemed substantial interest is present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

Individuals Engaged in an Enterprise, Companies and Other Entities

      Netherlands resident individuals who own our ordinary shares that are attributable to an enterprise carried on by or on behalf of such individuals, and companies or other entities, subject to Netherlands corporate income tax, that are resident in the Netherlands for Netherlands tax purposes and that own our ordinary shares, are generally subject to income tax or corporate income tax with respect to distributions made by us as well as with respect to certain distributions deemed made by us and with respect to any gain realized on the disposal of our common stock.

Netherlands Qualifying Pension Funds and Investment Institutions
("Beleggingsinstellingen")

      A Netherlands qualifying pension fund is not subject to corporate income tax. Furthermore, qualifying Netherlands resident investment institutions are subject to corporate income tax at a special rate of 0 percent.

Net Wealth Tax

      Netherlands resident individuals are subject to Netherlands net wealth tax on the basis of their world-wide net wealth, which includes the fair market value of our ordinary shares.

Gift, Estate and Inheritance Taxes

      Gift, estate and inheritance taxes will rise in the Netherlands with respect to an acquisition of our ordinary shares by way of a gift by, or on the death of, a holder of our ordinary shares who is resident or deemed to be resident of the Netherlands.

      For purposes of Netherlands gift, estate and inheritance taxes, an individual who holds the Netherlands nationality will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the ten years preceding the date of the gift or his death. Furthermore, for purposes of Netherlands gift tax, an individual not holding the Netherlands nationality will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the twelve months preceding the date of the gift.

Other Taxes and Duties

      No Netherlands capital tax, registration tax, transfer tax, stamp duty or any other similar documentary tax or duty will be payable in the Netherlands in respect of or in connection with the subscription, issue, placement, allotment or delivery of our ordinary shares.

      YOU SHOULD CONSULT LEGAL AND TAX ADVISORS IN THE COUNTRIES OF YOUR CITIZENSHIP, RESIDENCE AND DOMICILE TO DETERMINE THE POSSIBLE TAX CONSEQUENCES OF PURCHASING, HOLDING AND REDEEMING OUR ORDINARY SHARES UNDER THE LAWS OF YOUR RESPECTIVE JURISDICTION.

                                  UNDERWRITING

General

      We intend to offer our Class A Ordinary Shares outside the United States and Canada through a number of international managers and in the United States through a number of U.S. underwriters. Merrill Lynch International, MeesPierson N.V. and Thomas Weisel Partners LLC are acting as lead managers for each of the international managers named below. Subject to the terms and conditions set forth in an international purchase agreement among our company and the international managers, and concurrently with the sale of 3,750,000 Class A Ordinary Shares to the U.S. underwriters, we have agreed to sell to the international managers, and each of the international managers severally and not jointly has agreed to purchase from our company the number of Class A Ordinary Shares set forth opposite its name below.

                                                                     Number of
          International Managers                                      Shares
          ----------------------                                     ---------
     Merrill Lynch International....................................
     MeesPierson N.V................................................
     Thomas Weisel Partners LLC.....................................
                                                                     ---------
          Total..................................................... 3,750,000
                                                                     =========

      We have also entered into a U.S. purchase agreement with certain underwriters in the United States and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Thomas Weisel Partners LLC are acting as U.S. representatives. Subject to the terms and conditions set forth in the U.S. purchase agreement, and concurrently with the sale of 3,750,000 Class A Ordinary Shares to the international managers pursuant to the international purchase agreement, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, an aggregate of 3,750,000 Class A Ordinary Shares. The initial public offering price per share and the total underwriting discount per Class A Ordinary Share are identical under the international purchase agreement and the U.S. purchase agreement. All of the shares in these offerings are being sold under either the U.S. purchase agreement or the international purchase agreement.

      In the international purchase agreement and the U.S. purchase agreement, the several international managers and the several U.S. underwriters, respectively, have agreed, subject to the terms and conditions set forth in those agreements, to purchase all the Class A Ordinary Shares being sold under the terms of each such agreement if any of the Class A Ordinary Shares being sold under the terms of that agreement are purchased. In the event of a default by an underwriter, the U.S. purchase agreement and the international purchase agreement provide that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of Class A Ordinary Shares to be purchased by the international managers and the U.S. underwriters are conditioned upon one another.

      We have agreed to indemnify the international managers and the U.S. underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and the international managers may be required to make in respect of those liabilities.

      The Class A Ordinary Shares are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

Commitments and Discounts

      The lead managers have advised us that the international managers propose initially to offer the Class A Ordinary Shares to the public at the initial public offering price set forth on the cover page of this prospectus, and to
certain dealers at such price less a concession not in excess of $     per
Class A Ordinary Share. The international managers may allow, and such dealers
may reallow, a discount not in excess of $    per Class A Ordinary Share to
certain other dealers. After the initial public offering, the public offering price, concession and discount may change.

      The following table shows the per share and total public offering price, underwriting discount to be paid by us to the international managers and the U.S. underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                                                  Without  With
                                                        Per Share Option  Option
                                                        --------- ------- ------
   Public offering price...............................    $        $      $
   Underwriting discount...............................    $        $      $
   Proceeds, before expenses, to OpenTV................    $        $      $

      The expenses of the offering (exclusive of the underwriting discount) are
estimated at $      and are payable by us.

Intersyndicate Agreement

      The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the international managers and the U.S. underwriters are permitted to sell our Class A Ordinary Shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell our Class A Ordinary Shares will not offer to sell or sell our Class A Ordinary Shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell Class A Ordinary Shares will not offer to sell or sell Class A Ordinary Shares to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except in the case of transactions under the terms of the intersyndicate agreement.

Over-allotment Option

      We have granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 562,500 additional Class A Ordinary Shares at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The international managers may exercise this option solely to cover over-allotments, if any, made on the sale of the Class A Ordinary Shares offered hereby. To the extent that the international managers exercise this option, each international manager will be obligated, subject to certain conditions, to purchase a number of additional Class A Ordinary Shares proportionate to such international manager's initial amount reflected in the foregoing table.

      We also have granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 562,500 additional Class A Ordinary Shares to cover over-allotments, if any, on terms similar to those granted to international managers.

Reserved Shares

      At our request, the international managers have reserved for sale, at the
initial public offering price, up to      (  %) of the Class A Ordinary Shares
offered hereby to be sold to some of our directors, officers, employees, business associates and related persons. The number of our Class A Ordinary Shares available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the international managers to the general public on the same terms as the other Class A Ordinary Shares offered by this prospectus.

No Sales of Similar Securities

      We and our executive officers and directors and all existing shareholders have agreed, with certain exceptions, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus, not to directly or indirectly

     . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any of our Class A Ordinary Shares or securities convertible into, exchangeable or exercisable for or repayable with our Class A Ordinary Shares, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any of our Class A Ordinary Shares or

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of our Class A Ordinary Shares whether any such swap or transaction is to be settled by delivery of our Class A Ordinary Shares or other securities, in cash or otherwise.

Quotation on the Nasdaq National Market

      We expect our Class A Ordinary Shares to be approved for quotation on the Nasdaq National Market and the Amsterdam Stock Exchange, subject to official notice of issuance under the symbol "OPTV".

      Before this offering, there has been no public market for our Class A Ordinary Shares. The initial public offering price will be determined through negotiations between us and the U.S. representatives and the lead managers. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us, certain of our financial information, the history of, and the prospects for, our company and the industry in which we compete, and an assessment of our management, its past and present operations, the prospects for, and timing of, future revenues of our company, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our Class A Ordinary Shares or that our Class A Ordinary Shares will trade in the public market subsequent to the offering at or above the initial public offering price.

      The underwriters do not expect sales of the Class A Ordinary Shares to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered in this offering.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of our Class A Ordinary Shares is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our Class A Ordinary Shares. As an exception to these rules, the U.S. representatives are permitted to engage in transactions that stabilize the price of our Class A Ordinary Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A Ordinary Shares.

      If the underwriters create a short position in our Class A Ordinary Shares in connection with the offering, i.e., if they sell more shares of our Class A Ordinary Shares than are set forth on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing our Class A Ordinary Shares in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described above.\

      The U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives purchase our Class A Ordinary Shares in the open market to reduce the underwriters' short position or to stabilize the price of our Class A Ordinary Shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our Class A Ordinary Shares to the extent that it discourages resales of our Class A Ordinary Shares.

      Neither our company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A Ordinary Shares. In addition, neither our company nor any of the underwriters makes any representation that the U.S. representatives or lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

UK Selling Restrictions

      Each international manager has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the closing date, will not offer or sell any Class A Ordinary Shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Class A Ordinary Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Class A Ordinary Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.


No Public Offering Outside the United States

      No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to our company or shares of our Class A Ordinary Shares in any jurisdiction where action for that purpose is required. Accordingly, our Class A Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Class A Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

      Purchasers of the ordinary shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

Other Relationships

      Certain of the underwriters and their affiliates engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking with our company, for which they have received customary compensation.

      Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 60 filed public offerings of equity securities, of which 33 have been completed, and has acted as a syndicate member in an additional 27 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with these offerings.

                                 LEGAL MATTERS

      The validity of Class A Ordinary Shares offered hereby will be passed upon for us by Harney, Westwood & Riegels, the British Virgin Islands. Certain United States legal matters will be passed upon for us by Cravath, Swaine & Moore, New York, New York. Matters relating to Dutch tax law have been passed upon for our company by PricewaterhouseCoopers N.V., Amsterdam, the Netherlands. Certain United States legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

      The consolidated financial statements of OpenTV as of December 31, 1998 and 1997 and for the period July 1, 1996 (date of inception) to December 31, 1996 and for each of the two years in the period ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

      The balance sheet of OpenTV Corp. as of September 30, 1999 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

      Upon completion of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will file reports and other information with the Commission. These will include annual reports on Form 20-F and periodic reports on Form 6-K. We expect our information furnished on Form 6-K to include quarterly financial information. Such reports and other information, as well as the registration statement, exhibits and schedules, may be inspected, without charge, or copied, as prescribed rates, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

      Through and including     , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in these offerings, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               7,500,000 Shares

                             [LOGO OF OPENTV](R)

                            Class A Ordinary Shares

                               -----------------

                              P R O S P E C T U S

                               -----------------

                          Merrill Lynch International

                               MeesPierson N.V.

                          Thomas Weisel Partners LLC

                                       , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                      Amount
                                                                    to be Paid
                                                                    ----------
   SEC registration fee............................................ $   47,955*
   NASD filing fee................................................. $   12,000*
   Nasdaq National Market listing fee.............................. $   75,625*
   Amsterdam Stock Exchange listing fee............................ $    5,000*
   Printing, mailing and engraving expenses........................ $  300,000*
   Legal fees and expenses......................................... $1,000,000*
   Accounting fees and expenses.................................... $  375,000*
   Transfer agent and registrar fees............................... $    7,000*
   Miscellaneous expenses.......................................... $  177,420*
                                                                    ----------
     Total......................................................... $2,000,000*
                                                                    ==========

  --------
  * Estimated for purposes of determining the net proceeds of these offerings.

Item 14. Indemnification of Directors and Officers

      Our Articles of Association provide that, to the fullest extent permitted by the laws of the British Virgin Islands or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

Item 15. Recent Sales of Unregistered Securities.

      Since the Registrant's inception on September 30, 1999, the Registrant has sold and issued the following unregistered securities:

        a. On September 30, 1999, the Registrant issued 30,631,746 Class B Ordinary Shares to a subsidiary of MIH Limited as part of its initial capitalization.

        b. On October 23, 1999, the Registrant sold Convertible Preference Shares and warrants to purchase Class A Ordinary Shares to the following parties in the following amounts:

                                                                       Warrants
                                                                          to
                                               Series C-1  Series C-2  Purchase
                                               Convertible Convertible  Class A
                                               Preference  Preference  Ordinary
                    Investor                     Shares      Shares     Shares
                    --------                   ----------- ----------- ---------
   Sun Microsystems, Inc......................      --      4,504,504      --
   America Online Inc.........................  4,504,504       --       900,900
   General Instrument Corp. ..................  2,252,252       --       450,450
   Liberty Digital, Inc. .....................  5,630,630       --     1,126,126
   News Corporation...........................  5,630,630       --     1,126,126
   Time Warner, Inc. .........................  5,630,630       --     1,126,126

      Each Series C-1 Preference Share and each Series C-2 Preference Share will automatically convert into one Class A Ordinary Share upon the completion of these offerings.

      The issuance of securities described in Items 15(a) and (b) were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients in all such transactions represented their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the share certificates issued in all such transactions. All recipients either received adequate information about the registrant or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

 Exhibit
   No.   Description
 ------- -----------
  1.1+   U.S. Purchase Agreement.
  1.2+   International Purchase Agreement.
  3.1+   Memorandum of Association of the Registrant.
  3.2+   Articles of Association of the Registrant.
  4.1+   Specimen Certificate for Class A Ordinary Share of the Registrant.
  5.1+   Opinion of Harney, Westwood & Riegels with respect to the validity of the securities being offered.
 10.1+   Form of Indemnification Agreement between the Registrant and its officers and directors.
 10.2+   Registrant's 1999 Employee Stock Purchase Plan and Related Documents.
 10.3+   Registrant's Amended and Restated 1999 Share Option/Share Issuance
         Plan and Related Documents.
 10.4+   Shareholder's Agreement among OTV Holdings Limited, OpenTV Corp. and
         Sun TSI Subsidiary, Inc., dated October 23, 1999.
 10.5+   Trademark License Agreement between Sun Microsystems, Inc. and OpenTV,
         Inc., dated March 20, 1998.
 10.6*+  Technology License and Distribution Agreement between Sun
         Microsystems, Inc. and OpenTV, Inc., dated March 20, 1998.
 10.7*+  First Amendment to Technology License and Distribution Agreement,
         dated June 30, 1999.
 10.8+   Sublease between Netscape Communications, Inc. and OpenTV, Inc., dated
         March 19, 1998.
 10.9*+  Source Code License and Binary Distribution Agreement between Sun
         Microsystems, Inc. and OpenTV, Inc., effective April 1, 1998.
 10.10*+ Source Code License and Binary Distribution Agreement between Sun
         Microsystems, Inc. and OpenTV, Inc., effective July 1, 1996.
 10.11+  Convertible Preferred Stock Purchase Agreement between OpenTV Corp.
         and Sun TSI Subsidiary, Inc., dated October 23, 1999.
 10.12+  Convertible Preferred Stock and Warrant Purchase Agreement among
         OpenTV Corp., America Online, Inc., General Instrument Corporation,
         LDIG OTV, Inc., News America Incorporated and TWI-OTV Holdings Inc.,
         dated October 23, 1999.
 10.13+  Exchange Agreement between OpenTV Corp. and Sun TSI Subsidiary, Inc., dated October 23, 1999.
 10.14+  Investors' Rights Agreement among OpenTV Corp., America Online, Inc.,
         General Instrument Corporation, LDIG OTV, Inc., News America
         Incorporated, TWI-OTV Holdings Inc., OTV Holdings Limited, Sun TSI
         Subsidiary, Inc. and MIH (BVI) LTD., dated October 23, 1999.
 10.15+  Amended and Restated Stockholders' Agreement among OpenTV Corp.,
         OpenTV, Inc., Sun Microsystems, Inc. and Sun TSI Subsidiary, Inc.,
         dated October 23, 1999.
 21.1+   Subsidiaries of the Registrant.
 23.1+   Consent of Harney, Westwood & Riegels (included in Exhibit 5.1).
 23.2    Consent of PricewaterhouseCoopers LLP.

--------
* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions are included in the confidential treatment request filed separately with the Commission.
+  Previously filed.

      (b) Financial Statement Schedules

      All financial schedules, other than that listed above, have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or Notes thereto.

Item 17. Undertakings.

      The Registrant will provide to the Underwriters at the closing specified in the Purchase Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, OpenTV Corp., a corporation organized and existing under the laws of the British Virgin Islands, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, California, on this nineteenth day of November, 1999.

                                          OPENTV CORP.

                                                     /s/ Jan Steenkamp
                                          By _________________________________
                                                       Jan Steenkamp
                                                  Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this nineteenth day of November, 1999:

Signature                               Title                    Date
---------                               -----                    ----


                  *                     Chairman of the          November 19,
-------------------------------------    Board                       1999
Jacobus D.T Stofberg

          /s/ Jan Steenkamp             Chief Executive          November 19,
-------------------------------------    Officer and                 1999
Jan Steenkamp                            Director (principal
                                         executive officer)

                  *                     Chief Financial          November 19,
-------------------------------------    Officer and                 1999
Randall S. Livingston                    Director (principal
                                         financial and
                                         accounting officer)

                  *                     U.S. Authorized          November 19,
-------------------------------------    Representative              1999
James F. Brown

                  *                     Director                 November 19,
-------------------------------------                                1999
Jacobus P. Bekker

                  *                     Director                 November 19,
-------------------------------------                                1999
Stephen G. Oldfield

                  *                     Director                 November 19,
-------------------------------------                                1999
William Raduchel

                  *                     Director                 November 19,
-------------------------------------                                1999
Allan M. Rosenzweig

                  *                     Director                 November 19,
-------------------------------------                                1999
Craig L. Enenstein

                  *                     Director                 November 19,
-------------------------------------                                1999
Michael E. Lehman

                  *                     Director                 November 19,
-------------------------------------                                1999
Peter W. Smith

            /s/ Jan Steenkamp
*By__________________________________
             Jan Steenkamp
           Attorney-in-Fact

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of OpenTV, Inc. and Subsidiary (Predecessor to OpenTV Corp.):

      The one-for-five reverse stock split described in Note 10 to the consolidated financial statements of OpenTV, Inc. has not been completed as of November 2, 1999. When the one-for-five reverse stock split has been completed, we will be in a position to furnish the following report:

      In connection with our audits of the consolidated financial statements of OpenTV, Inc. as of December 31, 1997 and 1998, and for the period from July 1, 1996 (date of inception) to December 31, 1996 and for years ended December 31, 1997 and 1998, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16(b) herein. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


                         /s/ PricewaterhouseCoopers LLP

San Jose, California
August 9, 1999

                                  SCHEDULE II

                          OPENTV, INC. AND SUBSIDIARY
                         (Predecessor to OpenTV Corp.)
                       VALUATION AND QUALIFYING ACCOUNTS
                          (in thousands of US dollars)

                            Balance at     Amounts
                            Beginning    Charged to                Balance at
Description                 of Period  Profit and Loss Deductions End of Period
-----------                 ---------- --------------- ---------- -------------
Allowance for Doubtful
 Accounts:
 For the period July 1,
  1996 (date of inception)
  to December 31, 1996
  Allowance for doubtful
   accounts................    $ --        $   31        $  --       $   31
 Year ended December 31,
  1997
  Allowance for doubtful
   accounts................    $ 31        $  330        $  --       $  361
 Year ended December 31,
  1998
  Allowance for doubtful
   accounts................    $361        $   85        $(146)      $  300
Allowance for Deferred Tax
 Assets:
 For the period July 1,
  1996 (date of inception)
  to December 31, 1996
  Valuation Allowance......    $ --        $   --        $  --       $   --
 Year ended December 31,
  1997
  Valuation Allowance......    $ --        $   --        $  --       $   --
 Year ended December 31,
  1998
  Valuation Allowance......    $ --        $4,975        $  --       $4,975

                                 EXHIBIT INDEX

 Exhibit
   No.   Description
 ------- -----------
  1.1+   U.S. Purchase Agreement.
  1.2+   International Purchase Agreement.
  3.1+   Memorandum of Association of the Registrant.
  3.2+   Articles of Association of the Registrant.
  4.1+   Specimen Certificate for Class A Ordinary Share of the Registrant.
  5.1+   Opinion of Harney, Westwood & Riegels with respect to the validity of the securities being offered.
 10.1+   Form of Indemnification Agreement between the Registrant and its officers and directors.
 10.2+   Registrant's 1999 Employee Stock Purchase Plan and Related Documents.
 10.3+   Registrant's Amended and Restated 1999 Share Option/Share Issuance
         Plan and Related Documents.
 10.4+   Shareholder's Agreement among OTV Holdings Limited, OpenTV Corp., and
         Sun TSI Subsidiary, Inc., dated October 23, 1999.
 10.5+   Trademark License Agreement between Sun Microsystems, Inc. and OpenTV,
         Inc. dated March 20, 1998.
 10.6*+  Technology License and Distribution Agreement between Sun
         Microsystems, Inc. and OpenTV, Inc., dated March 20, 1998.
 10.7*+  First Amendment to Technology License and Distribution Agreement,
         dated June 30, 1999.
 10.8+   Sublease between Netscape Communications, Inc. and OpenTV, Inc., dated
         March 19, 1998.
 10.9*+  Source Code License and Binary Distribution Agreement between Sun
         Microsystems, Inc. and OpenTV, Inc., effective April 1, 1998.
 10.10*+ Source Code License and Binary Distribution Agreement between Sun
         Microsystems, Inc. and OpenTV, Inc., effective July 1, 1996.
 10.11+  Convertible Preferred Stock Purchase Agreement between OpenTV Corp.
         and Sun TSI Subsidiary, Inc., dated October 23, 1999.
 10.12+  Convertible Preferred Stock and Warrant Purchase Agreement among
         OpenTV Corp., America Online, Inc., General Instrument Corporation,
         LDIG OTV, Inc., News America Incorporated and TWI-OTV Holdings Inc.,
         dated October 23, 1999.
 10.13+  Exchange Agreement between OpenTV Corp. and Sun TSI Subsidiary, Inc., dated October 23, 1999.
 10.14+  Investors' Rights Agreement among OpenTV Corp., America Online, Inc.,
         General Instrument Corporation, LDIG OTV, Inc., News America
         Incorporated, OTV Holdings Limited, Sun TSI Subsidiary, Inc. and MIH
         (BVI) Ltd., dated October 23, 1999.
 10.15+  Amended and Restated Stockholders' Agreement among OpenTV Corp.,
         OpenTV, Inc., Sun Microsystems, Inc. and Sun TSI Subsidiary, Inc.,
         dated October 23, 1999.
 21.1+   Subsidiaries of the Registrant.
 23.1+   Consent of Harney, Westwood & Riegels (included in Exhibit 5.1).
 23.2    Consent of PricewaterhouseCoopers LLP.

--------
* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions are included in the confidential treatment request filed separately with the Commission.
+  Previously filed.